UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.     )
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☐	Soliciting Material Pursuant to Section 240.14a-12
Harley-Davidson, Inc.

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

Harley-Davidson, Inc.
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
(414) 342-4680

March 14, 2014

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Harley-Davidson, Inc., we cordially invite you to attend the 2014 Annual Meeting of Shareholders to be held at 10:00 a.m., Central Daylight Time, on Saturday, April 26, 2014, at the Harley-Davidson Museum, 400 West Canal Street, Milwaukee, Wisconsin.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the Annual Meeting. During the Annual Meeting, there will also be brief reports on our operations. Once the shareholders conclude the business of the Annual Meeting, we will give shareholders an opportunity to ask questions.

As we did last year, we are furnishing proxy materials to our shareholders via the Internet. This process expedites the delivery of proxy materials and ensures that proxy materials remain easily accessible to shareholders and provides shareholders with clear instructions for receiving materials and voting.

On or about March 14, 2014, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders' use of this process, including how to access our Proxy Statement and 2013 Annual Report on Form 10-K and how to vote via the Internet, mail, telephone or written ballot. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may receive a printed copy of the Proxy Statement and 2013 Annual Report on Form 10-K. Please note that the Notice of Internet Availability of Proxy Materials also contains instructions on how to access the Harley-Davidson 2013 Annual Review, which is available for you to view electronically but is not available in print form.

We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that you vote your shares.

If you own shares through a broker, bank or other nominee, please vote your shares by providing your broker, bank or nominee with your voting instructions.

Thank you for your continued support of Harley-Davidson, Inc.

Sincerely yours,

Keith E. Wandell Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 26, 2014

The 2014 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held at the Harley-Davidson Museum, 400 West Canal Street, Milwaukee, Wisconsin, on Saturday, April 26, 2014, at 10:00 a.m., Central Daylight Time, for the following purposes:

1. To elect twelve directors to the Board of Directors;

2. To approve the Harley-Davidson, Inc. 2014 Incentive Stock Plan;

3. To approve, by advisory vote, the compensation of our named executive officers;

4. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2014;

5. To vote on a shareholder proposal, if properly presented at the 2014 Annual Meeting; and

6. To take action upon any other business as may properly come before the 2014 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1, 2, 3 and 4. The Board of Directors has considered the shareholder proposal, which is Item 5, and recommends a vote AGAINST it. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2014 Annual Meeting.

The Board of Directors fixed the close of business on February 26, 2014 as the record date for determining shareholders entitled to notice of and to vote at the 2014 Annual Meeting and any adjournments or postponements of that meeting.

By Order of the Board of Directors, Harley-Davidson, Inc.

Paul J. Jones Secretary

Milwaukee, Wisconsin
March 14, 2014

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares by using the Internet. Alternatively, after first requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K, you can mark your votes on the proxy card, sign and date it, and mail it in the postage-paid envelope we provided with it. You may vote your shares by telephone by requesting a printed copy of the Proxy Statement and Annual Report on Form 10-K or by viewing the proxy materials at http://www.proxyvote.com at which time a toll-free number will be provided. You will need a touch tone telephone to vote by phone. Instructions for using these convenient services are set forth on the Notice of Internet Availability of Proxy Materials.

If you own shares in street name, we encourage you to provide voting instructions to your bank, broker or other nominee. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions along with this Proxy Statement. Street name holders who wish to vote at the meeting cannot vote in person at the 2014 Annual Meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

PROXY STATEMENT

3700 West Juneau Avenue
Milwaukee, Wisconsin 53208

March 14, 2014

PROXY STATEMENT

The Board of Directors of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2014 Annual Meeting of Shareholders to be held on April 26, 2014 and at any adjournment or postponement of that meeting (the “Annual Meeting”).

We first mailed the Notice of Internet Availability of Proxy Materials to shareholders on or about March 14, 2014. The Notice of Internet Availability of Proxy Materials instructs shareholders and beneficial owners of our Common Stock on how they may access our proxy materials, which include our Proxy Statement and 2014 Annual Report on Form 10-K, over the Internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials by following the instructions we provide below and in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you on how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs how you may submit your proxy via the Internet, mail, telephone or written ballot. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions we provide below.

As used in this Proxy Statement, “we,” the “company” or “Harley-Davidson” refers to Harley-Davidson, Inc. We operate in two business segments: the motorcycles and related products segment and the financial services segment. “HDMC” refers to our motorcycles and related products segment subsidiaries, which include the companies that do business as “Harley-Davidson Motor Company.” “HDFS” generally refers to our financial services segment, which includes Harley-Davidson Financial Services, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:
(1) To elect twelve directors to the Board of Directors; (2) to approve the Harley-Davidson, Inc. 2014 Incentive Stock Plan; (3) to approve, by advisory vote, the compensation of our named executive officers; (4) to ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2014; (5) to vote on a shareholder proposal, if properly presented at the Annual Meeting; and (6) to take action upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting. The Notice of Annual Meeting of Shareholders and this Proxy Statement describe these matters in more detail. In addition, members of management will report on our 2013 performance and, once the shareholders conclude the business of the Annual Meeting, respond to shareholders’ questions as time permits.

Q:	Who Can Attend the Annual Meeting?

A:
All shareholders of Harley-Davidson, Inc., or individuals that shareholders have duly appointed as their proxies, may attend the Annual Meeting. Appointing a proxy in response to this request will not affect a shareholder's right to attend the Annual Meeting and to vote in person.  To attend the Annual Meeting, please follow these instructions:

If shares you own are registered in your name or if you own shares through our Dividend Reinvestment Plan, to enter the Annual Meeting, please bring a form of photo identification and either (1) proof of your ownership of our common stock or (2) the Notice of Internet Availability of Proxy Materials; or if you hold your shares in “street name” (that is, through a broker, bank or other nominee), to enter the Annual Meeting, please bring a copy of a brokerage statement reflecting your ownership of our common stock or other proof of ownership through such broker, bank or nominee and a form of photo identification.

Q:	What Constitutes a Quorum?

A:
A majority of the 220,011,628 shares of our stock outstanding on February 26, 2014 must be present, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will count toward satisfying the quorum requirement. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).

Q:	Who Is Entitled to Vote?

A:
Only holders of the 220,011,628 shares of our common stock outstanding as of the close of business on February 26, 2014 can vote at the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on that date.

Q:	How Do I Vote?

A:
If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on February 26, 2014, then you may vote (1) by using the Internet at http://www.proxyvote.com, (2) in person at the Annual Meeting, (3) by mail or telephone after first requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K and following the instructions set forth on the proxy card, or (4) by phone after reviewing the Proxy Statement and Annual Report on Form 10-K at http://www.proxyvote.com. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will provide instructions with your Proxy Statement. The telephone and Internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we have properly recorded your instructions. If you vote by using the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	What Is the Effect of Not Voting at the Annual Meeting?

A:
The consequences of not voting at the Annual Meeting will depend on how you own your shares. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may vote your shares at the meeting. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as Proposal 4, the ratification of the selection of our independent registered public accounting firm, but may not vote your shares in its discretion on the other Proposals. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

Q:	Can I Change My Vote After I Submit My Proxy?

A:
Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by providing written notice to our Secretary and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy.

Unless you properly revoke your proxy, the persons you have appointed will vote your shares at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board of Directors.

Q:	Is My Vote Confidential?

A:
We will handle all proxy instructions, ballots and voting tabulations that identify individual shareholders carefully to protect your voting privacy. No one will disclose your vote either within Harley-Davidson or to third parties, except:

(1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on four company proposals and one shareholder proposal:

Proposal 1: Election of Directors

Election of twelve directors, with the following as the Board of Directors’ nominees:

1.	Barry K. Allen;

2.	R. John Anderson;

3.	Richard I. Beattie;

4.	Michael J. Cave;

5.	George H. Conrades;

6.	Donald A. James;

7.	Sara L. Levinson;

8.	N. Thomas Linebarger;

9.	George L. Miles, Jr.;

10.	James A. Norling;

11.	Keith E. Wandell; and

12.	Jochen Zeitz

Proposal 2: Approval of the Harley-Davidson, Inc. 2014 Incentive Stock Plan

We are seeking shareholder approval of the Harley-Davidson, Inc. 2014 Incentive Stock Plan.

Proposal 3: Approval, by Advisory Vote, of the Compensation of Our Named Executive Officers

We are seeking shareholder approval on an advisory basis of the compensation of our named executive officers.

Proposal 4: Ratification of Selection of an Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2014. We are seeking shareholder ratification of that selection.

      Proposal 5: Shareholder Proposal

Q:	What Are the Board of Directors’ Recommendations?

A:	The Board of Directors recommends a vote:

FOR election of the twelve nominees of the Board of Directors (see Proposal 1);
FOR approval of the Harley-Davidson, Inc. 2014 Incentive Stock Plan (see Proposal 2);
FOR approval, by advisory vote, of the compensation of our named executive officers (see Proposal 3);
FOR ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (see Proposal 4); and
AGAINST the shareholder proposal (see Proposal 5).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Q:	What Vote Is Required to Approve Each Proposal?

A:
Our By-laws have a majority vote standard for Proposal 1, the election of directors. The director nominees receiving the greatest number of votes will be elected. However, a nominee who receives more “withheld” votes than “for” votes must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board of Directors whether to accept the tendered resignation or reject it, and the Board will then act on that recommendation.

If a quorum is present at the Annual Meeting, the following matters require that the votes cast “for” the proposal exceed the votes cast “against” the proposal: Proposal 2, the approval of the Harley-Davidson, Inc. 2014 Incentive Stock Plan; Proposal 3, the approval, by advisory vote, of the compensation of our named executive officers; Proposal 4, ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2014; and Proposal 5, approval of a shareholder proposal.

Q:	Are There Any Other Items That Are to be Acted Upon During the Annual Meeting?

A:
No. We are not aware of any other matters that you will vote on at the Annual Meeting. In addition, the deadlines have passed under Rule 14a-8 of the Securities Exchange Act of 1934 and our Restated Articles of Incorporation for shareholders to submit their own proposals for presentation at the Annual Meeting. If other matters come before the Annual Meeting with the assent of the Board of Directors, the Board or proxy holders will use their discretion on these matters.

Q:	Who Will Count the Vote?

A:	Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare and Solicit the Proxies?

A:
We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and Internet. We may request proxies in person, by telephone, Internet and facsimile machine, as well as through the mail. We also expect to ask banks, brokerage houses and other custodians, nominees or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses. We have engaged Alliance Advisors, LLC to help solicit proxies and we expect to pay them approximately $12,000 plus out-of-pocket expenses.

Q:	How Can I Obtain Printed Copies of the Proxy Materials?

A:	If you are a shareholder, you may receive a printed copy of the proxy materials by following the instructions below, which also appear in the Notice of Internet Availability of Proxy Materials.

If you want to receive a printed copy of this Proxy Statement, proxy card and/or Annual Report on Form 10-K, you must request one. There is NO charge by the company for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:    www.proxyvote.com
2) BY TELEPHONE:     1-800-579-1639
3) BY EMAIL        sendmaterial@proxyvote.com

If you request printed materials by email, please send a blank email that includes the control number that appears in your Notice of Internet Availability of Proxy Materials in the email subject line. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Requests, instructions and inquiries sent to the email address above for purposes other than requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K will NOT be reviewed or accommodated. Please make the request as instructed above on or before April 12, 2014, to facilitate delivery prior to the Annual Meeting. After April 12, 2014, you may request printed copies of this Proxy Statement and/or Annual Report on Form 10-K, but not a voting card, by contacting the company's Investor Relations Department directly by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is Management Structured?

A:
We operate in two business segments: the motorcycles and related products segment and the financial services segment. The motorcycles and related products segment includes companies that do business as Harley-Davidson Motor Company. The financial services segment includes HDFS.

Our organizational structure consists of the Executive Leadership Team and a broad group of our leaders representing key functions and key individuals of Harley-Davidson that we refer to as the Senior Leadership Group.

The Executive Leadership Team consists of the Chief Executive Officer of Harley-Davidson, as well as the Presidents of HDMC and HDFS and other senior officers who report directly to the Chief Executive Officer. The members of the Executive Leadership Team are responsible for making decisions on business issues that impact our entire company, developing high-level policies and advising our Chief Executive Officer. For Securities and Exchange Commission (“SEC”) purposes, we consider the Executive Leadership Team members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.

Q:	Who Are Our Executive Officers for SEC Purposes?

A:	As of February 26, 2014, our executive officers for general SEC purposes were as follows:

Name and Title	Age
John P. Baker, General Manager, Corporate Strategy, Business Development and Sustainability of HDMC	46
We have employed Mr. Baker for approximately 21 years.

Joanne M. Bischmann, Vice President, Communications of Harley-Davidson	52
We have employed Ms. Bischmann for approximately 24 years.

Tonit M. Calaway, Vice President, Human Resources of Harley-Davidson	46
We have employed Ms. Calaway for approximately 16 years.

Lawrence G. Hund, President and Chief Operating Officer of HDFS	57
We have employed Mr. Hund for approximately 5 years and previously employed him for approximately 5 years prior to 2008.

Paul J. Jones, Vice President, General Counsel, Secretary and Chief Compliance Officer of Harley-Davidson	43
We have employed Mr. Jones for approximately 4 years.

Matthew S. Levatich, President and Chief Operating Officer of HDMC	49
We have employed Mr. Levatich for approximately 20 years.

John A. Olin, Senior Vice President and Chief Financial Officer of Harley-Davidson	53
We have employed Mr. Olin for approximately 11 years.

Keith E. Wandell, Chairman of the Board, President and Chief Executive Officer of Harley-Davidson	64
We have employed Mr. Wandell for approximately 5 years.

Except for John Baker, who has served in his current capacity for more than five years, we have employed the executive officers identified below in their respective current capacities for less than five years. The following is additional biographical information for at least the last five years relating to these executive officers:

Ms. Bischmann has been with Harley-Davidson since 1990 and has served as our Vice President, Communications since April 2010. From January 2007 to April 2010, she was our Vice President, Licensing and Special Events. She served as Vice President of Marketing from May 1996 to December 2006.

Ms. Calaway has served as our Vice President, Human Resources since February 2010. She served as our Assistant General Counsel and Chief Compliance Counsel from January 2008 until January 2010. From July 2004 to December 2007, Ms. Calaway served as Associate General Counsel of HDMC.

Mr. Hund has served as the President and Chief Operating Officer of HDFS since June 2009. From November 2008 through June 2009, Mr. Hund served as Executive Vice President and Chief Financial Officer of Tygris Commercial Finance Group, Inc., a commercial finance and leasing company. From December 2007 through October 2008, Mr. Hund served as Vice President and Chief Financial Officer of Bridge Finance Group, a commercial finance company. From July 2006 to January 2007, Mr. Hund served as Interim Chief Operating Officer of HDFS. From February 2002 to December 2007, Mr. Hund served as the Vice President and Chief Financial Officer of HDFS.

Mr. Jones became our Vice President, General Counsel, Secretary and Chief Compliance Officer in July 2010. Prior to joining our company, Mr. Jones served as the Vice President, General Counsel and Secretary of Regal Beloit Corporation, a manufacturing company, from September 2006 through June 2010. Mr. Jones was a Partner/Attorney at the law firm Foley & Lardner LLP from August 1998 to August 2006.

Mr. Levatich has served as the President and Chief Operating Officer of HDMC since May 2009. From August 2008 through April 2009, Mr. Levatich served as President and Managing Director of MV Agusta S.P.A., our former subsidiary. From November 2007 through July 2008, Mr. Levatich was Vice President and General Manager of Parts and Accessories and Custom Vehicle Operations of HDMC. From October 2003 to October 2007, Mr. Levatich was Vice President of Materials Management of HDMC. From 1994 to 2003, Mr. Levatich held other positions with HDMC.

Mr. Olin has served as our Senior Vice President and Chief Financial Officer since September 2009. From May 2009 through September 2009, Mr. Olin served as Acting Chief Financial Officer of Harley-Davidson, and from May 2003 through April 2009, Mr. Olin served as Vice President and Controller of HDMC.

Mr. Wandell has served as our Chairman of the Board since February 2012 and as our President and Chief Executive Officer since May 2009. Prior to joining the company, Mr. Wandell served as President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, from July 2006 through April 2009. Mr. Wandell previously served as Executive Vice President of Johnson Controls from May 2005 to July 2006, Corporate Vice President of Johnson Controls from January 1997 to May 2005, President of the Automotive Experience business of Johnson Controls from August 2003 to July 2006 and President of the Power Solutions business of Johnson Controls from October 1998 to August 2003. Mr. Wandell joined Johnson Controls in 1988.

In addition to the executive officers listed above, Mark R. Kornetzke is our Chief Accounting Officer. We have employed Mr. Kornetzke for approximately 17 years.

Q:	Does Harley-Davidson have a Chief Compliance Officer?

A:
Yes. Our Board of Directors first appointed a Chief Compliance Officer in 2004. Paul J. Jones, our Vice President, General Counsel and Secretary, is our current Chief Compliance Officer. Appointing a Chief Compliance Officer was part of the Board’s commitment to compliance and its desire to promote compliance, education and reporting within our company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, management is required to report significant compliance issues to the Legal Department when they occur. The compliance program also includes training to employees, including senior management, on corporate governance issues including anti-bribery, ethics, privacy, insider trading restrictions and restrictions on disclosure of nonpublic material information. The company has a global compliance and ethics program staffed with an assistant general counsel who reports to Mr. Jones and other employees who manage corporate governance, compliance and records management. The Audit Committee and Nominating Committee receives quarterly reports on legal and compliance matters.

Q:	Does Harley-Davidson have a Disclosure Committee?

A:
Yes. In October 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. If necessary, a subset of the Disclosure Committee comprised of the Chief Financial Officer and the General Counsel is authorized to fulfill the functions of the Disclosure Committee. Although the following information and documentation are not provided along with this Proxy Statement, the Disclosure Committee Guidelines provide that the Disclosure Committee: (1) has access to all company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K relating to quarterly earnings releases, Form 10-K and Form 10-Q and our annual proxy statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the company; (7) consults with management, internal auditors, independent accountants and outside legal counsel; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm and management to ensure appropriate disclosure; (9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; and (10) annually reviews and reassesses the performance of the Disclosure Committee and these guidelines.

Q:     Does Harley-Davidson have a Policy for Communicating Non-Public Material Information?

A:
Yes. We adopted the Policy for Managing Disclosure of Non-Public Material Information in November 2001, and it was last amended in January 2012. The policy describes the procedures relating to communication with the public, the investment community and third party business contacts. The Policy for Managing Disclosure of Non-Public Material Information can be found on the Corporate Governance page of our website at http://www.harley-davidson.com.

Q:	Does Harley-Davidson have an Internal Audit Department?

A:
Yes. In August 2003, we established an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and our Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is accountable to the Board of Directors and the Audit Committee and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for Harley-Davidson?

A:
The Corporate Governance page of our website at http://www.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Non-Public Material Information, the charters for the Audit Committee, Nominating and Corporate Governance Committee, Human Resources Committee and Sustainability Committee, our By-laws, a list of the Board of Directors, our Statement on Conflict Minerals, California Transparency in Supply Chain Act Disclosure, and Political Contributions and Engagement 2012-2013. We are not including the information available through our website as a part of this Proxy Statement. As a shareholder, you can request paper copies of the documents found on the Corporate Governance page of our website at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:     Does the Company have a Code of Business Conduct?

A:
The Board of Directors first adopted a Code of Business Conduct in 1992 and the Board amended and restated it in each of 2003 and 2012. Our Code of Business Conduct applies to all of our employees, including all executives and directors. Our Code of Business Conduct promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees in ten languages on our intranet and on the Corporate Governance page of our website. Where allowed by law, employees may anonymously report possible violations of the Code of Business Conduct by calling a third-party toll-free telephone number that is available 24 hours a day and seven days a week, via a third-party website over the Internet or by writing to our General Counsel at the following address in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations to their supervisor, their local human resources department or the General Counsel and Chief Compliance Officer of Harley-Davidson, Inc. For more information, please see the “Nominating and Corporate Governance Committee Report.”

Q:	Does the Company have a Financial Code of Ethics?

A:
Employees in the finance and accounting areas, and in areas that provide support to the finance and accounting areas, sign the Financial Code of Ethics. Employees may report possible violations of the Financial Code of Ethics via the Code of Business Conduct reporting line or directly to the Chairperson of the Audit Committee, in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations to their supervisor, their local human resources department or the General Counsel and Chief Compliance Officer of Harley-Davidson, Inc.

Q:	How May I Contact the Members of the Board of Directors?

A:
The Corporate Governance page of our website lists the current members of the Board of Directors. Shareholders and other parties interested in communicating with Keith E. Wandell, the Chairman of the Board, Richard I. Beattie, the current Presiding Director (who is the contact for those who wish to communicate with non-management directors), or any other director may do so by writing in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director or directors specified in the communication.

Q:	Does the Company Have a Presiding Director?

A:
In April 2013, the Nominating and Corporate Governance Committee re-elected Richard I. Beattie as Presiding Director, a position he has held since February 2012. Mr. Beattie has been an outside director of Harley-Davidson since 1996. The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board of Directors and to serve as a liaison between the Chairman and other directors. As Presiding Director, Mr. Beattie has the responsibility to: (1) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent directors; (2) call meetings of the non-management and/or independent directors; (3) provide input to the Chairman regarding the annual Board calendar and Board meeting dates, proposed agendas and schedules for Board meetings and the materials and information to be presented to the Board; and (4) serve as a contact for interested parties who wish to communicate with non-management directors.

Q:	How May I Recommend a Candidate to serve on the Board of Directors?

A:
Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chairperson of the committee in care of our Secretary at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2015 annual meeting of shareholders, we must receive the recommendation on or before November 14, 2014. Under “Nominating and Corporate Governance Committee,” we discuss the criteria that the Nominating and Corporate Governance Committee considers for identifying and recommending new candidates to serve on the Board.

PROPOSALS TO BE VOTED ON

PROPOSAL 1
ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide for a Board of Directors that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the directors then in office. The entire Board is elected annually. The Board currently consists of thirteen members with terms that expire at the Annual Meeting. A current director, Martha F. Brooks, advised the company that, as a result of other professional and civic commitments she has undertaken, she will not stand for re-election at the Annual Meeting. Effective upon the commencement of the Annual Meeting, our Board of Directors has reduced the size of the Board to twelve directors.

Our By-laws have a majority vote standard for the election of directors. The By-laws provide that a director nominee in an uncontested election who receives more “withheld” votes than “for” votes must tender his or her resignation to the Chairman of the Board. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it. The Board will then act on that recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. However, the Board may determine to extend such 90-day period by an additional period of up to 90 days if it determines that such an extension is in the best interests of the company and its shareholders. Within four days of the Board’s decision, the company must disclose the decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. These requirements do not apply in a contested election.

We have identified the twelve director nominees that the Board of Directors has nominated below. All twelve nominees have advised us that they will serve if elected.

The twelve nominees receiving the most votes will be elected to the Board, assuming a quorum is present at the Annual Meeting. Any shares not voted, whether due to abstentions or broker nonvotes, will not have an impact on the election of directors.

Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” the Board of Directors’ nominees that we name below. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

Below, we provide the following information for each nominee of the Board of Directors:

•	name;

•	age as of February 26, 2014;

•	principal occupations for at least the past five years;

•	the names of any other public companies where the nominee or director currently serves as a director or has served during the past five years; and

•	the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director for the company.

Under our By-laws, no person may be elected as a director of the company after such person’s 75th birthday, except as the Board may otherwise approve in advance of such election. The Board believes retaining a retirement policy for directors while allowing for discretion by the Board to make exceptions to the policy when it deems it to be in the best interests of the company is a prudent balance of succession planning for members of the Board and ensuring continuity in the leadership of the company. The Board's nominees for election at the Annual Meeting include Richard I. Beattie and George H. Conrades. Although Messrs. Beattie and Conrades have reached the director retirement age stated in our By-laws, the Board has exercised the right that the By-laws provide to approve their standing for re-election at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING
TWELVE NOMINEES OF THE BOARD OF DIRECTORS.

Nominees of the Board of Directors

BARRY K. ALLEN, 65, has been a director since 1992.

Mr. Allen is currently an Operating Partner at Providence Equity Partners, a private equity firm focused on media, entertainment, communications and information investments, a position he has held since 2007. In addition, he serves as President of Allen Enterprises, LLC, a private equity investment and management company he established in 2000. From 2004 to 2007, Mr. Allen served as Executive Vice President of Operations of Qwest Communications International Inc., a broadband Internet-based communications company, and prior to that time, from 2002, served as Executive Vice President and Chief Human Resources Officer of Qwest. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from 1999 until 2000. Mr. Allen was Executive Vice President of SBC Communications (f/k/a Ameritech Corporation) from 1995 to 1999. Mr. Allen holds a master's degree of business administration from Boston University and has expertise in international business matters and operations, particularly in the telecommunications area. Mr. Allen is also a member of the Board of Directors of FMI Common Stock Fund, Inc., FMI Funds, Inc. and FMI Mutual Funds, Inc., mutual funds advised by Fiduciary Management, Inc., BCE Inc., Canada's largest communications company, and CDW Corp, an information technology services company. Mr. Allen served as Chairman of our Board from 2009 to February 2012, and previously served as the Presiding Director of our Board commencing in 2002. Mr. Allen's expertise in international business matters and operations combined with his extensive business experience and diligent and thoughtful service as a director over the years have provided him with a solid understanding of the company and the industry in which it operates, making him an extremely valuable member of the Board.

R. JOHN ANDERSON, 63, elected as a director since 2010.
Mr. Anderson served as the President and Chief Executive Officer of Levi Strauss & Co., a privately held company that designs and markets jeans, casual wear and related accessories, from 2006 to 2011. Mr. Anderson has wide-ranging expertise in international business matters, merchandising, marketing and operations. Among other leadership positions in his 30-year career with Levi Strauss & Co., he served as President of the Company's Asia Pacific Division; President of its Global Sourcing Organization; President of Levi Strauss Canada and Latin America; interim President of Levi Strauss Europe; and Vice President of Merchandising and Product Development for the U.S. Mr. Anderson's decades of service with Levi Strauss & Co., a business that develops and markets consumer products and apparel, is extremely helpful to the Board in light of the nature of our businesses.

RICHARD I. BEATTIE, 74, has been a director since 1996.

Mr. Beattie is currently Senior Chairman of Simpson Thacher & Bartlett LLP, a law firm. Mr. Beattie had served as Chairman of that law firm from 2004 to December 31, 2012. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie holds a juris doctor from the University of Pennsylvania Law School and is an expert in corporate transactions and corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter's administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton's administration. From 1995 to 1997, Mr. Beattie served as President Clinton's Emissary for Cyprus. Mr. Beattie is also a director of Evercore Partners Inc. and Heidrick & Struggles International, Inc. Mr. Beattie is our Presiding Director (since February 2012) and is the Chair of our Board's Nominating and Corporate Governance Committee. His experience advising companies on corporate transactions and corporate governance issues makes him an extremely valuable member of the Board. Mr. Beattie's service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

MICHAEL J. CAVE, 53, has been a director since December 2012.

Since 2010, Mr. Cave has served as a Senior Vice President of The Boeing Company, the world's leading aerospace company and the largest manufacturer of commercial jetliners and military aircraft, and President of Boeing Capital Corp., a wholly owned Boeing subsidiary that is primarily responsible for arranging, structuring and providing financing for Boeing's commercial airplane and space and defense products. Mr. Cave had served as Senior Vice President of Business Development and Strategy for Boeing, as Senior Vice President/Chief Financial Officer of Boeing Commercial Airplanes and as Vice President, Finance for Boeing Information, Space & Defense Systems from 1998 through 2010. Prior to 1998, Mr. Cave held a variety of other assignments across Boeing's defense and commercial businesses. Mr. Cave has advised the Board that he will retire from The Boeing Company effective May 1, 2014. He was named one of the 100 Most Important Hispanics in Technology and Business for 2006 by Hispanic Engineer and Information Technology magazine. He holds a bachelor's degree of engineering from Purdue University. Mr. Cave's skills, expertise and experience in engineering and financial services make him an extremely valuable member of the Board.

GEORGE H. CONRADES, 75, has been a director since 2002

Mr. Conrades is Chairman of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services, a position he has held since 2005. Mr. Conrades served as Chairman and Chief Executive Officer of Akamai from 1999 to 2005. Since 1998, Mr. Conrades also has served as a venture partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from 1997 to 1998, following that firm's acquisition of BBN Corporation, a technological research and development company, of which Mr. Conrades was Chief Executive Officer. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. Mr. Conrades holds a master's degree of business administration from the University of Chicago Graduate School of Business and has expertise in international business matters and operations, particularly in the technology and telecommunications area. He was a director of Cardinal Health, Inc. from 1999 to 2008 and is currently a director of Oracle Corporation and Ironwood Pharmaceuticals, Inc. Mr. Conrades has decades of technology leadership and sales experience. He brings vital strategic, operating and leadership expertise to the Board. Further, his service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

DONALD A. JAMES, 70, has been a director since 1991.

Mr. James is a co-founder and a majority owner and, since 2002, has served as Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., doing business as Deeley Harley-Davidson Canada (“Deeley Imports”), the largest independent motorcycle distributorship in Canada and the exclusive distributor of our motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Imports from 1973 to 2002. Mr. James has expertise in the motorcycle industry and international distribution. Mr. James resides in Canada. His international motorcycle distribution experience and his long-term relationship with Harley-Davidson allow him to provide the Board with valuable recommendations and insight.

SARA L. LEVINSON, 63, has been a director since 1996.

Ms. Levinson has been the Co-founder and a director of Kandu, a startup company at the intersection of kids and technology, since April 2013. She had served as the Non-Executive Chairman of ClubMom, Inc., an internet-based consumer relationship company, a position she held from 2002 to 2008. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from 2000 to 2002. Ms. Levinson previously served as President of the Women's Group of Rodale, Inc., the world's leading publisher of information on healthy, active lifestyles, a position she held from 2002 to 2005. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from 1994 to 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network. Ms. Levinson holds a master's degree of business administration from Columbia University and has expertise in marketing and licensing. She is also a director of Macy's, Inc. Ms. Levinson's experience as an executive of a trademark licensing company and as a director of a retail merchandising company allow her to bring insightful guidance to the Board regarding our company and the industry in which it operates. Her service on another board of directors enables her to provide insight into broader markets and corporate governance trends affecting public companies.

N. THOMAS LINEBARGER, 51, has been a director since 2008.

Mr. Linebarger is Chairman and Chief Executive Officer of Cummins Inc., which designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products, a position he has held since January 2012. Mr. Linebarger had served as President and Chief Operating Officer of Cummins from 2008 to 2012. Mr. Linebarger served as Executive Vice President of Cummins and President of Cummins Power Generation from 2005 to 2008, as Cummins' Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins' Chief Financial Officer from 2000 to 2003. Mr. Linebarger has a master's degree of business administration from the Stanford Graduate School of Business and a master's degree of manufacturing systems engineering from Stanford University. He has expertise in finance, engineering, international business matters and operations. Mr. Linebarger is also a director of Cummins Inc. He was a director of Pactiv Corporation from 2005 to 2010 (when it was acquired by Reynolds Group Holdings). Mr. Linebarger's background, experience and expertise in finance, engineering, international business matters and operations are extremely valuable to the Board. His service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

GEORGE L. MILES, JR., 72, has been a director since 2002.

Mr. Miles is the Chairman Emeritus of Chester Engineers, Inc., a provider of water and wastewater engineering solutions, a position he has held since April 2012. Mr. Miles previously served as Executive Chair of Chester Engineers, Inc. from 2010 until April 2012, and he has served on the board of directors of Chester Engineers, Inc. since 2004. He was the President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, from 1994 until 2010. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. Mr. Miles holds a master's degree of business administration from Fairleigh Dickinson University and has expertise in accounting and finance. He is also a director of American International Group, Inc., EQT Corporation, WESCO International, Inc. and HFF, Inc. Mr. Miles also served as director of Westwood One, Inc. from 2002 to 2006. His skills, expertise and experience in accounting and finance make him an extremely valuable member of the Board. Mr. Miles' service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

JAMES A. NORLING, 72, has been a director since 1993.

Mr. Norling has served as the Chairman of the Board of STATS ChiPAC, Ltd., a semiconductor manufacturing company, since April 2013. He served as the Executive Chairman of the Board of Directors of GlobalFoundries Inc., a semiconductor manufacturing company, from February 2011 through December 2013. He served as the Chairman of the Board of Chartered Semiconductor Manufacturing, a semiconductor manufacturer, from 2002 until the company was acquired by Advanced Technology Investment Corporation in 2009 and merged with GlobalFoundries Inc. in 2010. Mr. Norling also served as interim President and Chief Executive Officer of that company during 2002. In 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from 1998 to 1999, and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from 1997 to 1998. Mr. Norling has expertise in engineering, international business matters and operations and finance. He is the Chair of our Board's Audit Committee. His expertise in engineering, finance, international business matters and operations makes him an extremely valuable resource to the Board.

KEITH E. WANDELL, 64, has been a director since May 2009

Mr. Wandell is our Chairman of the Board, President and Chief Executive Officer. Mr. Wandell has served as our Chairman of the Board since February 2012 and as our President and Chief Executive Officer since 2009. Mr. Wandell was formerly the President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions. He held that position since 2006. He previously served as Executive Vice President of Johnson Controls from 2005 to 2006, Corporate Vice President of Johnson Controls from 1997 to 2005, President of the Automotive Experience business of Johnson Controls from 2003 to 2006 and President of the Power Solutions business of Johnson Controls from 1998 to 2003. Mr. Wandell joined Johnson Controls in 1988. He holds a master's degree of business administration from the University of Dayton. Mr. Wandell has expertise in international business matters and operations, particularly in manufacturing. He is also a director of Dana Holding Corporation and Constellation Brands, Inc. Mr. Wandell's years of experience in the automotive supply and motorcycle manufacturing industries provide the Board with a unique wealth of knowledge to utilize in decision-making with respect to all facets of the company.

JOCHEN ZEITZ, 50, has been a director since 2007.

Jochen Zeitz is currently director of Kering and Chairman of the Kering board's sustainable development committee. Kering (formerly known as PPR until its name changed to Kering in June 2013) is a world leader in apparel and accessories, which develops an ensemble of powerful brands.  He served as PPR's CEO of the Sport & Lifestyle division and Chief Sustainability Officer from 2010 until October 2012 and as a Member of the PPR Executive Committee from 2007 until October 2012. Additionally, he served as Chairman of the Administrative Board of PUMA SE which develops and markets a broad range of sport and lifestyle products including footwear, apparel and accessories, from 2011 through November 2012. He also formerly served as Chairman and Chief Executive Officer of PUMA AG, from 1993 to 2011. Mr. Zeitz began his professional career with Colgate-Palmolive in New York and Hamburg, Germany prior to joining PUMA in 1990, where he also served as Chief Financial Officer from 1993 to 2005. In April 2010, Mr. Zeitz launched PUMA's ambitious long-term sustainability program, and in May 2011, he was the first to develop and announce an Environmental Profit & Loss Account (E P&L) that puts a monetary value to a business' use of ecosystem services across the entire supply chain. In October 2010, soon after Zeitz was appointed Chief Sustainability Officer at PPR, he launched PPR HOME, a new and holistic sustainability initiative across the global brand portfolio of the Group. In 2008, he founded the not-for-profit company, Zeitz Foundation of Intercultural Ecosphere Safety. Mr. Zeitz attended the European Business School in Oestrich-Winkel, Germany, has an extensive accounting and finance background and has expertise in international business matters, sustainability and marketing.  Mr. Zeitz resides in Europe and is the Chair of our Board's Sustainability Committee. His expertise in international business matters, in sustainability and in businesses that develop and market consumer products and apparel is extremely valuable in light of the nature of our businesses.

PROPOSAL 2
APPROVAL OF HARLEY-DAVIDSON, INC. 2014 INCENTIVE STOCK PLAN

We are seeking shareholder approval of the Harley-Davidson, Inc. 2014 Incentive Stock Plan (the “2014 Plan”). The Board adopted the 2014 Plan on February 5, 2014, subject to shareholder approval. The following summary description of the 2014 Plan is qualified in its entirety by reference to the full text of the 2014 Plan, which is attached to this Proxy Statement as Appendix A. Shareholders have previously approved similar stock incentive plans in the past, including in 2004 and 2009.
Summary of Proposal. Two critical objectives of our compensation strategy are to reward employees for shareholder value creation and to align the interests of shareholders and employees. Stock-based incentive awards are a key component of our efforts to achieve these two objectives. In addition, stock-based incentives provide a valuable tool to attract and retain outstanding employees.
We have used the current Harley-Davidson, Inc. 2009 Incentive Stock Plan (the “2009 Plan”) to provide equity incentive awards to employees over the last five years after shareholders approved it in 2009. Prior to providing awards under the 2009 Plan, we provided equity incentive awards under the Harley-Davidson, Inc. 2004 Incentive Stock Plan (the “2004 Plan” and, together with the 2009 Plan, the “Existing Equity Plans”) for five years. Beginning in 2014, to provide competitive incentive awards to employees, a new share authorization is necessary. All awards granted under either the 2004 Plan or the 2009 Plan that are still outstanding upon the approval of the 2014 Plan will remain outstanding and will continue to be subject to all of the terms and conditions of the applicable plan.
While we believe our current compensation program provides competitive opportunities and a valuable way to align the interests of employees and shareholders, we also recognize that the external environment for compensation continues to change. Thus, we will continue to evaluate our compensation strategy and programs to ensure they continue to provide a competitive opportunity and to align the interests of shareholders and employees. The 2014 Plan is designed with maximum flexibility to grant stock options, stock appreciation rights, performance shares, performance units, shares of our common stock, restricted stock, restricted stock units or other equity-based vehicles (each of which we refer to as an “Award”), while maintaining limits that attempt to ensure shareholder dilution levels continue to remain at or below those of comparable companies.
Effect of Proposal on Existing Equity Plans. The 2009 Plan had an aggregate of approximately 9,356,972 shares of common stock available for future equity grants as of February 26, 2014. There were no shares of common stock available for future equity grants under the 2004 Plan as of such date. If our shareholders approve the 2014 Plan, then the 2009 Plan will terminate on the date of approval and no new awards will be granted under the 2009 Plan. The 2004 Plan terminated on the date shareholders approved the 2009 Plan. All awards that we granted under the Existing Equity Plans that are outstanding as of the date that shareholders approve the 2014 Plan will remain outstanding and will continue to be governed by the Existing Equity Plans. Any shares subject to awards under the Existing Equity Plans that would again become available for new grants under the terms of such plan if such plan were still in effect will increase the total number of shares available under the 2014 Plan. As of February 26, 2014, there were 3,558,283 shares of common stock subject to outstanding options and stock appreciation rights and 988,387 shares subject to restricted stock or restricted stock unit awards that had not vested under the Existing Equity Plans. The options had a weighted average exercise or strike price of $42.49 and a weighted average term of 6 years.
If shareholders do not approve the 2014 Plan, then the 2009 Plan will remain in effect in accordance with its terms. However, depending upon the amounts and types of awards that the Human Resources Committee might make in the coming years, at some time in the future, there will be insufficient shares available under the 2009 Plan to make annual awards and to provide grants to new hires. In this event, we would be required to revise our compensation philosophy and devise other programs to attract, retain and compensate our management employees.
Authorized Shares, Stock Price and Burn Rate. The Articles authorize the issuance of 800,000,000 shares of common stock. There were 220,011,628 shares of our common stock issued and outstanding as of February 26, 2014, and the market value of a share of our common stock as of that date was $64.35. Our three-year average burn rate is approximately 0.4% when calculated by dividing the total number of equity awards granted in any given year by the number of shares of common stock outstanding. The number of equity awards used in the burn rate calculation is not discounted by cancelled or forfeited options, stock appreciation rights or shares acquired or retained by us.
Administration. The 2014 Plan will be administered by (1) the Human Resources Committee of the Board; (2) a successor committee to the Human Resources Committee with the same or similar authority; (3) to the extent permitted by law, such other committee as the Board or the Committee may designate; or (4) to the extent permitted by law, the Chief Executive Officer of the company (we refer to these potential administrators as the “Committee”).
The Committee has full authority to interpret and administer the 2014 Plan to carry out the provisions and purposes of the 2014 Plan. The Committee has the authority to determine those persons eligible to receive Awards and to establish the terms and conditions of any Awards.

Eligibility. Awards may be made to any officer or other employee of the company or any of its affiliates or any individual that the company or any of its affiliates has engaged to become an officer or other employee. As of February 5, 2014, there were approximately 850 employees of the company and its affiliates eligible to participate in the 2014 Plan. The number of eligible officers and employees may increase over time based upon future growth of the company. The selection of the participants will be based upon the Committee’s opinion that the participant is in a position to contribute materially to the company’s continued growth and development and to its long-term financial success.
Types of Awards. The 2014 Plan provides for grants of stock options, stock appreciation rights, performance shares, performance units, shares of our common stock, restricted stock, restricted stock units, EIP shares (as defined below) and dividend equivalent units, whether granted singly or in combination (except that dividend equivalent units may not be granted in tandem with awards providing stock options or stock appreciation rights), pursuant to which shares of our common stock, cash or other property may be delivered to the Award recipient.
Options. An option is the right to purchase shares of our common stock at a specified exercise price for a specified period of time. The per share exercise price will be determined by the Committee, provided that the exercise price generally may not be less than the fair market value of the underlying shares of common stock on the date of grant. The Committee determines the date after which options may be exercised in whole or in part, the date on which each option expires, which, in most cases, cannot be more than ten years from the date of grant, and the terms and conditions upon which the stock option may be exercised. Exercise of the option may be conditioned upon achievement of one or more performance goals (as defined below). Unless the Committee provides otherwise in an Award agreement or in rules and regulations, an option, or portion thereof, will be exercised by delivery of a written notice of exercise to us or our designee and provision in a manner acceptable to the Committee for payment of the full exercise price of the shares being purchased under the option and any withholding taxes due on exercise. The Committee also determines whether the option is an “incentive stock option,” which meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “nonqualified stock option” which does not meet the requirements of Code Section 422.
Stock Appreciation Rights. A stock appreciation right is a contractual right granted to the participant to receive, either in cash or shares of our common stock, an amount equal to the appreciation of one share of our common stock from the date of grant. Stock appreciation rights may be granted as freestanding Awards or in tandem with stock options. Unless otherwise determined by the Committee, if a stock appreciation right is granted in relation to an option, the terms and conditions regarding the timing of exercise and maturity applicable to the stock appreciation right will be based on the terms and conditions applicable to the option. A stock appreciation right granted in relation to an option may only be exercised upon surrender of the right to exercise such option for an equivalent number of shares. Likewise, an option granted in relation to a stock appreciation right may only be exercised upon surrender of the right to exercise such stock appreciation right for an equivalent number of shares.
Performance Shares. A performance share is a right to receive shares of our common stock to the extent that performance goals set by the Committee are met during a specified performance period. Subject to the terms of the 2014 Plan, the Committee will determine all terms and conditions of each Award of performance shares. However, no dividends may be credited or paid with respect to an Award of performance shares to the extent the performance goals for the Award are not achieved or the Award is otherwise not earned.
Performance Units. A performance unit is a right to receive a payment valued in relation to a unit that is equal in value to the fair market value of one or more shares of our common stock, to the extent that performance goals set by the Committee are met during a specified performance period. Subject to the terms of the 2014 Plan, the Committee will determine all terms and conditions of each Award of performance share units. However, no dividend equivalents may be credited or paid with respect an Award of performance share units to the extent the performance goals for the Award are not achieved or the Award is otherwise not earned.
Restricted Stock. A restricted stock award is an award of shares of our common stock that are subject to a risk of forfeiture and/or restrictions on transfer. The Committee will specify the conditions for the risk of forfeiture or restrictions on transfer to lapse, including the completion of a period of service and/or the achievement or partial achievement of specified performance goals. In general, if a restricted stock award requires the achievement of specified performance goals, then the period to which those objectives relate must be at least one year in length. If the award does not require the achievement of specified performance goals, then the award must have a restriction period of at least a year.
Restricted Stock Units. A restricted stock unit is a right to receive cash and/or shares of our common stock with a fair market value that is valued in relation to a unit that has a value equal to the fair market value of a share of our common stock. A restricted stock unit is subject to vesting restrictions. The Committee will specify the conditions on vesting, including the passage of time or specified performance goals, or both. In general, if an award of restricted stock units requires the achievement of specified performance goals, then the period to which those objectives relate must be at least one year in length. If the award does not require the achievement of specified performance goals, then the award must have a restriction period of at least a year.
Shares of Common Stock. An award of shares of our common stock is an award of shares that are not subject to a risk of forfeiture or other restrictions.
Employee Incentive Plan Shares. Employee Incentive Plan ("EIP") shares are shares of our common stock delivered in payment or partial payment of an award under the Harley-Davidson, Inc. Employee Incentive Plan, the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives or other of our or our affiliates’ incentive plans that the Committee designates from time to time.
Dividend Equivalent Units. A dividend equivalent unit represents a right to receive an amount equal to all or any portion of the cash dividends that would be paid on a specified number of shares of our common stock if such shares were owned by the Award recipient. Dividend equivalent units may not be granted in tandem with Awards of options or stock appreciation rights.
Notwithstanding any provision in the 2014 Plan requiring a minimum vesting and/or performance period for an Award, the Committee, at the time the Award is granted or any later date, may subject an Award to a shorter vesting and/or performance period to take into account a participant’s hire or promotion, or may accelerate the vesting or deem an Award to be earned in the event of a participant’s death, disability or retirement.
Shares Subject to the Plan. The total number of shares of our common stock available for grants of Awards under the 2014 Plan is 8,000,000, plus any shares of our common stock that are reserved for issuance under the 2009 Plan but not subject to any outstanding awards under such plan at the date of the Annual Meeting, and shares subject to awards under the 2004 Plan or 2009 Plan that would again become available for new grants under the terms of such plan if such plan were still in effect. The aggregate number of shares of our common stock available for future Awards will be depleted by the maximum number of shares, if any, that may be payable under an Award as determined at the time of grant. However, the aggregate number of shares of our common stock available for grants of Awards will be depleted by 2.93 shares for each share, if any, with respect to which a full-value Award may be payable as determined at the time of grant. For this purpose, a “full-value” Award includes any Award consisting of shares of our common stock, restricted stock, restricted stock units payable in shares, performance shares, performance units payable in shares, EIP shares, dividend equivalent units payable in shares and any other similar Award payable in shares under which the value of the Award is measured as the full value of a share, rather than the increase in the value of a share. We may issue up to the maximum number of shares reserved under the 2014 Plan upon the exercise of incentive stock options.
If (1) an Award lapses, expires, terminates or is cancelled without the issuance of shares under the Award, (2) the Committee determines during or at the conclusion of the term of an Award that all or some portion of the shares with respect to which the Award was granted will not be issued on the basis that the conditions for such issuance will not be satisfied, (3) shares are forfeited under an Award or (4) shares are issued under any Award and we subsequently reacquire them pursuant to rights reserved upon the issuance of the shares, then such shares will be re-credited to the 2014 Plan’s reserve and will again be available for new Awards under the 2014 Plan.
Any such re-credited shares may not, however, be issued pursuant to incentive stock options. Moreover, in no event will the following shares be re-credited to the 2014 Plan’s reserve: shares tendered or withheld in payment of the exercise price of an outstanding option or as a result of the net settlement of an outstanding stock appreciation right; shares tendered or withheld to satisfy federal, state or local tax withholding obligations; and shares purchased by us using proceeds from option exercises.
Performance Goals and Individual Award Limits. For purposes of the 2014 Plan, performance goals means any goals the Committee establishes that relate to one or more of the items described in the following sentence for such period as the Committee specifies, in all cases before “excluded items” (as described below), except as otherwise determined by the Committee upon the grant of an Award. Examples of performance goals include, without limitation, sales or other revenues, cost of goods sold, gross profit; expenses or expense or cost reductions; income or earnings, including net income, income from operations; income before interest and the provision for income taxes; income before provision for income taxes; margins; working capital or any of its components, including accounts receivable, inventories or accounts payable; assets or productivity of assets; return on shareholders equity, capital, assets or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements; stock price; dividend payments; economic value added, or other measure of profitability that considers the cost of capital employed; cash flow; debt or ratio of debt to equity or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements; net increase (decrease) in cash and cash equivalents; customer satisfaction; market share; product quality; new product introductions or launches; sustainability, including energy or materials utilization; business efficiency measures; retail sales; or safety; in each case as determined for us on a consolidated basis, for any one or more of our affiliates, divisions or business units. Performance goals also may include earnings per share on a consolidated basis and total shareholder return.

In the case of Awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other performance goals not listed in the 2014 Plan.
For purposes of the 2014 Plan, “excluded items” means any (1) charges for reorganizing and restructuring, (2) discontinued operations, (3) asset write-downs, (4) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (5) changes in tax or accounting principles, regulations or laws, (6) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (7) mergers, acquisitions or dispositions, that in each case we identify in our audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of our annual report on Form 10-K.
To qualify as “performance-based compensation” under Section 162(m) of the Code, we are required to establish limits on the number of awards that we may grant to a particular participant. The award limits in the 2014 Plan were established in order to provide us with maximum flexibility, and are not necessarily indicative of the size of award that we expect to make to any particular participant. Under the 2014 Plan, no participant may be granted awards that could result in such participant receiving in a calendar year:

(1)	options for and/or stock appreciation rights with respect to more than 1,500,000 shares of our common stock;

(2)	shares of our common stock, restricted stock and/or restricted stock units relating to more than 500,000 shares of our common stock; or

(3)	performance shares and/or performance units relating to more than 500,000 shares of our common stock.
Awards may not be granted under the 2014 Plan after April 26, 2024.
Transferability Restrictions. Except as otherwise permitted by the Committee, participants generally may not transfer 2014 Plan Awards or subject them in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge, other than by will or the laws of descent and distribution.
Termination of Employment. The Committee generally will specify in individual Award agreements under the 2014 Plan the treatment of each Award upon the participant’s termination of employment. With respect to options, unless the Committee provides otherwise, in the event of a participant’s termination of employment for reason other than retirement, disability or death, the portion of any outstanding option that is not vested will terminate on the date the participant’s employment terminated and the participant will have until the earlier of the option’s termination date or 90 days from the date of his or her termination of employment to exercise the vested but un-exercised portion of the option. In the event of a participant’s retirement or disability, any outstanding option will in general be exercisable by the participant until the earliest of the option’s termination date, the death of the participant (or a later date up to one year after the death of the participant as the Committee may provide), the third anniversary of the date of the participant’s termination of employment (in the event of retirement) or the first anniversary of the date of the participant’s termination of employment (in the event of disability). In the event of a participant’s death, any outstanding option may generally be exercisable by his or her beneficiary at any time prior to the earlier of the option’s termination date or the first anniversary of the date of the participant’s death.
The Committee will determine whether all or a portion of the performance goals subject to a performance share or performance unit award are deemed to be achieved upon a participant’s retirement, death or disability, or whether all or any portion of the restrictions imposed on a restricted stock or restricted stock unit award will be accelerated upon a participant’s retirement, death or disability.
If any participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required to avoid the income inclusion, interest and additional tax imposed by Code Section 409A, any payment made to the participant on account of the separation from service will not be made before a date that is six months after the date of the separation from service.
Adjustment in Capitalization. If an “adjustment event” occurs, the Committee, in its sole discretion and to the extent it does not violate Section 422(b) of the Code, shall adjust appropriately:

(1)	the number and the type of shares of our stock available for Awards;

(2)	the number and the type of shares of our stock subject to or underlying outstanding Awards;

(3)	the grant, purchase or exercise price of Awards; and
(4)    the performance goals with respect to Awards (to the extent such discretion will not cause an Award to lose its status as performance-based compensation under Section 162(m) of the Code).

In the case of any adjustment event, the Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Committee and provide that options or stock appreciation rights, the exercise or grant price of which does not exceed the fair market value of a share of our common stock, be cancelled without consideration effective at such time as the Committee specifies.
For purposes of the 2014 Plan, an “adjustment event” means (i) the company is involved in a merger or other transaction in which shares of our stock are changed or exchanged, (ii) the company subdivides or combines shares of our stock or declares a dividend payable in shares of our common stock, other securities (other than stock purchase rights associated with shares of our common stock, if any), or other property, (iii) the company effects a cash dividend exceeding 15% of the trading price of the shares of our common stock at the time the dividend is declared or any other dividend or distribution on the shares in the form of cash, or a repurchase of shares, that the Board determines by resolution is special or extraordinary in nature or this is in connection with a transaction that the company characterizes publicly as a recapitalization or reorganization involving shares of our common stock; or (iv) any other event occurs which, in the judgment of the Committee, necessitates an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the 2014 Plan.
Change of Control. Unless the Committee provides for a different result, in the event of a change of control of the company, the following provisions apply:

(1)
each holder of an option or stock appreciation right will have the right at any time to exercise the option or stock appreciation right in full whether or not the option or stock appreciation right was exercisable before the change of control event;

(2)
restricted stock and restricted stock units that are not subject to performance goals and are not vested will vest, and any period of forfeiture or restrictions to which restricted stock and restricted stock units are subject will lapse upon the date of the change of control;

(3)
each holder of a performance share and/or a performance unit (and/or any restricted stock and restricted stock units that are subject to performance goals) for which the performance period has not expired will become vested in an amount equal to the product of the value of the performance share and/or performance unit assuming achievement of the applicable performance goal at the greater of the target performance level or the rate of actual performance through the date of the change of control projected through the end of the performance period and a fraction the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the change of control and the denominator of which is the number of whole months in the performance period; and

(4)	all dividend equivalent units that were awarded in connection with another Award will vest.
For purposes of the 2014 Plan, a “change of control” includes any of the following events:

(1)
continuing directors (any person who was either a director on the date of the Annual Meeting or was a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the continuing directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest)) no longer constitute at least two-thirds of the directors serving on the Board;

(2)	any person or group, together with its affiliates, becomes a beneficial owner of 20% or more of our outstanding common stock or 20% or more of the voting power of our outstanding common stock;

(3)
the consummation of a merger or consolidation of the company with another corporation, the sale of substantially all of the company’s assets or the liquidation or dissolution of the company, unless in the case of a merger or consolidation, the continuing directors constitute at least two-thirds of the directors serving on the board of directors of the survivor of such merger; or

(4)	at least two-thirds of the continuing directors determine that a proposed action, if taken, would constitute a change of control of the company and such action is taken.
Termination of or Changes to the 2014 Plan. The Board or Committee may amend, alter, suspend, discontinue or terminate the 2014 Plan at any time, subject to the following limitations:

(1)
the Board must approve any amendment of the 2014 Plan to the extent the company determines such approval is required by: (A) action of the Board, (B) applicable corporate law or (C) any other applicable law;

(2)
shareholders must approve any amendment of the 2014 Plan to the extent the company determines such approval is required by: (A) Section 16 of the Securities Exchange Act of 1934, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which our stock is then traded or (D) any other applicable law; and

(3)
shareholders must approve any of the following amendments: (A) an amendment to materially increase the number of shares reserved under the 2014 Plan or the number of shares to which participants are limited as noted above (except as provided under the “adjustment event” provisions noted above); or (B) an amendment to the provisions in the 2014 Plan prohibiting repricing.

Repricing Prohibited. Except in connection with a corporate transaction involving the company, we may not, without obtaining shareholder approval: (1) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights, (2) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, or (3) cancel outstanding options or stock appreciation rights with an exercise price above the current price of our common stock in exchange for cash or other securities.
New Plan Benefits; Stock Price. The company cannot currently determine the Awards that may be granted under the 2014 Plan. The Committee will make such determinations from time to time. Directors and other persons who are not employees of the company and who are not engaged to become employees of the company are not eligible to receive awards under the 2014 Plan, the 2009 Plan or the 2004 Plan. The closing price of our common stock on the New York Stock Exchange was $64.35 per share on February 26, 2014.
Certain U.S. Federal Tax Implications.
Options. The grant of a stock option will create no income tax consequences to the company or the participant. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of our common stock at such time over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Upon the participant’s subsequent disposition of the shares of our common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, the fair market value of our common stock on the exercise date.
In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of our common stock acquired pursuant to the exercise of an incentive stock option and the company will not be allowed a deduction. If the participant fails to hold the shares of our common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. The company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.
Stock Appreciation Rights. The grant of a stock appreciation right will create no income tax consequences to the company or the participant. Upon the exercise or maturity of a stock appreciation right, the participant will recognize ordinary income equal to the amount of cash and the fair market value of any shares received. The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If shares are delivered under the stock appreciation right, upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.
Performance Shares. The grant of performance shares will create no income tax consequences for the company or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described below. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents, if any, paid on performance shares. The company will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the participant. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, the fair market value of the shares on the date the participant received the shares.
Performance Units and Restricted Stock Units. The grant of a performance unit or restricted stock unit will create no income tax consequences to the company or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the company will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, the fair market value of the shares on the date the employee received the shares.
Restricted Stock. Generally, a participant will not recognize income and the company will not be entitled to a deduction at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of our common stock on the date the restrictions lapse. Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and the company will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.
A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then the company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss. In addition, the company would then be required to include as ordinary income the amount of any deduction the company originally claimed with respect to such shares.
Dividend Equivalent Units. The grant of dividend equivalent units will create no income tax consequences to the company or the participant at the time the dividend equivalent is credited to the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the company will be entitled to a corresponding deduction in the same amount and at the same time. If dividend equivalent units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, the fair market value of the shares on the date the employee received the shares.
Section 162(m) Limit on Deductibility of Compensation. Section 162(m) of the Code limits the deduction we can take for compensation we pay to our chief executive officer and our four other highest paid officers (determined as of the end of each year) to $1,000,000 per year per individual. However, performance-based compensation that meets the requirements of Code Section 162(m) does not have to be included as part of the $1,000,000 limit. The 2014 Plan is designed so that awards granted to the covered individuals may meet the Code Section 162(m) requirements for performance-based compensation. In the case of awards that are performance-based compensation because they are contingent on the achievement of performance goals, the regulations under Code Section 162(m) require, among other things, that shareholders approve the performance goals every five years to enable awards under the 2014 Plan to continue to qualify as performance-based compensation.
Section 280G Limit. Unless any agreement between us and a participant provides for a payment by us to the participant to cover the excise taxes due by the participant upon receipt of an excess parachute payment within the meaning of Code Section 280G, if the receipt of any payment by a participant in connection with a change of control would result in the payment by the participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the 2014 Plan generally provides that the amount of the payment will be reduced to the extent required to prevent the imposition of the excise tax. We currently do not have any agreements with our executive officers providing for a payment by us to cover such excise taxes.
Withholding. The company is entitled to withhold the amount of any tax attributable to any amount payable or shares of our common stock deliverable under the 2014 Plan, and the company may defer making payment or delivery if any such tax may be pending, unless the company is indemnified to its satisfaction. If shares of our common stock are deliverable on exercise or payment of an award, then the Committee may permit a participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such award by electing to (i) have the company withhold shares otherwise issuable under the award, (ii) tender back shares received in connection with such award, or (iii) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.
No Guarantee of Tax Treatment. Notwithstanding any provision of the 2014 Plan, the company does not guarantee that (i) any Award intended to be exempt from Code Section 409A is so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 does so comply, or (iii) any Award will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the company or any of its affiliates be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.
Equity Compensation Plan Information. The following table provides information about the company’s equity compensation plans (including individual compensation arrangements) as of December 31, 2013:

Plan Category	Number of securities to be issued upon the exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders:
Management employees	3,391,223	$39.74	10,777,225
Equity compensation plans not approved by shareholders:
Union employees:
Kansas City, MO	—	$—	26,718
York, PA	—	$—	96,770
Non employees:
Board of Directors	—	$—	168,880
	—	$—	292,368
Total all plans	3,391,223		11,069,593

Plan documents for each of our equity compensation plans have been filed with the Securities and Exchange Commission on a timely basis and are included in the list of exhibits to our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2013. Equity compensation plans not submitted to shareholders for approval were adopted prior to current regulations requiring such approval and have not been materially altered since adoption..
Vote Requirement. The affirmative vote of a majority of the votes cast on the proposal at the 2014 Annual Meeting is required for approval of the 2014 Plan. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes will have no impact on the vote. Proxies solicited by the Board will be voted “FOR” approval of the 2014 Plan unless a shareholder specifies otherwise.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE
HARLEY-DAVIDSON, INC. 2014 INCENTIVE STOCK PLAN

PROPOSAL 3
APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

Our shareholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our named executive officers. The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying executive compensation tables and narrative discussion contained in this Proxy Statement. The company asks that you support the compensation of our named executive officers as so disclosed. Because your vote is advisory, it will not be binding on the Human Resources Committee, the Nominating and Corporate Governance Committee, the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation guiding principles emphasize pay-for-performance. We base several of our compensation programs upon delivering high levels of performance relative to performance measures that we selected. For example, (i) the annual Financial STIP program and the cash-based long-term incentive compensation require that we achieve significant financial performance before recipients are entitled to payments; (ii) the equity programs provide greater financial benefits when our stock price is increasing; and (iii) the Leadership STIP program generates payouts correlated to high leadership scores. Our guiding principles are as follows:

•	The compensation program should pay for performance. Exceptional performance should result in increased compensation; missing performance goals should result in reduced incentive pay.

•
Compensation should be competitive with those organizations with which the company competes for top talent. That would include organizations in our industry sectors of similar size and scale to Harley-Davidson. However, compensation levels should not rigidly follow any formula or target; rather, discretion should be employed to ensure that the company maintains a highly qualified and strong leadership team.

•
Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that the program does not encourage excessive risk. Goals should consider the strategy and the operating budget, and be considered a stretch yet achievable, as appropriately established, for each year.

•
To better align the interests of management with the interests of shareholders, a significant portion of executive compensation should be equity based, and stock ownership guidelines should apply to better ensure a focus on long-term, sustainable growth.

•	The compensation program should provide a target total compensation opportunity that is:

◦	At the 50th percentile of similarly sized businesses;

◦
Based upon a calculation of that percentile in which we weight the values for the manufacturing/engineering peer group at 60% and the values for the branded/consumer goods peer group at 40%, or in the event values from the peer groups are unavailable or inadequate, a calculation of that percentile using values from the Aon Hewitt 2012 U.S. Total Compensation Measurement database; and

◦	Subject to differences by individual within a range of plus or minus 20%.

We describe the individual elements that make up our total compensation more fully in the "Compensation Discussion and Analysis" section of this Proxy Statement. We believe our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to support our culture and traditions that has served us well for over 100 years.

•
Our compensation programs are substantially tied into our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•	We maintain the highest level of oversight over our executive pay programs.

•	We closely monitor the compensation programs and pay levels of executives from other companies that we believe to be similar to the company in business characteristics and economics.

Accordingly, for the reasons we discuss above, the Board recommends that shareholders vote in favor of the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the compensation of our named executive officers, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the compensation unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION
AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION
CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2013 and the effectiveness of our internal control over financial reporting as of December 31, 2013. The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the 2014 fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders’ questions.

If, prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accountant or the Audit Committee does not want to use Ernst & Young LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Ernst & Young LLP.

To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, the votes cast “for” this proposal must exceed the votes cast “against” it. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes (if any) do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

We entered into an engagement letter with Ernst & Young LLP for its work in 2013. The engagement letter contains provisions that subject the company to alternative dispute resolution. The arbitration panel has the power to make an award or impose a remedy if, and only if, such award could be made or remedy imposed by a court deciding the matter in the same jurisdiction. The arbitration panel has no power to award non-monetary or equitable relief or to make an award or impose a remedy that is inconsistent with any applicable agreement between the parties. We expect that the audit work that Ernst & Young LLP performs for 2014 will be subject to a similar engagement letter.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2013, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit Committee Charter requires that the Audit Committee pre-approve all Ernst & Young LLP services. The Audit Committee also pre-approved all fees that we incurred for services that Ernst & Young LLP provided for the last two fiscal years. The fees we incurred for services that Ernst & Young LLP provided are listed in the following table.

	2013	2012
Audit fees	$2,310,300	$2,612,900
Audit-related fees	273,700	382,900
Tax fees	221,800	679,500
All other fees	—	—
	$2,805,800	$3,675,300

Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, procedures related to debt financing, consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans, procedures related to securitization transactions, transaction advisory services and consultation on accounting and internal control matters. Tax services included tax advice, planning, compliance and transaction consulting.

The Audit Committee has procedures for pre-approving all audit and nonaudit services that the independent registered public accounting firm provides. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and that we anticipate at the time we submit the budget. In addition, the Audit Committee has established a policy that the fees we pay for nonaudit services must be less than the fees we pay for audit and audit-related services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent registered public accounting firm for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services that our independent registered public accounting firm provides and actual fees we have paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit Committee has approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 5
SHAREHOLDER PROPOSAL

The following proposal and supporting statement were submitted by a proponent, who is an individual shareholder (the “Proponent”). The proposal will be voted on at the Annual Meeting if the Proponent properly presents it at the meeting. Shareholders may obtain the Proponent’s name, address, and number of shares of common stock held upon written request to our Secretary. The Board unanimously recommends a vote “AGAINST” this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal. The shareholder proposal and supporting statement, for which the Board and the company accept no responsibility, follow. As requested by the Proponent, we have included the proposal verbatim as we received it. The Board’s response appears below after the statement of the Proponent.

Director Election Majority Vote Standard Proposal
Resolved: That the shareholders of Harley-Davidson Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.
Supporting Statement: Harley-Davidson is a Wisconsin corporation. Pursuant to Wisconsin corporation law, directors are elected by a plurality vote unless another standard is provided in a company’s articles of incorporation. Harley-Davidson presently has a plurality vote standard for director elections. We believe that the Board should initiate the appropriate steps to establish a majority vote standard in uncontested director elections in order to provide shareholders a meaningful role in these important elections.
The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The Company’s current plurality standard is not well-suited for the typical director election that involves only a management slate of nominees running unopposed. Under these election circumstances, a board nominee is elected with as little as a single affirmative vote, even if a substantial majority of the “withhold” votes are cast against the nominee. So-called “withhold” votes simply have no legal consequence in uncontested director elections. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.
In recent years, nearly 87% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charters. Further, these companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. The Board should take this important first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adapt its director resignation policy to address the status of an unelected director. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Harley-Davidson.
________________________________________
FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

The Board of Directors unanimously recommends a vote “AGAINST” the above proposal for the following reasons:

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors believes that adherence to sound corporate governance policies and practices is important to the long-term success of the company. After thoroughly reviewing the proposal and comparing it with the company’s current corporate governance policies, which already include a form of a majority vote standard for the election of directors that the Board believes substantially implements the proposal, and the high levels of support that shareholders have historically given our directors in annual elections, the Board recommends a vote AGAINST the proposal.
The proposal requests that the company establish a particular form of majority vote standard in director elections under which director nominees would be elected only if they receive the affirmative vote of the majority of votes cast at a meeting (the “Proposed Majority Voting”). The Proponent states that this would “provide shareholders a meaningful role in these important elections.” This objective is at the core of “majority voting”: shareholders should have an opportunity to influence the composition of the board of directors even if there are no competing nominees in an election, and the standard for identifying when shareholders want to exercise that influence is when the votes in favor of a director nominee’s election do not constitute a majority of the votes cast in the election. However, the Proposed

Majority Voting is not the only way to implement “majority voting.” The company’s By-laws already include another form of majority vote standard (the “Existing Majority Voting”), and it already gives shareholders a meaningful role in director elections. As a result, the Board believes it is not necessary to take the action that the Proponent proposes.

In February 2009, the Board of Directors adopted the Existing Majority Voting, which is a form of majority vote standard that utilizes a comprehensive resignation policy to give shareholders a meaningful role in director elections. The By-laws require, in uncontested elections, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender his or her resignation to the Chairman of the Board promptly following the shareholder vote. The Nominating and Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether the Board should accept the tendered resignation or reject it. The Board must then act on that recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred, although the Board may extend such period by an additional 90 days if it determines it is in the best interests of the company and its shareholders. Within four days of the Board’s decision, the company must disclose the decision as well as provide a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. The Board believes that this requirement substantially implements the current proposal.

From a technical perspective, the Existing Majority Voting implements majority voting in a way that is slightly different than the Proposed Majority Voting. Under the Existing Majority Voting, a nominee is elected if he or she receives a plurality of votes cast, but if he or she does not receive a majority of the votes in an election (measured by comparing the votes "for" and the votes "withheld"), then he or she must tender his or her resignation. Under the Proposed Majority Voting, a nominee is elected only if he or she receives a majority of votes cast. However, as to an incumbent director, the Existing Majority Voting and the Proposed Majority Voting essentially implement majority voting in the same way. Because an incumbent director stays in office until his or her successor is elected even if he or she is not re-elected, terms associated with Proposed Majority Voting would require the incumbent director to tender a resignation in a process that would likely be the same as or similar to the Existing Majority Voting resignation process.
Although the Existing Majority Voting and the Proposed Majority Voting are similar, the Board prefers the Existing Majority Voting. The Existing Majority Voting gives shareholders a meaningful voice in the election of directors and ensures that the best interests of all shareholders are served by allowing the Board to make a determination regarding a director's resignation, taking into account all relevant considerations while providing transparency to shareholders by requiring public disclosure of the process by which a decision was made and the reasons for such decision. The Board believes that this approach promotes a good balance between providing shareholders a meaningful and significant role in the process of electing directors and allowing the Board flexibility to exercise its independent judgment on a case-by-case basis rather than facing a situation in which a director is actually not elected, as would be the case with the Proposed Majority Voting. Because the Existing Majority Voting in our By-laws already addresses the majority voting issue, the adoption of the Proposed Majority Voting would not provide any appreciable practical benefit to shareholders.
Further, the Board believes adverse consequences could flow from the fact that the result under the Proposed Majority Voting is that a director is actually not elected. The failure to elect Board candidates could negatively affect the ability of the company to comply with SEC independence requirements and New York Stock Exchange Listing Standards. Furthermore, the possibility of a failed vote can lead to Board vacancies that could disrupt the company’s operations while the Board seeks to fill such positions. Significant turnover among directors may impede the company’s long-term vision due to lack of director continuity. Finally, the Proposed Majority Voting could provide shareholder groups that are indifferent to the long-term interests of our company and our shareholders the ability to frustrate Board elections through the use of "vote ‘no’" campaigns to promote specific interests, which could negatively impact our company's operation and performance.
The Board also recognized that the company’s shareholders have overwhelmingly supported the company’s directors with the Existing Majority Voting. Over the last five years, the company’s directors received an average of over 95% of the votes cast in elections in which an average of nearly 75% of the shares were voted.
The Proponent’s hypothetical of the director being elected with a single affirmative vote is an unrealistic characterization of the plurality voting standard. Furthermore, the Existing Majority Voting sufficiently addresses this extreme example, and it shows that the proposed form of the majority vote standard is unnecessary and only adds uncertainty to the company’s voting processes.
The Board has carefully considered the arguments in favor of and against this shareholder proposal. The Board believes the company’s current voting structure best serves the interests of the company and its shareholders and accordingly recommends a vote “AGAINST” this proposal.

Vote Requirement. The affirmative vote of a majority of the votes cast on this proposal at the 2014 Annual Meeting is required for approval of this proposal. For purposes of determining the vote regarding this proposal, abstentions and broker nonvotes will have no impact on the vote. Proxies solicited by the Board will be voted “AGAINST” approval of this proposal unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify (see “Shareholder Proposals”). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Restated Articles of Incorporation specify.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

 Independence of Directors

The Board has affirmatively determined that Ms. Levinson and Messrs. Anderson, Allen, Beattie, Cave, Conrades, Linebarger, Miles, Norling and Zeitz qualify as independent directors under New York Stock Exchange rules. The Board has affirmatively determined that Messrs. James and Wandell are not independent. To assist the Board in making determinations of independence, the Board adopted the standards set forth below. In evaluating the independence of our directors, the Board determined that any relationships that the directors who qualify as independent have with the company satisfy the standards that we describe below.

The Board reviews and determines on the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), after reviewing all relevant facts and circumstances, whether any director has a material relationship with the company that would affect his or her independence. Under the standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•
The director has received, or has an immediate family member* who has received, less than $120,000 a year in direct compensation from Harley-Davidson (not including director and committee fees and pension or other forms of deferred compensation for prior service, compensation received by the director for former services as an interim chairman of the Board, interim Chief Executive Officer or other interim executive officer and compensation received by an immediate family member for service in a non-executive position).

•
(1) The director has an immediate family member who is a current employee of Harley-Davidson’s internal or external auditor but the immediate family member is not a partner of that firm and does not personally work on Harley-Davidson’s audit; or (2) the director or an immediate family member was a partner or employee of Harley-Davidson’s internal or external auditor but did not personally work on Harley-Davidson’s audit within the last three years.

•
The director has any current or former relationship (including through an immediate family member) with a company that makes payments to (other than contributions to tax exempt organizations), or receives payments from, Harley-Davidson for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the company with which the director has the relationship.

•
The director has any current or former relationship (including through an immediate family member) with a tax exempt organization that receives contributions from Harley-Davidson in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the tax exempt organization with which the director has the relationship.

•	The director is a shareholder of Harley-Davidson.

•
The director has a current or former relationship (including through an immediate family member) with a company that has a relationship with Harley-Davidson, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that is less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with Harley-Davidson but the family member is not an immediate family member of the director.

•
An immediate family member of the director, other than his or her spouse, is an employee of a company that has a relationship with Harley-Davidson but the family member is not an executive officer of that company.

___________________

*
An “immediate family member” as used in these standards includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares the person’s home.

When making director independence determinations, the Board considered certain business relationships. We have a business relationship with Akamai Technologies, Inc., of which Mr. Conrades is the Chairman, and with Cummins Inc., of which Mr. Linebarger is Chairman and Chief Executive Officer. We discuss these relationships in more detail in the “Certain Transactions” section below. The Board considered the nature of the relationship and the annual amount of payments we make and determined that the dollar amount of such payments did not preclude the Board from making an independence determination for either director and that the relationship fell within our standards of independence.

In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee meets one of the following:

•
accepts directly or indirectly any consulting, advisory, or other compensatory fee from Harley-Davidson or any of its subsidiaries, except that compensatory fees do not include fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Harley-Davidson (provided that the compensation is not contingent in any way on continued service)

•	is an affiliated person of Harley-Davidson or any of its subsidiaries
Indirect acceptance of any consulting, advisory or other compensatory fee includes:

•	acceptance of a fee by a spouse, a minor child or stepchild, or a child or stepchild sharing a home with the Audit Committee member

•
acceptance of a fee by an entity in which the Audit Committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to Harley-Davidson or any of its subsidiaries

Further, when considering whether a director qualifies as independent for Human Resources Committee purposes, the Board considers all factors relevant to determining whether a director has a relationship to the company that is material to that director's ability to be independent from management in connection with the duties of a Human Resources Committee member. In particular, the Board considers whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about the company's executive compensation, and for these purposes, any current compensation or compensation received within the prior three years is deemed to be worth considering. Similarly, the Board considers whether a director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary and whether the affiliate relationship places the director under the direct or indirect control of the company or its senior management, or creates a direct relationship between the director and members of senior management, in each case of a nature that would impair his or her ability to make independent judgments about the company's executive compensation.

Board Committees

The Board has four committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee and the Sustainability Committee. The Corporate Governance page of our website located at http://www.harley-davidson.com contains the charter for each of the committees.

Audit Committee

Members:	During 2013, the members of the Audit Committee were directors Richard I. Beattie, Michael J. Cave , N. Thomas Linebarger, George L. Miles, Jr., James A. Norling (Chairperson) and Jochen Zeitz.

Number of Meetings in 2013: 7

Audit Committee Purpose:

The Audit Committee Charter provides that the Audit Committee will assist the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements and the financial reporting process;

•	the systems of internal control over financial reporting;

•	the maintenance of the Financial Code of Ethics;

•	the internal audit function;

•	the retention, compensation and termination of the independent registered public accounting firm;

•	the annual independent audit of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	our compliance with legal and regulatory requirements; and

•	risk management.

In December 2013, the Audit Committee reviewed the Audit Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Audit Committee Charter in December 2013, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Audit Committee are independent and financially literate under the audit committee requirements of New York Stock Exchange rules. The Board has also determined that Messrs. Cave, Linebarger, Miles and Zeitz are audit committee financial experts within the meaning of SEC rules. The section below under the heading “Audit Committee Report” discusses the functions of the Audit Committee and its activities during fiscal year 2013.

Human Resources Committee

Members:
During 2013, the members of the Human Resources Committee were directors Barry K. Allen (beginning April 2013), R. John Anderson, Martha F. Brooks (Chairperson), George H. Conrades and Sara L. Levinson.

Number of Meetings in 2013: 5

Human Resources Committee Purpose:

The Human Resources Committee Charter provides that the Human Resources Committee should:

•	Establish goals and objectives with the CEO and evaluate at least annually the performance of the CEO in light of these goals and objectives;

•
Review and approve the total compensation of the CEO on an annual basis, including base pay, with input from all of the independent directors on the Board (who comprise the Nominating Committee) on the performance of the CEO in meeting his or her goals and objectives and concerning the CEO’s total compensation;

•	review overall compensation policies and plans for executive officers and other employees and, if necessary, recommend plans to shareholders;

•
produce a report on compensation for inclusion in our proxy statement in accordance with applicable rules and regulations and review the Compensation Discussion and Analysis that we must include in our proxy statement;

•	exercise the authority of the Board to adopt and amend compensation plans for executive officers and other employees and recommend plans to shareholders;

•	evaluate company management performance overall and provide recommendations regarding management successors;

•	make recommendations regarding stock ownership levels of our executive officers and senior leaders as set forth in our Stock Ownership Guidelines and monitor such levels;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by any of our executive officers (other than the CEO);

•	review the disclosure of any waivers of such conflicts or other Code of Business Conduct violations for executive officers (other than the CEO);

•	make determinations regarding shareholder advisory votes on compensation of named executive officers; and

•	review our policies applicable to executive officers regarding trading and hedging involving company securities.

In February 2014, the Human Resources Committee reviewed the Human Resources Committee Charter. The Board approved the revised Human Resources Committee Charter in February 2014, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board of Directors has determined that all members of the Human Resources Committee are independent under the New York Stock Exchange rules.

The Human Resources Committee also has overall responsibility for reviewing total direct compensation (consisting of base salaries, short-term incentive compensation and long-term incentive compensation) for our employees who are at least at the vice president level. In addition, the Human Resources Committee reviews other aspects of compensation, such as deferred compensation plans, perquisite payments and health and welfare plans.

Through 2013, the Human Resources Committee was also responsible for reviewing the annual performance of the CEO with input from the independent directors of the Board who comprise the Nominating Committee. Based upon the review of the annual performance of the CEO and competitive market data, the Human Resources Committee developed a compensation package for the CEO and recommended the CEO’s compensation package to the Nominating Committee for approval. Commencing in 2014, the Human Resources Committee will approve the CEO's compensation package after considering the Board's input.

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. Since 2010, the Human Resources Committee has retained the services of Meridian Compensation Partners, LLC. Representatives of Meridian report to the chairperson of the Human Resources Committee. On an annual basis, the Human Resources Committee reviews and approves the scope of Meridian’s services regarding executive compensation, its performance and fees related to work Meridian performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Meridian’s services at any time. Meridian’s primary responsibilities to the Human Resources Committee include providing:

•	independent competitive market data and advice related to our CEO’s compensation level and incentive design;

•	a review of our compensation levels, performance goals and incentive designs for the named executive officers; and

•	benchmark data on executive compensation.

The Human Resources Committee has considered all factors relevant to Meridian's independence from management and determined that Meridian is independent and that Meridian’s performance of services raises no conflict of interest. The Committee's conclusion was based in part on a report that Meridian provided to the Committee intended to reveal any potential conflicts of interest. During 2013, Meridian did no work for us beyond its engagement by the Human Resources Committee and assisting the Nominating Committee with benchmarking director compensation.

The Human Resources Committee annually approves several Short-Term Incentive Plans (“STIPs”) to motivate and reward the performance of employees of Harley-Davidson and its subsidiaries. Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon performance during the course of our fiscal year relative to financial goals or other performance objectives. Prior to the beginning of each year, the Human Resources Committee reviews and approves Financial STIP and Leadership STIP performance measures and goals. The Human Resources Committee also reviews and approves target STIP opportunities for our Executive Leadership Team. Upon the completion of the fiscal year, the Human Resources Committee determines the extent to which actual performance satisfies the defined performance goals for each STIP.

In general, we grant equity-based long-term incentives annually in February. In the case of the CEO, the Human Resources Committee has recommended an equity award for the CEO to the Nominating Committee for review and approval. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain instances, including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in our best interest. The CEO may grant awards of stock options and stock appreciation rights that involve not more than 100,000 shares of our common stock in the aggregate annually and not more than 25,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may also grant awards of restricted stock, restricted stock units and shares of our common stock that involve not more than 50,000 shares of our common stock in the aggregate annually and not more than 10,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may not grant equity awards to members of the Executive Leadership Team.

The Human Resources Committee has adopted a number of policies and agreements to further the goals of the executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders, which include guidelines around stock ownership described in the section titled "Stock Ownership Guidelines."

We also provide benefits to our executives that are the same benefits received by salaried employees in general. They include medical and dental benefits, retirement plans, employee savings plans, death benefits and deferred compensation plans for eligible employees. Management reviews these programs periodically, generally with the aid of an outside consultant, and revises them when necessary. In addition, the Human Resources Committee periodically reviews aspects of these programs.

Nominating and Corporate Governance Committee

Members:
During 2013, the members of the Nominating Committee were directors Barry K. Allen, R. John Anderson, Richard I. Beattie (Chairperson), Martha F. Brooks, Michael J. Cave, George H. Conrades, Sara L. Levinson, N. Thomas Linebarger, George L. Miles, Jr., James A. Norling and Jochen Zeitz.

Number of Meetings in 2013: 4

Nominating Committee Purpose:

The Nominating Committee Charter provides that the Nominating Committee should:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;

•	identify and make recommendations to the Board on individuals qualified to serve as our CEO;

•	review and recommend the renomination of current directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	Provide input on the performance of the CEO in meeting his or her goals and objectives and concerning the CEO’s total compensation;

•	maintain our Code of Business Conduct;

•	maintain a process for review of potential conflicts of interest;

•	review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or directors;

•	review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or directors;

•	review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;

•	take a leadership role in shaping the corporate governance of the company;

•
exercise the authority of the Board to review, establish, amend and review compensation levels, plans and policies and, to the full extent permitted by rules of the NYSE and applicable laws, regulations and rules, exercise the authority of the Board to adopt, administer and amend compensation plans for directors and recommend such plans to shareholders, as appropriate and required;

•	make recommendations regarding and monitor stock ownership levels of the members of the Board as set forth in our Stock Ownership Guidelines;

•	review our policies applicable to directors regarding trading and hedging involving company securities; and

•	perform other related tasks, such as studying and making recommendations to the Board concerning the size, committee structure or meeting frequency of the Board.
In February 2014, the Nominating Committee reviewed the Nominating Committee Charter. The Board approved the revised Nominating Committee Charter in February 2014, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Nominating Committee are independent under NYSE rules.

The Nominating Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating Committee considers the following qualifications:

•	principal employment;

•	expertise relevant to the company’s business;

•	whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

The Nominating Committee’s charter has long required the committee to consider diversity in its process of selecting director nominees. Specifically, the Nominating Committee evaluates each candidate for director on, among other things, the basis of the diversity that he or she would bring to the Board, including with respect to business and professional experiences, skills, ethnicity and gender. We believe this policy has been effective in the creation of a Board comprised of diverse members and that the composition of the current Board reflects the Nominating Committee’s consideration of diversity in its evaluation and nomination process.

The Nominating Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating Committee to consider by writing to the Nominating Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating Committee’s policy regarding director candidates that shareholders recommend and the process for evaluating the nominees are as follows:

•
If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that the shareholder has recommended for available seats on the Board.

•
In making recommendations to the Board of one or more candidates to serve as a director, the Nominating Committee will examine each director candidate on a case-by-case basis regardless of who recommended the candidate. The Nominating Committee evaluates candidates in the same manner whether a shareholder or the Board has recommended the candidate.

•
In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director, the chairperson of the Nominating Committee will first make a determination whether the Nominating Committee should consider the candidate at that time based on factors the chairperson deems relevant, including our current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•
If the chairperson makes a determination that the Nominating Committee should consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee.

•
Each Nominating Committee member is responsible for sending feedback on a candidate to the chairperson. The Nominating Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.

To enable the Nominating Committee to consider a shareholder recommendation in connection with the 2015 annual meeting of shareholders, we must receive the recommendation on or before November 14, 2014.

Submitting a shareholder recommendation to the Nominating Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate may nominate the director candidate for the shareholders to vote on at the 2015 annual meeting of shareholders, in addition to recommending the candidate to the Nominating Committee, by giving written notice to our Secretary in advance of the 2015 annual meeting. To give that notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2015 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing this Proxy Statement on March 14, 2014, we must receive notice of a nomination for a director candidate for shareholders to consider at the 2015 annual meeting of shareholders no later than January 13, 2015. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of our Restated Articles of Incorporation, we will not be obligated to name the shareholder’s candidate in our proxy materials.

The Nominating Committee is responsible for establishing, reviewing and revising compensation we pay to our directors. The Nominating Committee, working with management and third party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines director compensation that it believes is competitive with these companies. The Nominating Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant. The Nominating Committee most recently revised this policy in April 2012.

Sustainability Committee

Members:	The members of the Sustainability Committee are Michael J. Cave, Sara L. Levinson, N. Thomas Linebarger and Jochen Zeitz (Chairperson).

Number of Meetings in 2013: 4

Sustainability Committee Purpose:

The Sustainability Committee Charter provides that the Sustainability Committee should:

•
monitor the social, political, environmental, public policy, legislative and regulatory trends, issues and concerns that could affect the Company’s sustainable business model, processes, resources, activities, strategies, and other capabilities, and make recommendations to the Board and management regarding how the Company should respond to social and environmental trends, issues and concerns to more effectively achieve its sustainable business goals;

•
assist management in setting strategy, establishing goals and integrating social and environmental shared value creation and inclusion into daily business activities across the Company consistent with sustainable growth;

•	review new technologies and other innovations that will permit the Company to achieve sustainable growth;

•
consider the impact that the Company’s sustainability policies, practices and strategies have on employees, customers, dealers, suppliers, the environment and the communities in which the Company operates;

•
consider and make recommendations regarding support provided by the Company or its charitable foundation for charitable, civic, educational and business organizations that impact the Company’s initiatives and efforts for social and environmental shared value creation and inclusion;

•
review the Company’s periodic sustainability strategy reports, corporate social responsibility reports, and other similar reports and provide direction regarding the Company’s participation in sustainability-related trade groups and reporting organizations; and

•
review and make recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials relating to the Company’s sustainability policies, practices or strategies.

The following summarizes director committee membership as of the date of this Proxy Statement (*Indicates Chairperson):

Nominating and Corporate Governance Committee	Audit Committee	Sustainability Committee
Barry K. Allen	Richard I. Beattie	Michael J. Cave
R. John Anderson	Michael J. Cave	Sara L. Levinson
Richard I. Beattie*	N. Thomas Linebarger	N. Thomas Linebarger
Martha F. Brooks	George L. Miles, Jr.	Jochen Zeitz*
Michael J. Cave	James A. Norling*
George H. Conrades	Jochen Zeitz
Sara L. Levinson
N. Thomas Linebarger
George L. Miles, Jr.	Human Resources Committee
James A. Norling	Barry K. Allen*
Jochen Zeitz	R. John Anderson
Martha F. Brooks
George H. Conrades
Sara L. Levinson

 Board Meetings, Attendance, Executive Sessions and Annual Meeting Attendance

In 2013, there were five regularly scheduled meetings of the Board, one of which was a telephonic meeting. All current directors attended at least 75% of the meetings of the Board and the committees on which they served during 2013.

The Board met in executive sessions during all regularly scheduled in-person meetings, without management present, and plans to continue that practice going forward. During 2013, Mr. Beattie served as Presiding Director of the Board and presided over these executive sessions.

Unless a director has a conflict in his or her schedule, we expect all directors to attend the Annual Meeting of Shareholders. All of our directors, except for Mr. Anderson, attended our 2013 annual meeting of shareholders and were available to answer any shareholder questions.

Leadership Structure

In 2012, the Board elected Mr. Wandell, our President and Chief Executive Officer, as our Chairman of the Board. At the same time, the Board reviewed and enhanced the role of the Presiding Director, and the Nominating and Corporate Governance Committee appointed Mr. Beattie to serve in that role. Mr. Beattie is one of our independent directors, an expert in corporate governance issues and the Chairman of the Nominating and Corporate Governance Committee. Mr. Beattie has served as a director of Harley-Davidson since 1996.

The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board of Directors and to serve as a liaison between the Chairman and other directors. As Presiding Director, Mr. Beattie has the responsibility to: (1) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent directors; (2) call meetings of the non-management and/or independent directors; (3) provide input to the Chairman regarding the annual Board calendar and Board meeting dates, proposed agendas and schedules for Board meetings and the materials and information to be presented to the Board; and (4) serve as a contact for interested parties who wish to communicate with non-management directors.

Under the circumstances at this point in time, the Board believes that the continuity, efficiency, and unified leadership of having a single individual act both as Chairman and Chief Executive Officer provides centralized management and direction for the company, allowing for a single, clear focus for management to execute our business strategies. The Board believes the number of independent, experienced directors that make up the Board, along with the independent oversight and enhanced responsibilities of the Presiding Director, benefits the company and its shareholders and assures the appropriate level of management oversight and independence. The Board retains the authority to modify this leadership structure as and when appropriate to best address the company’s current circumstances and to advance the best interests of all shareholders. Our Corporate Governance Policy provides the flexibility for the Board to modify or maintain this leadership structure in the future, as it deems appropriate.

The Board’s Role in the Oversight of Risk

While the Board has the ultimate responsibility for oversight of the risk management process, various committees of the Board have a role in the oversight of risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an assessment of the company’s systems to monitor and manage business risk from our independent registered public accounting firm. Internal audit regularly reviews risk management processes and internal controls with the Audit Committee. The Audit Committee also receives a report at each regular Audit Committee meeting on legal and compliance matters. In addition, the Human Resources Committee reviews our compensation programs for compensation risk as we describe further in the "Compensation Discussion and Analysis" section of this Proxy Statement. Risk management is an integral part of our annual strategic planning process. The entire Board reviews the strategic risk management plan at least annually.

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the Chairman of the Board may do so by writing to the Chairman of the Board, Keith E. Wandell, in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Richard I. Beattie, our current Presiding Director (who is the contact for those who wish to communicate with non-management directors) can be reached by writing in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Corporate Governance page of our website lists the current members of the Board of Directors. We open and forward all mail to the director or directors specified in the communication.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

In December 2002, our Nominating Committee adopted a written policy regarding transactions with related persons. The committee amended this policy, which we refer to as our Conflict of Interest Process for Directors, Executive Officers and Other Employees, in December 2003.

Under the policy, the chair of the Nominating Committee reviews any potential conflict that arises and is reported for our CEO or a director. If the chair of the Nominating Committee determines that an actual conflict exists, then the entire Nominating Committee reviews the potential conflict of interest. If our Nominating Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the CEO or director to remove the conflict. Any conflicts that are waived by our Nominating Committee are promptly disclosed to our shareholders.

Our Vice President and General Counsel reviews any potential conflict that arises for any executive officer (other than our CEO and the Vice President and General Counsel). Our CEO reviews any potential conflict that arises for our Vice President and General Counsel. If the Vice President and General Counsel or CEO determines that an actual conflict exists, the chair of the Human Resources Committee reviews the potential conflict. If the chair of the Human Resources Committee determines that an actual conflict exists, the entire Human Resources Committee reviews the potential conflict of interest. If our Human Resources Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.

Any conflict of interest issue involving any other employee is reviewed by an attorney in our Legal Department. If the attorney believes that an actual conflict of interest issue exists, then the attorney submits the conflict of interest issue to our Vice President and General Counsel. If our Vice President and General Counsel determines that an actual conflict exists, then he decides what steps should be taken to resolve the conflict.

Certain Transactions

Mr. Conrades, a director, is the Chairman of Akamai Technologies, Inc. We have continued a commercial relationship with Akamai that existed before Mr. Conrades joined the Board of Directors under which Akamai provides Internet content distribution services to the company. Despite Akamai's relationship with the company, the Board considers Mr. Conrades to be an independent director under the Board's independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Conrades joined the Board. In addition, the fees we paid to Akamai were negotiated on an arm's length basis and are well within the independence standards that the Board has adopted.

Mr. Linebarger, a director, is the Chairman and Chief Executive Officer of Cummins, Inc. During 2013, we continued a commercial relationship with Cummins, a relationship that existed before Mr. Linebarger joined the Board of Directors, under which we have purchased exhaust parts and components from subsidiary companies of Cummins. The prices we paid to Cummins were negotiated on an arm's length basis, and our total payments were well within the independence standards that the Board has adopted. Despite Cummins' relationship with the company, the Board considers Mr. Linebarger to be an independent director under the Board's independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Linebarger joined the Board, the prices were negotiated on an arm's length basis and the commercial relationship with Cummins was very small.

Mr. James, a director, is Chairman and Chief Executive Officer and an equity owner of Fred Deeley Imports Ltd. (Deeley Imports), the exclusive distributor of the Company’s motorcycles in Canada. The Company recorded motorcycles and related products revenue and financial services revenue from Deeley Imports during 2013, 2012 and 2011 of $204.8 million, $187.1 million and $155.2 million, respectively, and had finance receivables balances due from Deeley Imports of $11.5 million, $9.2 million and $14.5 million at December 31, 2013, 2012 and 2011, respectively. All such products were provided in the ordinary course of business at prices and on terms and conditions that the company believes are the same as those that would result from arm's-length negotiations between unrelated parties. Due to Deeley Imports' relationship with the company, the Board does not consider Mr. James to be an independent director under the Board's independence standards.

Mr. Wandell, a director and our Chairman, President and Chief Executive Officer, has a brother who is a regional sales representative for a division of Whelen Engineering Company, Inc. Whelen Engineering manufactures and sells globally a wide range of lighting and power supply products for automotive, motorcycle and aviation applications. The company has purchased lighting and warning siren motorcycle components for its police and fire/rescue division from Whelen Engineering for many years predating Mr. Wandell's employment with the company, which began in 2009. The company's total annual purchases from Whelen Engineering over the last five years were $1,126,812 (2009), $751,181 (2010), $469,009 (2011), $960,915 (2012) and $923,815 (2013). At Mr. Wandell's direction, the company has implemented a process for the company's General Counsel to review the competitiveness of all purchases the company makes from Whelen Engineering. The chair of the Nominating and Corporate Governance Committee has considered this relationship under the company's Conflict of Interests Process for Directors and Executive Officers. The chairman has determined that no actual conflict of interest exists as a result of the company's relationship with Whelen Engineering on the basis that Whelen Engineering has had a historical relationship with the company predating Mr. Wandell's employment with the company, the amount of the company's purchases from Whelen Engineering have continued at similar levels since Mr. Wandell's employment, and the company's purchases from Whelen Engineering are determined based on competitive bids. Due to his position as the company's Chairman, President and Chief Executive Officer, the Board does not consider Mr. Wandell to be an independent director under the Board's independence standards.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 26, 2014 with respect to the ownership of our common stock by each director, our NEOs, all directors and executive officers as a group and each person or group of persons that we know to own beneficially more than 5% of our stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares (2)		Percent of Class	Shares Issuable Upon Exercise of Stock Options (3)	Restricted Stock Units (4)
Barry K. Allen	53,374	(5)	*	0	0
R. John Anderson	16,730		*	0	0
Richard I. Beattie	38,255		*	0	0
Martha F. Brooks	23,084	(6)	*	0	0
Michael J. Cave	5,451		*	0	0
George H. Conrades	96,203		*	0	0
Lawrence G. Hund	136,761	(7)	*	121,181	6,097
Donald A. James	439,715	(8)	*	0	0
Paul J. Jones	25,578		*	17,992	4,059
Matthew S. Levatich	186,814		*	135,550	10,289
Sara L. Levinson	26,074		*	0	0
N. Thomas Linebarger	27,007		*	0	0
George L. Miles, Jr.	22,426		*	0	0
James A. Norling	30,987	(9)	*	0	0
John A. Olin	213,189		*	178,926	7,102
Keith E. Wandell	536,199		*	375,719	30,483
Jochen Zeitz	20,070		*	0	0
All Directors and Executive Officers as a Group (21 Individuals)	2,016,113		*	921,432	66,554
FMR LLC (10)	13,574,230		6.14%	0	0
T. Rowe Price Associates, Inc. (11)	12,808,081		5.01%	0	0
The Vanguard Group, Inc. (12)	14,798,172		6.31%	0	0

* The amount shown is less than 1% of the outstanding shares of our common stock.
(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.

(2) Includes, but is not limited to, shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 26, 2014 and shares of common stock held in our 401(k) Plan and our Dividend Reinvestment Plan as of February 26, 2014. For the executive officers, the number of shares also includes shares of unvested restricted stock granted under the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as of February 26, 2014, as follows: Mr. Hund—6,642: Mr. Jones—3,554; Mr. Levatich—10,556; Mr. Olin—6,860; and Mr. Wandell—34,908 shares, and all Directors and Executive Officers as a Group—71,369 shares.

(3) Includes only stock options exercisable within 60 days of February 26, 2014.

(4) Amounts shown in this column are not included in the columns titled "Number of Shares" or "Percent of Class." Amounts shown in this column include restricted stock units (RSUs) that we awarded under our 2009 Incentive Stock Plan on February 4, 2014 in the following amounts to the following persons listed in the table: 6,097 units for Mr. Hund, 4,059 units for Mr. Jones, 10,289 units for Mr. Levatich, 7,102 units for Mr. Olin, 30,483 units for Mr. Wandell, and 66,554 units for all directors and executives officers as a group. Each restricted stock unit represents a contingent right to receive one share of stock. One-third of the units granted on February 4, 2014 vest on each of the first three anniversaries of the date of grant. The RSUs are subject to forfeiture until vested. Further, the RSUs described in this footnote do not carry the right to vote. In each case, amounts are distributable in the form of shares of our Common Stock on a one-for-one basis; however, any distribution would not be within 60 days of February 26, 2014.

(5) The Barry K. Allen Revocable 1990 Living Trust held 22,156 shares of common stock for the primary benefit of Mr. Allen. Mr. Allen has shared voting and investment power over the shares held in the trust.

(6) Ms. Brooks disclaims beneficial ownership of 455 shares of common stock that are held by her children. A trust held 3,625 shares, and Ms. Brooks’ husband serves as Trustee of this trust.

(7) Mr. Hund’s spouse, Jane L. Hund holds 1,619 shares in the Jane L. Hund Revocable Trust. Mrs. Hund serves as Trustee of the Trust and has sole sole voting power over the shares.

(8) 412,040 shares of common stock are held by entities controlled by Mr. James who has sole voting power over the shares.

(9) Heritage Ventures, Ltd. held 8,000 shares of common stock. Mr. Norling has sole voting power over the shares.

(10) We derived the information from a Schedule 13G that FMR LLC., an investment adviser, filed with the company and the SEC on February 14, 2014. As of December 31, 2013, FMR LLC was deemed to be the beneficial owner of 13,574,230 shares and had sole voting power over 2,214,539 shares, shared voting power over zero shares, sole investment power over 13,574,230 shares and shared investment power over zero shares. FMR LLC. is located at 245 Summer Street, Boston, Massachusetts 02210.

(11) We derived the information from a Schedule 13G/A that T. Rowe Price Associates, Inc., an investment adviser, filed with the company and the SEC on February 11, 2014. As of December 31, 2013, T. Rowe Price Associates, Inc. was deemed to be the beneficial owner of 12,808,081 shares and had sole voting power over 3,996,823 shares, shared voting power over zero shares, sole investment power over 12,808,081 shares and shared investment power over zero shares. T. Rowe Price Associates, Inc. is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(12) We derived the information from a Schedule 13G/A that The Vanguard Group, Inc., an investment adviser, filed with the company and the SEC on February 11, 2014. As of December 31, 2013, The Vanguard Group, Inc. was deemed to be the beneficial owner of 14,798,172 shares and had sole voting power over 366,561 shares, shared voting power over zero shares, sole investment power over 14,460,955 shares and shared investment power over 337,217 shares. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

Stock Ownership Guidelines

The Board of Directors originally approved Stock Ownership Guidelines in 2002. The Board most recently revised the Stock Ownership Guidelines in September 2012. The revised Stock Ownership Guidelines apply to directors and approximately 40 of our top leaders. Under the revised Stock Ownership Guidelines, all directors must hold 15,000 shares of our common stock and certain members of the Senior Leadership Group must hold at least 15,000 to 200,000 shares of our common stock. Stock appreciation rights, vested stock options, restricted stock and restricted stock units are counted (including restricted stock and restricted stock units which have been deferred). Each director has until the later of September 2014 or five years after the date of election as a director if after September 2009 to accumulate the appropriate number of shares. The Senior Leadership Group members who must comply have until the later of September 2014 or five years from the date the Stock Ownership Guidelines become applicable to them to accumulate the appropriate number of shares.

No Hedging or Pledging

Under our Insider Trading Policy, which the Board of Directors has adopted, no employee, officer or director may enter into a hedge or pledge of our securities through a margin account or otherwise. The policy also prohibits transactions in derivative instruments in connection with our securities and engaging in short sales of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, there are no holders of more than 10% of our common stock. Based on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our directors and executive officers, we believe that, during fiscal 2013 and to date in 2014, our directors and executive officers complied with all Section 16(a) filing requirements, except as follows: a Form 4 for Ms. Brooks, a director, was inadvertently filed late and a Form 4 for Mr. Baker was filed late due to technical difficulties.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In 2013, Harley-Davidson achieved a number of milestones against our business objectives to expand market reach, further strengthen the brand and deliver strong business performance through the implementation of leading-edge capabilities in product development, manufacturing and at retail. Among these milestones, we successfully launched our flexible, seasonal surge production capability; achieved the biggest new product launch in company history with our Project RUSHMORE motorcycles through our revamped product development methodology; achieved our goal to add 100 to 150 international dealerships between 2009 and 2014; launched our state-of-the-art eCommerce website; and unveiled two new mid-sized motorcycles designed for a growing global generation of urban young adults. We believe the structure of our executive compensation, with its focus on pay for performance, is an enabling factor to our corporate performance and the successful execution of our strategy.

During 2013, we improved our financial performance as compared to 2012 and created approximately $4.76 billion in total shareholder return.

	2012	2013	% Increase
Income from Continuing Operations (millions)	$623.9	$734.0	17.6%
Income from Continuing Operations (earnings per share, diluted)	$2.72	$3.28	20.6%
Operating Income (millions)	$1,000.2	$1,153.7	15.3%
Year End Stock Price	$48.83	$69.24	41.8%
Total Shareholder Return-HOG	27.22%	43.52%	na
Total Shareholder Return-S&P	15.83%	32.15%	na

We achieved these results through growing revenue, managing expenses and driving continuous improvement in manufacturing, product development and business operations.

We believe we have structured our executive compensation programs in the best manner possible to support our company strategy, to attain our business objectives, to support our desired corporate culture and to deliver significant shareholder value. The following table provides an executive summary of our compensation programs:

Compensation Program/ Element	General Description	Strategic Objective of Compensation Program/Element
Annual Base Salary
We set base salaries by starting with market reference points which approximate the competitive market median, and make adjustments based upon individual performance, experience and the potential for advancement.
Provides fixed compensation, in line with our market peer groups, based on job responsibilities of the position, individual experience and tenure.
Financial Short-term Incentive Plans (STIPs)	Our Financial STIPs have broad-based participation, by all of our 6,000 employees. STIP provides an opportunity to earn annual cash awards.	Provide incentive to achieve short-term financial goals and other performance objectives that management and the Board determine to be important at the beginning of the year.
Leadership STIP
The Leadership STIP provides our Senior Leaders the opportunity to earn additional compensation above the amounts that they could earn under the Financial STIP or reduce the amount of their incentive compensation based upon their demonstration of leadership behaviors, measured by input from direct reports and peers.

Provides incentive to achieve goals and objectives in a manner consistent with specific leadership behaviors including teamwork, creativity, accountability, integrity and diversity as the Human Resources Committee determines annually.

Long-term Incentives
Our long-term incentive program consists of stock options and restricted stock or restricted stock units (all of which vest on a pro rata basis over three years) and a performance-based cash award tied to the return on invested capital (ROIC) of HDMC over three years.

Provides long-term incentives which are a key component of total compensation the purposes of which are to: (1) focus key employees on our long-term financial success and growth, (2) align the interests of key employees with those of shareholders and (3) encourage retention of key employees.

Other Benefits
We provide the following additional benefits to our Senior Leaders, most of which are generally available to all employees: medical, dental, retirement benefits, deferred compensation, life insurance, employee savings plans (401(k)) and cash allowances in lieu of perquisites.
Provides a competitive level of health, welfare and retirement benefits.

We discuss our compensation plans and philosophy in greater detail in this Compensation Discussion and Analysis.

Introduction

This Compensation Discussion and Analysis addresses our compensation programs and policies for fiscal year 2013 and how they applied to executives in our Senior Leadership Group (to whom we refer as our Senior Leaders). The Senior Leaders include the following Named Executive Officers (NEOs):

•Chairman, President and Chief Executive Officer, Harley-Davidson, Inc.

•President and Chief Operating Officer, HDMC

•Senior Vice President and Chief Financial Officer, Harley-Davidson, Inc.

•President and Chief Operating Officer, Harley-Davidson Financial Services

•Vice President, General Counsel and Secretary, Harley-Davidson, Inc.

We believe that our employees are a sustainable long-term competitive advantage for our organization. We are in competition to attract and retain executive and employee talent primarily with companies for whom engineering, manufacturing and the maintenance of a strong global product brand and marketing focus are important parts of their businesses. The executive compensation programs and policies we have developed and implemented enable us to compete for, retain and motivate these qualified and talented employees.

In 2013, these executive compensation programs and policies included the following:

•base salary;

•annual cash incentive compensation;

•long-term incentive awards;

•	perquisite cash allowance (cash payments made in lieu of receiving other benefits such as a car, motorcycle and other limited perquisites);

•retirement benefits;

•non-qualified deferred compensation plans; and

•life insurance-related benefits, including payments in lieu of post-retirement life insurance.

Our Senior Leaders are also eligible to participate in other benefit plans that are generally available to our salaried employees. In certain special circumstances, such as newly-hired executives or for special retention or recognition, we provide compensation outside of these regular executive compensation programs. We discuss these special awards in this Compensation Discussion and Analysis where it affects our NEOs. Also, for Senior Leaders located outside the United States, we customize our compensation and benefits to meet local market, tax, regulatory and competitive practices.

Oversight of Executive Compensation

For 2013, the Human Resources Committee had overall responsibility for approving the compensation of our Executive Leadership Team other than the Chief Executive Officer. Our Executive Leadership Team is a subset of our Senior Leaders comprised of our Executive Officers. For 2013, the Nominating and Corporate Governance Committee approved the compensation of the Chief Executive Officer with input from the Human Resources Committee. During 2013, the Human Resources Committee consisted of the following independent directors: Barry K. Allen (as of April 2013), R. John Anderson, Martha F. Brooks, George H. Conrades and Sara L. Levinson. Ms. Brooks served as Chairperson of the Committee.

We describe the responsibilities and functions of the Human Resources Committee more fully in the “Corporate Governance Principles and Board Matters-Human Resources Committee” section.

Use of Advisors

The Human Resources Committee has the sole authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. For 2013, the Committee retained the services of Meridian Compensation Partners LLC as its outside executive compensation advisor. We describe the independent advisor's primary responsibilities and reporting obligations more fully in the “Corporate Governance Principles and Board Matters-Human Resources Committee” section. During 2013, the independent outside executive compensation advisor performed no services for the company beyond its engagement with the Human Resources Committee.

Advisor Independence

Pursuant to the Human Resources Committee's Charter, if the Committee chooses to use a compensation consultant, the consultant must be independent. We consider an advisor to be independent if the advisory firm does not provide services or products of any kind to the company or any of its subsidiaries, the advisory firm does not derive more than 1% of its gross revenues from the company and the advisory firm is precluded from providing any other services to the company.

The Committee assessed Meridian's independence, looking at:

(i)	Compliance with the independence provisions of the Committee's charter

(ii)	Policies and procedures that Meridian has in place to prevent conflicts of interest

(iii)	Personal and/or business relationships between Meridian and either the members of the Committee or executive officers of the company

(iv)	Ownership of company stock by employees of Meridian who perform consulting services for the company

Meridian has provided the Committee with assurances and confirmation of its independent status by means of a letter of independence which Meridian provides annually to the Committee that is intended to reveal any potential conflicts of interest. The Committee has reviewed the letter, has concluded that Meridian had no conflicts, and believes that Meridian has remained independent throughout its engagement with the Committee.

Peer Groups

The Committee used two peer groups in benchmarking executive compensation practices and levels for 2013: (i) one peer group consists of companies for whom manufacturing and engineering are key attributes (Manufacturing/Engineering Peer Group)and (ii) a second group that consists of companies for whom the maintenance of a strong product brand is a key attribute (Brand Name/Consumer Goods Peer Group). The Committee chose to use blended compensation data from these two peer groups to reflect the Company’s unique emphasis on both the maintenance of the Harley-Davidson product brand and on manufacturing and engineering excellence. In addition, the Committee believes this use of blended compensation data is required to appropriately reflect the significantly different compensation philosophies and practices of Brand Name/Consumer Goods companies and Manufacturing/ Engineering companies. The Committee selected peer companies for each of the two peer groups based on revenue size and because Harley-Davidson competes for executive talent with these companies.

The Committee reviews compensation levels and reward practices of the two peer groups as disclosed in each peer company's proxy statement. When determining the competitive market using comparator company data, we weight data from the Manufacturing/Engineering peer group 60% and data from the Brand Name peer group 40%. If data from the peer groups is unavailable or inadequate, then we determine the competitive market by using data obtained through the Aon Hewitt 2013 U.S. Total Compensation Measurement (TCM) survey. We have included a list of all of the companies in this survey in the "Corporate Governance" section on our website at http://investor.harley-davidson.com/phoenix.zhtml?c=87981&p=irol-govhighlights. We size-adjust survey data, using regression analysis to normalize to a revenue and/or asset size of the appropriate business unit. We benchmarked NEO compensation versus competitive medians based upon proxy statement data from the peer group companies or this survey data. The Committee believes that data derived from the two peer groups and the TCM survey accurately defines competitive market compensation levels for executive talent.

The current peer groups that we use are:

Manufacturing/Engineering Peer Group

·	BORGWARNER INC.

·	COOPER-STANDARD HOLDINGS INC.

·	CUMMINS INC.

·	DANA HOLDING CORPORATION

·	EATON CORPORATION

·	FEDERAL-MOGUL CORPORATION

·	FLOWSERVE CORPORATION

·	GENUINE PARTS COMPANY

·	ILLINOIS TOOL WORKS INC.

·	JOHNSON CONTROLS INC.

·	JOY GLOBAL INC.

·	MERITOR INC.

·	NAVISTAR INTERNATIONAL CORPORATION

·	OSHKOSH CORPORATION

·	PACCAR INC.

·	PENTAIR, INC.

·	PRECISION CASTPARTS CORP.

·	ROCKWELL AUTOMATION INC.

·	ROCKWELL COLLINS, INC.

·	STANLEY BLACK & DECKER, INC.

·	TENNECO INC.

·	TEREX CORPORATION

·	TEXTRON INC.

·	TRW AUTOMOTIVE HOLDINGS CORP.

·	VISTEON CORPORATION

Brand Name/Consumer Goods Peer Group

·	3M COMPANY

·	AVON PRODUCTS, INC.

·	BEAM INC.

·	BROWN-FORMAN CORPORATION

·	BRUNSWICK CORPORATION

·	CAMPBELL SOUP COMPANY

·	COACH, INC.

·	COLGATE-PALMOLIVE COMPANY

·	ENERGIZER HOLDINGS, INC.

·	FORTUNE BRANDS HOME & SECURITY, INC.

·	HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

·	HASBRO, INC.

·	HILLSHIRE BRANDS COMPANY

·	KIMBERLY-CLARK CORPORATION

·	MASTERCARD INCORPORATED

·	MATTEL, INC.

·	MCDONALD'S CORPORATION

·	MOLSON COORS BREWING COMPANY

·	NORDSTROM, INC.

·	POLARIS INDUSTRIES INC.

·	SCOTTS MIRACLE-GRO COMPANY

·	SHERWIN-WILLIAMS COMPANY

·	STARBUCKS CORPORATION

·	THE CLOROX COMPANY

·	THE HERSHEY COMPANY

We removed H.J. Heinz, Goodrich Corporation and Thomas & Betts Corporation from the peer groups because they were acquired by other companies and are no longer independently traded.

Executive Compensation Goals and Guiding Principles

Our objective is to provide an opportunity for total direct compensation (consisting of base salary, short-term incentive compensation and long-term incentive compensation) that:

•Creates and reinforces our pay for performance culture;

•Aligns the interests of management with those of our shareholders;

•	Attracts, retains and motivates executive talent by providing competitive levels of salary and total direct compensation;

•	Provides incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and

•Integrates with our performance management process of goal setting and formal evaluation.

     Our executive compensation guiding principles emphasize pay for performance. We base several of our compensation programs upon delivering high levels of performance relative to performance measures that we selected. For example, (i) the annual Financial STIP program and the cash-based long-term incentive compensation require that we achieve significant financial performance before recipients are entitled to payments; (ii) the equity programs provide greater financial benefits when our stock price is increasing, and (iii) the Leadership STIP program generates payouts based upon an executive demonstrating certain behaviors we expect of them, which we refer to as "Valued Behaviors." Specifically, the CEO was able to earn a Leadership STIP payment based upon his performance relative to the Valued Behaviors and performance relative to strategic goals and objectives that the Human Resources Committee, with input from the Nominating Committee, approved. We base the extent to which an executive demonstrates Valued Behaviors upon the results of a survey conducted of their peers and subordinates. Our guiding principles are as follows:

•	The compensation program should pay for performance. Exceptional performance should result in increased compensation; missing performance goals should result in reduced or no incentive pay.

•
Compensation should be competitive with those organizations with which the company competes for top talent. That would include organizations in our industry sectors of similar size and scale to Harley-Davidson. However, compensation levels should not rigidly follow any formula or target; rather, we should employ discretion to ensure that the company maintains a highly qualified and strong leadership team.

•
Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that the program does not encourage excessive risk. Goals should consider the strategy and the operating budget, and be considered a stretch yet achievable, as appropriately established, for each year.

•
To better align the interests of management with the interests of shareholders, a significant portion of executive compensation should be equity based, and stock ownership guidelines should apply to better ensure a focus on long-term, sustainable growth.

•	The compensation program should provide a target total compensation opportunity that is:

◦	At the 50th percentile of companies in similarly-sized businesses subject to differences by individual within a range of plus or minus 20%; and

◦
Based upon a calculation of that percentile in which we weight the values for the manufacturing/engineering peer group at 60% and the values for the brand name/consumer goods peer group at 40%, or in the event values from the peer groups are unavailable or inadequate, a calculation of that percentile using values from the Aon Hewitt 2013 U.S. Total Compensation Measurement database.

Response to 2013 Shareholder Advisory Vote

The results of the shareholder advisory vote on executive compensation at our 2013 Annual Meeting of Shareholders were extremely favorable and supportive of our compensation programs. Prior to the date of that vote, we had already made compensation decisions that impacted executive pay for 2013. Based on the high level of shareholder support for our compensation programs, the Committee generally kept in place for 2014 the same executive compensation elements that it had disclosed to shareholders in our proxy statement for the 2013 Annual Meeting of Shareholders.

Components of the Executive Compensation Program

The compensation packages of our Senior Leaders, and more specifically for NEOs, consist of several elements. The primary elements include:

Base Salary

Base salaries provide NEOs with a portion of total compensation that is fixed. We set base salaries by starting with salary midpoints which are approximately at the competitive market median. We then make adjustments to base salaries on a subjective basis by individual within a range of plus or minus 20% based upon each NEO's individual performance and their accomplishment of key initiatives as determined by the assessment of the CEO, the length and nature of the NEO's experience, their competency in the position and their potential for advancement. We also take overall general business and economic conditions into account in determining base salaries. During 2013, we increased base salaries for each of our NEOs. The percentage change in base salaries for the NEOs ranged between 4.5% and 10.0%. We believe the increases were warranted based upon the positioning of the executives' base salaries in relation to the competitive market median and their individual performance, all in the manner that we describe above.

The CEO recommends base salary changes for the Executive Leadership Team to the Human Resources Committee for final approval. In February 2013, the Human Resources Committee reviewed and approved the CEO's salary increase recommendations for the Executive Leadership Team, including the NEOs other than the CEO. Base salary increases became effective as of March 1, 2013.

The Human Resources Committee evaluates the performance of the CEO, with input from the independent directors on the Nominating and Corporate Governance Committee, and reviews external market compensation data with the outside executive compensation adviser to formulate the CEO's salary. The Human Resources Committee believes that the difference that exists between the base salary level of the CEO as compared with other NEOs is supported by competitive market data and is appropriate based upon the level of accountability for his position.

Short-Term Incentive Plans (STIPs)

Our STIPs have broad-based employee participation and provide an opportunity to all of our approximately 6,000 employees to earn annual cash awards based upon performance during the course of our fiscal year relative to financial goals or other performance objectives that we generally establish prior to the start of the year. Our Senior Leaders, including the NEOs, have the opportunity to earn two types of annual incentive compensation. We have based one type on quantifiable, objective factors. We refer to this type of annual incentive compensation opportunity as our Financial STIP. In addition, certain of our Senior Leaders, including the NEOs, have the opportunity to receive payments under an annual incentive plan that we have referred to as our Leadership STIP. The Human Resources Committee, with final approval by the Nominating and Corporate Governance Committee as to the CEO, approved the Financial STIPs and a Leadership STIP for 2013 under the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives.

2013 Financial STIPs

In December 2012, the Human Resources Committee approved the company's 2013 Financial STIP consisting of two plans, one for HDMC employees and one for HDFS employees. The Committee reviewed and approved the 2013 performance measures and goals under those plans. The members of the Executive Leadership Team, including the NEOs, participated in both the HDMC STIP and the HDFS STIP with payout based upon giving the actual HDMC STIP results a weighting of 90% and the actual HDFS STIP results a weighting of 10%. The Committee based this weighting upon the relative revenues that we expected in 2013 from HDMC and HDFS.

The Committee maintains two Financial STIPs for two reasons. The first is to align the Financial STIPs with our business model of two operating companies. As we have reported, we operate in two business segments: Motorcycles & Related Products and Financial Services. We believe that having our Financial STIPs mirror our business model helps drive business objectives. Secondly, we want our Financial STIPs to be clear and concise to our employees and to emphasize our “One Company-One Team-One Direction” philosophy.

The Human Resources Committee also reviewed and approved the target STIP opportunities for all NEOs for 2013. Target STIP opportunity is the amount of STIP compensation that we would pay to a NEO, expressed as a percentage of his or her annual base salary, assuming that the actual performance resulted in a payout at target. Based upon a review of competitive market data and to continue to align our pay practices with our compensation philosophy of targeting compensation at the 50th percentile plus or minus 20% based upon performance and experience, Mr. Wandell recommended the target STIP opportunities for each NEO other than himself. The Human Resources Committee determined the target STIP opportunity for the CEO based upon a review of external market compensation data with input from the outside executive compensation advisor. For each of the NEOs, the committee approved the same target STIP opportunity that applied to the NEO in 2012.

Name	Target Financial STIP Opportunity (as a percentage of annual base salary)
Keith E. Wandell	125%
John A. Olin	75%
Matthew S. Levatich	100%
Lawrence G. Hund	75%
Paul J. Jones	65%

Actual payments under the Financial STIP plans can range from zero to 200% of an individual's target STIP opportunity.

The key financial measures for the 2013 HDMC and HDFS Financial STIP plans were the following:

HDMC STIP

Consolidated Net Income: consolidated net income from continuing operations excluding the after-tax loss on debt extinguishment and the impact of the retroactive reinstatement of the Research and Development tax credit

HDMC Asset Productivity: revenue from HDMC divided by the sum of HDMC average property, plant and equipment, net and average HDMC Net Working Capital

HDMC Net Working Capital: consolidated accounts receivables plus the sum of HDMC current assets consisting of inventories and other current assets (excluding tax assets) less the sum of current liabilities consisting of accounts payable (excluding negative book cash balances), accrued liabilities (excluding dividends payable and tax liabilities) and long-term warranty liabilities.

HDFS STIP

Consolidated Net Income: consolidated net income from continuing operations excluding the after-tax loss on debt extinguishment and the impact of the retroactive reinstatement of the Research and Development tax credit

HDFS Return on Assets: HDFS operating income, excluding the loss on debt extinguishment and certain intercompany charges, divided by HDFS average finance receivables, net

These measures are related to our financial results as presented in our consolidated financial statements and notes except that we use monthly information to calculate averages and our financial statements and notes may not disclose detailed amounts for the excluded items because the details are not required for financial statement reporting purposes.

For 2013, the Committee approved a STIP formula for HDMC based upon HDMC Asset Productivity, weighted at 25%, and Consolidated Net Income, weighted at 75%. The rationale for using HDMC Asset Productivity in conjunction with Consolidated Net Income was to provide incentives relating to both the balance sheet and the income statement. These measures take into account the level of return on investment and net income, which involve the size and quality of earnings. For 2012, these measures were weighted equally, but the Committee made the change in weighting for 2013 to reflect an emphasis on greater income growth. The Committee believes the goals it established based on HDMC Asset Productivity and Consolidated Net Income were appropriate and balanced and provided adequate incentive for participants to strive to achieve our objectives for 2013.

The Committee also approved a STIP formula for HDFS based upon HDFS Return on Assets, weighted at 25%, and Consolidated Net Income, weighted at 75%. For HDFS, the rationale for using HDFS Return on Assets in conjunction with Consolidated Net Income was to provide incentives relating to both the balance sheet and the income statement. For 2012, these measures were weighted equally, but the Committee made the change in weighting for 2013 to reflect an emphasis on greater income growth.

In the case of both the HDMC STIP and the HDFS STIP formulas, the Committee decided that using Consolidated Net Income as a key financial measure reinforced the "One Company-One Team-One Direction" emphasis we have embraced.

Upon the completion of the fiscal year, the Committee reviews the extent to which actual performance satisfies the defined performance goals for each Financial STIP. We typically pay STIP awards in February after the prior year's financial statement audit is complete and the Committee reviews and approves earned amounts. The Committee has the right to reduce awards that Senior Leaders would otherwise earn under the STIP plans.

Under the HDMC and HDFS 2013 STIP plans, if we did not achieve net income of at least $510.3 million in 2013, then we would not make any payouts, regardless of performance under other financial measures. In addition, the minimum payout was zero (0) and the maximum payout was 200% of a participant's target STIP opportunity with a cap of $6 million that applied to the sum of an executive's Financial STIP and Leadership STIP payouts.

For the 2013 HDMC STIP, we set the HDMC Asset Productivity target at 5.88 and the Consolidated Net Income target at $729.0 million. Meeting both targets would result in a payout under the plan equal to 100% of the target STIP opportunity. The Committee approved potential payout percentages ranging from zero to 200% of the target STIP opportunity for various levels of performance against these performance targets. A participant would have been eligible to receive the maximum potential payout if our performance met or exceeded HDMC Asset Productivity of 6.33 and Consolidated Net Income of $801.9 million. Based on 2013 performance, during which the HDMC achieved HDMC Asset Productivity of 5.78 and Consolidated Net Income (as defined above) was $728.5 million, participants in the HDMC STIP earned incentive payments equal to 99.2% of their target STIP opportunity.

For the 2013 HDFS STIP, we set the Return on Assets target at 4.57% and the Consolidated Net Income target at $729.0 million. Meeting both targets would result in a payout under the plan equal to 100% of the target STIP opportunity. The Committee approved potential payout percentages ranging from zero to 200% of the target STIP opportunity for various levels of performance against these performance targets. A participant would have been eligible to receive the maximum potential payout if our performance met or exceeded HDFS Return on Assets of 5.16% and Consolidated Net Income of $801.9 million. Based on 2013 performance, during which HDFS achieved HDFS Return on Assets of 4.76% and Consolidated Net Income was $728.5 million, participants in the HDFS STIP earned incentive payments equal to 107.8% of their target STIP opportunity.

 2013 Leadership STIP

In December 2012, the Human Resources Committee approved the Leadership STIP applicable in 2013. The Leadership STIP provided the opportunity to earn an incentive payment above amounts that a participant could earn under the 2013 Financial STIP. For 2013, the target Leadership STIP opportunity for each NEO was 30% of that executive's target Financial STIP opportunity. For example, in the case of our CEO, his target Financial STIP opportunity was 125% of base salary and his target Leadership STIP opportunity was 30% of his target Financial STIP opportunity. Therefore, in the aggregate between both of the STIP plans applicable to him, the potential total payout for the CEO ranged between zero and 287.5% of his base salary (a maximum payout of 200% of his target Financial STIP opportunity of 125% of base salary under the Financial STIP, which equals 250% of base salary, and a maximum payout of 30% of 125% of base salary under the Leadership STIP, which equals 37.5% of base salary). The CEO was able to earn a Leadership STIP payment based upon his performance relative to the Valued Behaviors and performance relative to strategic goals and objectives that the Human Resources Committee, with input from the Nominating Committee, approved. A participant who was a Senior Leader other than the CEO was able to earn a Leadership STIP payment based on individual performance relative to the Valued Behaviors. For this purpose, we solicit anonymous input using a survey of peers and subordinates. Our Valued Behaviors are: being accountable, modeling integrity, valuing individuality and diversity, inspiring teamwork, and encouraging creativity. If an NEO did not fully meet these objectives, then the amount that the NEO would have earned under the 2013 Financial STIP was subject to reduction by up to 30% of the NEO's target Financial STIP opportunity.

Name	Maximum Leadership STIP Opportunity (as a percentage of annual base salary)
Keith E. Wandell	37.5%
John A. Olin	22.5%
Matthew S. Levatich	30.0%
Lawrence G. Hund	22.5%
Paul J. Jones	19.5%

The Human Resources Committee, with input from the Nominating Committee, reviewed and rated the CEO's performance for 2013 against his goals and objectives along with his demonstrated Valued Behaviors. In addition, cross functional groups of peers and subordinates rated the Senior Leaders, including Messrs. Wandell, Olin, Levatich, Hund and Jones, on the extent to which they demonstrated Valued Behaviors, and a third party compiled those ratings, which were reviewed by the CEO. Based upon these ratings, the CEO (except in the case of his own payout) recommended Leadership STIP payouts for Senior Leaders to the Human Resources

Committee. Based on the CEO’s recommendations, the Committee approved a maximum payout under the Leadership STIP of 30% of each Senior Leader’s target Financial STIP (other than the CEO). Similarly, the Committee approved a maximum payout under the Leadership STIP of 30% of the CEO’s target Financial STIP.

2014 Financial STIPs

In December 2013, the Committee approved the company's 2014 Financial STIP consisting of two plans: one for HDMC employees and one for HDFS employees. As in 2013, the members of the Executive Leadership Team (including all NEOs) will participate in both the HDMC and the HDFS STIPs based upon the following weighting: 90% HDMC and 10% HDFS.

The key financial measures for the HDMC STIP and HDFS STIP are the following, in each case subject to certain adjustments that the Committee may approve:

HDMC STIP

Consolidated Net Income: consolidated net income from continuing operations

HDMC Asset Productivity: revenue from the HDMC divided by the sum of HDMC average property, plant and equipment, net and average HDMC Net Working Capital

HDMC Net Working Capital: consolidated accounts receivables plus the sum of HDMC current assets consisting of inventories and other current assets (excluding tax assets) less the sum of current liabilities consisting of accounts payable (excluding negative book cash balances),accrued liabilities (excluding dividends payable and tax liabilities) and long-term warranty liabilities.

HDFS STIP

Consolidated Net Income: consolidated net income from continuing operations

HDFS Return on Assets: HDFS operating income divided by HDFS average finance receivables, net

These measures are related to our financial results as presented in our consolidated financial statements and notes except that we use monthly information to calculate averages and our financial statements and notes may not disclose detailed amounts for the excluded items because the details are not required for financial statement reporting purposes. As was the case for 2013, the Committee approved a weighting of 75% for the net income measure and 25% for the balance sheet measure.

Under each of these 2014 Financial STIPs, the minimum payout will be zero ($0), the payout at the threshold level of performance is 50% of a participant's target Financial STIP opportunity and the maximum payout is 200% of a participant's target Financial STIP opportunity with a cap of $6 million that applies to the sum of an executive's Financial STIP and Leadership STIP payouts. The Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level.

2014 Leadership STIP

The Committee also approved the 2014 Leadership STIP Plan. For 2014, the target Leadership STIP opportunity for each NEO will be 30% of that executive's target Financial STIP opportunity. This is the same on a percentage basis as applied in 2013.

Long-Term Incentives

The Human Resources Committee believes that long-term incentives are a key component of total compensation for participating executives. Their purpose is to: (i) enhance the growth and profitability of our company by focusing the Senior Leaders and other key employees on our long-term financial success and growth in value, providing balance and perspective to annual goals and incentives; and (ii) further align the interests of shareholders and employees. In addition, the Committee believes that long-term incentives provide a valuable tool to retain and attract key employees. Using objective market data that our outside executive compensation advisor provides, which we update and review annually, we assign each key position that is eligible to participate in the 2009 Incentive Stock Plan a target value of long-term incentive opportunity.

In February 2013, we provided long-term incentive equity compensation under our 2009 Incentive Stock Plan, which gives the Human Resources Committee the flexibility to grant equity instruments, including stock options, stock appreciation rights, restricted stock and restricted stock units, and under our Employee Incentive Plan, which gives the Committee the flexibility to grant long-term cash incentive awards.

For certain Senior Leaders, including all NEOs, we provide long-term incentive awards through a mix of restricted stock, stock options and a cash-based long-term incentive plan. The cash-based long-term incentive plan is based on performance and tied to certain financial measures over a period of three years. For each NEO, we allocate one-third of the executive's target value of long-term incentive opportunity to each of the three types of long-term incentive awards (restricted stock, stock options and cash-based long-term incentives). The Committee believes this mix of long-term awards encourages executives to focus on specific long-term corporate objectives while still building equity ownership and shareholder alignment.

We describe the process and restrictions on granting long-term incentive awards more fully in the “Corporate Governance Principles and Board Matters-Human Resources Committee” section.

The Human Resources Committee uses a methodology to calculate an individual's potential aggregate long-term incentive award value that provides for a target value of long-term incentive opportunity that is expressed as a percentage of base salary. In February 2013, the Committee reviewed competitive market data with the CEO (except in the case of his own individual awards) and Meridian. Based upon our desire to continue to align our pay practices with our compensation philosophy of targeting compensation at the 50th percentile plus or minus 20% based upon performance and experience, the Committee approved target values of long-term incentive opportunities that were higher than those in 2012 for NEOs other than Mr. Wandell. Mr. Levatich's value increased from 240% to 275% of base salary, Mr. Olin's value increased from 175% to 215% of base salary, Mr. Hund's value increased from 200% to 215% of base salary, and Mr. Jones' value increased from 125% to 140% of base salary. We convert the target value of long-term incentive opportunity for each participant into a grant of stock options, an award of restricted stock or restricted stock units, and an award under our cash-based long-term performance plan. For this conversion, we valued stock options at an amount equal to the closing price of the stock on the date of grant divided by 3.2, we valued restricted stock at the market price based on the closing price of the stock on the date of grant, and we valued the long-term cash incentive award at the payout under the award assuming performance at target. Based upon similar considerations, and with input from the outside executive compensation advisor, the Human Resources Committee recommended the amount of the CEO's long-term incentive award for the Nominating and Corporate Governance Committee to approve. We grant restricted stock to a Senior Leader in a year only if he or she met or exceeded objective and subjective performance standards that applied to him or her in the preceding year. For purposes of 2013 grants, the Committee determined that all NEOs met or exceeded applicable performance standards in 2012.

In certain special circumstances, such as for newly-hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs (special equity awards for newly hired executives). In 2013, there were no special grants to any NEO.

We award stock options and restricted stock to employees and directors pursuant to a process that the Committee has approved. Annual stock option and restricted stock awards to employees historically have occurred in February after the release of fourth quarter earnings at which time the “window” for effecting transactions in the company's stock is generally open for those employees who, through their job, have access to material non-public information. Off-cycle grants of stock options and/or restricted stock units may only be effective on dates during an open window period and occur after the CEO determines that an individual is deserving of an award because: (i) an eligible employee is a recent hire; (ii) an eligible employee excelled in his/her job; (iii) an eligible employee is promoted to a new career band (which is stock eligible); (iv) an eligible employee is highly valued and management wants to retain the individual; or (v) an eligible employee was inadvertently omitted from the annual award list. For Senior Leaders located outside the United States, we adjust our long-term incentives to address local market tax, regulatory and competitive practices.

Stock Options

The Committee believes stock options are a valuable tool to align the Senior Leaders with long-term shareholder value creation by placing a portion of their compensation at risk, tied to stock price appreciation. Stock option grants also enable us to attract and retain the services of executives that we consider essential to our long-range success by providing them with a competitive compensation package and an opportunity to become owners of our stock. Participants can realize value from stock options only to the extent the price of our common stock on the date of exercise exceeds the exercise price.

Each stock option that we granted in 2013 permits a Senior Leader, for a period of ten years, to purchase shares of our common stock at an exercise price representing the closing price of the stock on the date of grant. The date of grant is the day on which the Human Resources Committee approves the award, typically at its meeting in February, subject to the concurrence of the Nominating Committee in the case of the CEO. Stock options that we granted in 2013 generally become exercisable in three equal annual installments beginning one year after the grant date.

Restricted Stock

As noted above, the Human Resources Committee believes that stock options represent a valuable tool to align the Senior Leaders with our goal of stock price appreciation. However, it also acknowledges that competitive market practices have continued to shift and restricted stock awards are prevalent as they aid in key employee retention. The Committee believes that restricted stock awards complement our use of stock options by providing an effective and valuable tool to recruit and retain Senior Leaders.

Restricted stock awards are for shares of our common stock that a Senior Leader will only earn when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The restricted stock awards that we made in 2013 vest in three equal annual installments beginning one year after the grant date. During the restricted period, the recipient is entitled to receive on a current basis dividends that are declared and paid quarterly on each share of restricted stock.

Cash-Based Long-Term Incentive Awards

NEOs receive one-third of their target value of long-term incentive opportunity in the form of a cash-based long-term incentive award. The performance period for the cash-based long-term incentive awards that we granted in 2011 ended at the end of 2013, and we paid those awards in February 2014 based upon the attainment of performance relative to the ROIC goal that applied under the award. Actual performance against this measure generated a payment of 152.5% of the target value of the award for each NEO. The target and actual results for this measure for the 2011 through 2013 performance period were a target of 20% and actual performance of 22.1%.

The cash-based long-term incentive awards that we made in 2013 will pay out only after a three-year performance period (2013 through 2015). We will base the amount payable upon the attainment of average return on invested capital above a threshold amount. Payouts under the cash-based long-term incentive awards will vary between zero and 200% of the target value of the award based upon results over the performance period. For purposes of awards that we made in 2013, the Committee approved the use of Return on Invested Capital (ROIC) for HDMC as the sole measure for determining the payout because the Committee believes it is important to have executive leadership focus on the long-term strategic goal of providing an appropriate return to shareholders on the capital invested in the company. The ROIC calculation that we use in the 2013 cash-based long-term incentive awards is as follows, in each case subject to adjustments as determined by the Committee for matters that are "Excluded Items" for purposes of the underlying plan:

HDMC Return on Invested Capital (ROIC)

HDMC Return on Invested Capital (ROIC): the sum of the quotient obtained by, dividing (i) HDMC Net Operating Income After Tax by (ii) HDMC Invested Capital for each year in the performance period, divided by the number of years in the performance period.

HDMC Net Operating Income After Tax: the amount of HDMC operating income reduced for taxes for the relevant year in the performance period.

HDMC Invested Capital: the average amount of HDMC debt plus the average amount of HDMC shareholder’s equity, excluding cumulative effect of share repurchases above or below levels that we reflected in our strategic plan at the time of the awards, for the relevant year in the performance period.

These measures relate to our segment financial results as presented in the notes to our consolidated financial statements except that we do not disclose all of the information necessary to make the calculation relating to share repurchase levels.

At the end of the three-year performance period, we will pay the target value of the award if the average ROIC over the three-year performance period is 29.3%. We will pay a maximum award of 200% of the target value if performance is at or above 32.3%. If ROIC is below 12% for the performance period, there will be no payout. Awards will be interpolated on a linear basis for performance between these levels.

Other Benefits

We provide other benefits to our Senior Leaders, including medical and dental benefits; life insurance-related benefits; deferred compensation; retirement plans; employee savings plan; a fixed cash payment in lieu of other perquisites and certain other limited perquisites. The goal of these programs is to provide benefits that are competitive in the marketplace where we compete for executives at the Senior Leadership level. In general, these benefits have been in place for a number of years and to the extent needed were modified to comply with the requirements of Section 409A of the Internal Revenue Code. In addition, to a large extent, the most significant benefits available to the Senior Leaders (such as health, welfare and retirement benefits) are those that are available to all of our salaried employees.

Medical and Dental Benefits

We provide medical and dental benefit plans that are available to substantially all employees, including the Senior Leaders. We do not provide any supplemental medical or dental benefits to our NEOs.

Employee Purchase Plan Benefit

We provide the opportunity for substantially all employees, including the Senior Leaders, to purchase eligible Harley-Davidson products (including motorcycles, parts and accessories, and general merchandise) and receive a reimbursement from the Company for a portion of the purchase price paid.

Life Insurance-Related Benefits

We provide life insurance-related benefits to the Senior Leaders that are available only in the event of their death during active employment with the Company. The amount of life insurance-related benefits ranges from one and one-half to three times a Senior Leader's annual base pay, depending on salary grade. We also reimburse executives for taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000. For non-executive salaried employees, we provide life insurance-related benefits in the amount of one and one-half times base pay.

Deferred Compensation

We maintain a Non-Qualified Deferred Compensation Plan for salaried employees, in which a group of highly compensated employees (as defined by the Internal Revenue Code) are eligible to participate, including the Senior Leaders. Under the terms of this plan, participants can defer a portion of their base salary, a portion of their annual STIP payment and/or a portion of their annual restricted stock or restricted stock unit award. If a participant in this plan makes an election to defer eligible compensation and there are statutory limits on such participant's ability to defer at least 6% of eligible compensation into the qualified employee Retirement Savings Plan, then the participant will also receive company matching contributions in this plan that would have been made in the qualified plan if no statutory limit had been applicable. We believe earnings on amounts deferred reflect the returns available in the market as investment options in the Deferred Compensation Plan that are participant directed are similar to those which exist in our 401(k) plan. This plan is structured to comply with Section 409A of the Internal Revenue Code.

Retirement Plans

Salaried Defined Contribution Retirement Plan

For HDMC we maintain a qualified non-contributory, defined contribution plan that covers all U.S. salaried employees who were hired on or after August 1, 2006. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that would have been accrued or payable under this defined contribution plan if statutory limits that apply to this defined contribution plan as a qualified plan under the Internal Revenue Code had not been applicable.

Harley-Davidson Retirement Annuity Plan

HDMC has long maintained a qualified non-contributory, defined benefit pension plan which covers all U.S. salaried employees who were hired prior to August 1, 2006. Beginning August 1, 2006 we have not allowed new participants into this Plan.

Restoration Plan

We have long maintained a non-qualified Pension Benefit Restoration Plan pursuant to which we pay participants amounts that would have been accrued under or payable from the Salaried Pension Plan if statutory limits that apply to the Salaried Pension Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Employee Savings Plans

We have qualified section 401(k) savings plans for employees, which we believe are competitive with other similar companies. Eligible participants can make contributions to the plan up to the Internal Revenue Code limits. We provide participants with matching contributions of up to either 4.5% or 3% of their eligible compensation based upon the extent to which they make elective deferrals and their date of hire. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that we would have provided as matching contributions under the Savings Plan if statutory limits that apply to the Savings Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Payment in Lieu of Post Retirement Life Insurance

Certain Senior Leaders, including the NEOs, who retire after reaching age 55 and after attaining five or more years of service are entitled to receive a net payment equal to one year's base salary at retirement. We adopted this benefit in 1995 in lieu of providing post retirement life insurance coverage.

Perquisites

We provide perquisites and other compensation to our Senior Leaders who are based in the United States. The perquisites for Senior Leaders consist of an annual cash payment (generally in lieu of receiving other benefits such as a car or a motorcycle). For a subset of the Senior Leaders including all NEOs, we provide a limited financial planning benefit.

Additionally, to further promote the Harley-Davidson brand and the recognition of Senior Leaders as representatives of the company at rallies and other industry events, they receive an allowance for the purchase of MotorClothes® apparel and accessories.

We permit limited use of our corporate aircraft by NEOs. We have entered into time sharing agreements with executive officers, including the NEOs, to provide terms for governing personal use of corporate aircraft and to require the executive officers to pay for each personal flight. The amount that an executive officer pays for each personal flight is equal to the greater of the aggregate incremental cost to the company for such flight and the standard industry fare level (SIFL) valuation used to impute income for tax purposes. In all cases, the CEO must approve all personal use, and any business use for our corporate aircraft takes priority over an NEO's request for personal use.

Other Compensation

For Senior Leaders and other executives, we have standard compensation packages applicable to relocations and overseas assignments. In addition, in particular cases, such as short-term assignments, we may include other elements in our discretion.

Additional Executive Compensation Policies and Agreements

In addition to the compensation programs described above, we have adopted a number of policies and agreements to further the goals of the overall executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders.

Anti-Hedging Policy

Employees may not engage in certain hedging transactions with respect to company securities. Certain forms of hedging transactions, such as zero-cost collars and forward sale contracts allow a shareholder to lock in the value of his or her shareholdings, often in exchange for all or a portion of any future appreciation in the stock. The shareholder is then no longer exposed to the full risks of stock ownership and may no longer have the same objectives as the company’s other shareholders. Therefore, such hedging transactions are prohibited.

Stock Ownership Guidelines

The table below describes the company's stock ownership guidelines:

Career Band	Title	Shares
S99	Chief Executive Officer	200,000
S96	President/Chief Operating Officer - HDMC	80,000
S96	President/ Chief Operating Officer - HDFS	80,000
S96	Executive Vice Presidents	60,000
S93	Senior Vice Presidents	30,000
S90	Vice President	20,000
S80	Vice President or General Manager	15,000

In addition, non-U.S. based Senior Leaders who are not required to pay U.S. income tax are required to hold 50% of the shares assigned to their designated Career Band as indicated in the table above.

The Committee believes the Stock Ownership Guidelines are appropriate, market competitive and provide for significant alignment of the interests of Senior Leaders with those of shareholders. The CEO's current ownership requirement reflects a multiple that is currently more than ten times his annual base pay.

The Human Resources Committee monitors each Senior Leader's progress toward, and continued compliance with, the guidelines. Restricted stock, restricted stock units, shares held in 401(k) accounts, vested unexercised stock options and stock appreciation rights, and shares of common stock that Senior Leaders hold directly count toward satisfying the guidelines. As of December 31, 2013, each NEO had met their stock ownership guideline requirement.

Transition Agreements

We have entered into Transition Agreements with Mr. Wandell, Mr. Levatich, Mr. Hund and Mr. Olin that become effective upon a change in control of Harley-Davidson, Inc. as defined in the Transition Agreements. In the agreements with the NEOs, to the extent that payments to these executives under these agreements would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. There are no provisions for an excise tax gross up or any provision for payment of benefits in the event the executive voluntarily terminates his employment for no reason after a change in control. There is no immediate vesting of equity awards upon a change in control for those Senior Leaders who are parties to Transition Agreements.

We believe the circumstances that entitle an individual to payments upon termination of employment following a Change in Control strike the appropriate balance between protecting the interests of the executives and our shareholders. A table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive. The assumptions we used to calculate those amounts accompany the Change in Control table below.

Under the Transition Agreements, a change in control of Harley-Davidson means any one of the following:

•
the total number of directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least 2/3 of the Board;

•	any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power;

•
the consummation of a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least 2/3 of the board of the surviving company after the transaction; or

•
at least 2/3 of the total number of directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change in control event (and the action is subsequently taken).

Severance Policy

Historically, we provided a Severance Benefits Agreement to a subset of the Senior Leaders, including the CEO and the other NEOs, by means of a written agreement between the company and the executive. The Severance Benefits Agreement provided for up to one year's salary and up to one year of certain employee benefits if we terminate their employment other than for cause. In late 2013, the Committee approved an Executive Severance Policy to replace these agreements, which we are in the process of implementing. The Executive Severance Policy provides for a cash severance benefit that varies between 12 and 24 months of base pay (based upon salary band) and 18 months continuation of certain employee benefits if we terminate employment other than for cause.  In approving the policy, the Committee adjusted the benefits from those in the agreements based upon market-based compensation data.  To receive benefits under the Executive Severance Policy, executives must relinquish their rights to the contractual benefits available under the individual Severance Benefits Agreements.

Group	Cash Severance (months of base pay)
S90 and above Executive Leadership Team	24 months
S93 non-ELT	18 months
S80 and S90 non-ELT	12 months

Employment Agreements

We generally do not enter into employment contracts with executives that provide for ongoing terms of employment. However, we have entered into Transition Agreements with four of our NEOs.

Tally Sheets

In 2013, for the purpose of having more information to contribute to the Committee's decision making, the Human Resources Committee reviewed tally sheets that management and the outside executive compensation advisor prepared. Tally sheets provide a more complete picture of the current and historical compensation of each NEO by recounting in detail the dollar value of the total compensation that we paid to each NEO for the past three years. The total dollar value includes base salary and short-term and long-term incentive compensation that we actually paid, and the costs we incur to provide various health and insurance benefits and perquisites to our NEOs. The tally sheets also reflect each NEO's accumulated realized and unrealized stock option gains, any vested and unvested restricted stock or restricted stock unit awards and stock options at various stock values, and any outstanding long-term cash awards at target value and the amounts our NEOs will receive if they leave the company under various circumstances, such as retirement or termination in connection with a change in control. The Human Resources Committee believes that annual review of the tally sheets is helpful as part of their process to oversee the design of our executive compensation program.

“Clawbacks”

The Human Resources Committee has reviewed approaches to implement a compensation recoupment policy, which is also known as a “clawback” policy, and the Committee believes it is advisable to adopt a clawback policy. In 2010, Congress passed the Dodd-Frank Act, which requires many public companies to adopt clawback policies. The Committee has been awaiting final regulations under the Dodd-Frank Act before adopting a clawback policy to ensure that our policy complies. The SEC has not yet adopted the final regulations. As a result, the Committee has not yet adopted a policy pursuant to the Dodd-Frank Act. However, provisions of the Sarbanes-Oxley Act currently provide for clawbacks under certain circumstances that apply to our CEO and CFO. Once final regulations for the Dodd-Frank Act are published, the Committee intends to formally adopt a clawback policy that complies with that Act.

Income Tax Consequences of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to NEOs (other than the chief financial officer) to $1,000,000 in any year. This limitation does not apply to performance-based compensation if certain conditions are met. The Human Resources Committee generally intends to maximize the extent of the tax deductibility of executive compensation under the provisions of Section 162(m). The Committee believes, however, that shareholders' interest are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation ($) (3)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($) (4)	All Other Compen-sation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Keith E. Wandell
President and CEO	2013	$1,141,667	$428,125	$1,820,999	$1,362,835	$3,783,110	$2,152,000	$386,361	$11,075,097
	2012	$1,079,167	$474,919	$1,558,328	$1,565,755	$5,359,959	$—	$299,321	$10,337,449
	2011	$975,037	$365,639	$1,544,006	$1,734,598	$2,437,594	$—	$175,273	$7,232,147

John A. Olin
Senior Vice President	2013	$552,500	$124,312	$369,347	$276,411	$672,006	$364,000	$65,203	$2,423,779
and CFO	2012	$510,836	$83,624	$286,015	$287,361	$1,012,908	$497,000	$71,843	$2,749,587
	2011	$485,019	$29,101	$168,668	$189,486	$582,022	$249,000	$81,734	$1,785,030

Matthew S. Levatich
President and COO -	2013	$635,000	$190,500	$559,328	$418,606	$1,152,610	$675,000	$105,236	$3,736,280
HDMC	2012	$603,333	$135,970	$456,010	$458,178	$1,763,515	$1,218,000	$119,680	$4,754,686
	2011	$564,188	$101,554	$338,989	$380,844	$1,015,539	$593,000	$71,755	$3,065,869

Lawrence G. Hund
President and COO -	2013	$495,833	$111,562	$340,661	$254,952	$806,872	$42,000	$31,589	$2,083,469
HDFS	2012	$472,500	$119,838	$306,680	$308,122	$1,214,284	$147,000	$29,550	$2,597,974
	2011	$457,500	$96,250	$285,012	$320,178	$641,667	$569,000	$29,300	$2,398,907

Paul J. Jones
Vice President and	2013	$433,333	$84,500	$186,667	$139,701	$415,640	$—	$99,523	$1,359,364
General Counsel	2012	$395,833	$77,188	$156,354	$157,085	$495,287	$—	$57,110	$1,338,857
	2011	$370,848	$18,542	$87,661	$98,494	$370,848	$—	$61,131	$1,007,524

(1) NEOs earned a Leadership STIP during 2013 and received payment for the awards in 2014. We disclose this compensation in the table for the year in which it was earned.

(2) We have calculated the compensation related to stock and option awards based on the grant date fair value of an award. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards using a binomial lattice model. Refer to Note 18 of our financial statements included in our 2013 Annual Report on Form 10-K for details regarding assumptions we used to value the option awards.

(3) We disclose this compensation in the table for the year in which it was earned.  NEOs earned a Financial STIP for 2013 and a cash-based long-term incentive award for the performance period of 2011 through 2013 and received payment for these awards in 2014.

(4) The amounts in this column represent the aggregate change in the actuarial present value of each NEO's accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2012 to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2013. Refer to the narrative to the Pension Benefits Table for further information.

(5) During 2013, Mr. Wandell received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits, which we refer to as a perquisite payment, non-qualified deferred compensation plan contributions of $307,258, 401(k) plan contributions of $21,475 and a reimbursement for income taxes of $11,028 on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000.  Mr. Wandell also received additional benefits as perquisites with an incremental cost to us of $15,000 consisting of financial planning services.

During 2013, Mr. Olin received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits, non-qualified deferred compensation plan contributions of $32,593, 401(k) plan contributions and a reimbursement for income taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000.

During 2013, Mr. Levatich received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits, non-qualified deferred compensation plan contributions of $48,396, 401(k) plan contributions and a reimbursement for income taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000. Mr. Levatich also received additional benefits as perquisites with an incremental cost of $14,970 consisting of financial planning services with an incremental cost of $12,000 and clothing.

During 2013, Mr. Hund received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits, 401(k) plan contributions and a reimbursement for income taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000.

During 2013, Mr. Jones received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits, non-qualified deferred compensation plan contributions of $54,309, 401(k) plan contributions of $21,475 and a reimbursement for income taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000.

Grants of Plan Based Awards for 2013

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All other Option Awards: Number of Securities Under-lying Option (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name		Grant Date	Thresh-old ($)	Target ($)(1)	Maximum ($)(1)	Thresh-old (#)	Target (#)	Maxi-mum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Keith E.	Financial STIP		$744,792	$1,489,583	$2,979,167
Wandell	Long-term cash		$455,250	$1,821,000	$3,642,000
	Restricted Stock	2/4/2013							35,168			$1,820,999
	Stock Options	2/4/2013								112,538	$51.78	$1,362,835
John A.	Financial STIP		$234,000	$468,000	$936,000
Olin	Long-term cash		$92,333	$369,333	$738,666
	Restricted Stock	2/4/2013							7,133			$369,347
	Stock Options	2/4/2013								22,825	$51.78	$276,411
Matthew S.	Financial STIP		$368,042	$736,083	$1,472,167
Levatich	Long-term cash		$139,833	$559,333	$1,118,666
	Restricted Stock	2/4/2013							10,802			$559,328
	Stock Options	2/4/2013								34,567	$51.78	$418,606
Lawrence G.	Financial STIP		$210,000	$420,000	$840,000
Hund	Long-term cash		$85,167	$340,667	$681,334
	Restricted Stock	2/4/2013							6,579			$340,661
	Stock Options	2/4/2013								21,053	$51.78	$254,952
Paul J.	Financial STIP		$159,833	$319,667	$639,333
Jones	Long-term cash		$46,667	$186,667	$373,334
	Restricted Stock	2/4/2013							3,605			$186,667
	Stock Options	2/4/2013								11,536	$51.78	$139,701

(1) In February 2013, the Human Resources Committee approved a cash-based long-term incentive plan. Under this plan, the NEOs have the potential to earn the estimated future payouts that we disclose above based on performance during the three-year period ending December 2015 which we expect to pay out in February 2016. The 2013 cash-based long-term incentive awards will pay out based upon the attainment of average return on invested capital above a threshold amount. If a payout is earned under the cash-based long-term incentive awards the payment will vary between 50% and 200% of the target value of long-term incentive opportunity attributable to these awards based upon results over the performance period. We include further details regarding this plan, including information on performance criteria, in the “Compensation Discussion and Analysis-Components of the Executive Compensation Program” section.

In December 2013, the Human Resources Committee approved the HDMC STIP and HDFS STIP plans relating to 2014 performance. In 2014, all of the NEOs will participate in both the HDMC and the HDFS STIPs based upon the following weighting: 90% HDMC and 10% HDFS. Under these plans, each NEO has the potential to earn the estimated future payouts that we disclose above during 2014 which we would pay out in February 2015. We include further details regarding this plan, including information on performance criteria, in the “Compensation Discussion and Analysis-Components of the Executive Compensation Program” section.

(2) Restricted stock awards involve shares of our common stock, and NEOs earn the shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The restricted stock awards that we granted to NEOs in February 2013 vest 33% after 1 year, 33% after 2 years, and 33% after 3 years. However, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of an award, all unvested shares under that award will automatically vest upon retirement. During the restricted period, each share of restricted stock entitles the recipient to receive payments equal to the quarterly dividends on one share of common stock, if any are paid to shareholders.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For 2013, we maintained the following executive compensation programs for our named executive officers:

•	Base salary

•	Annual cash incentive compensation

•	Long-term incentive awards

•	Perquisite cash allowance (cash payments made in lieu of receiving other benefits such as a car, motorcycle and other limited perquisites)

•	Retirement benefits

•	Non-qualified deferred compensation plan

•	Life insurance-related benefits, including payments in lieu of post-retirement life insurance

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section.

Outstanding Equity Awards at December 31, 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Excercisable	Number of Securities Underlying Unexercised Options (#) Unexcercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Keith E. Wandell (2)	—	112,538		$51.78	02/04/23
	36,677	73,355		$45.32	02/06/22
	79,696	39,849		$41.33	02/09/21
	195,308	—		$22.63	02/10/20
						70,545	$4,884,536

John A. Olin (3)	—	22,825		$51.78	02/04/23
	6,731	13,463		$45.32	02/06/22
	8,706	4,353		$41.33	02/09/21
	44,465	—		$22.63	02/10/20
	30,000	—		$28.54	10/19/19
	22,587	—		$12.30	02/12/19
	28,760	—		$39.04	02/13/18
	6,111	—		$68.91	02/14/17
	5,793	—		$51.46	02/14/16
	7,081	—		$61.20	02/15/15
						12,702	$879,486

Matthew S. Levatich (4)	—	34,567		$51.78	02/04/23
	10,732	21,466		$45.32	02/06/22
	17,498	8,749		$41.33	02/09/21
	14,187	—		$22.63	02/10/20
	14,519	—		$21.52	05/01/19
	7,701	—		$12.30	02/12/19
	19,447	—		$39.04	02/13/18
	9,149	—		$68.91	02/14/17
	5,356	—		$51.46	02/14/16
	5,957	—		$61.20	02/15/15
						20,244	$1,401,695

Lawrence G. Hund (5)	—	21,053		$51.78	02/04/23
	7,217	14,436		$45.32	02/06/22
	14,710	7,356		$41.33	02/09/21
	37,610	—		$22.63	02/10/20
	40,053	—		$18.92	07/17/19
						13,390	$927,124

Paul J. Jones (6)	—	11,536		$51.78	02/04/23
	3,679	7,360		$45.32	02/06/22
	4,525	2,263		$41.33	02/09/21
	30,000	—		$24.01	08/26/20
						6,612	$457,815

 (1) We granted all options ten years prior to the expiration date. Each grant vests ratably over a three year period beginning with the first 33% vesting one year after the date of grant, the second 33% vesting two years after the date of grant and the third 33% vesting three years after the date.

(2) Mr. Wandell's restricted shares vest as follows:
11,722 shares on February 4, 2014
11,462 shares on February 6, 2014
12,453 shares on February 9, 2014
11,723 shares on February 4, 2015
11,462 shares on February 6, 2015
 11,723 shares on February 4, 2016

(3) Mr. Olin's restricted shares vest as follows:
2,377 shares on February 4, 2014
2,104 shares on February 6, 2014
1,361 shares on February 9, 2014
2,378 shares on February 4, 2015
2,104 shares on February 6, 2015
2,378 shares on February 4, 2016

(4) Mr. Levatich's restricted shares vest as follows:
3,600 shares on February 4, 2014
3,354 shares on February 6, 2014
2,734 shares on February 9, 2014
3,601 shares on February 4, 2015
3,354 shares on February 6, 2015
3,601 shares on February 4, 2016

(5) Mr. Hund's restricted shares vest as follows:
2,193 shares on February 4, 2014
2,256 shares on February 6, 2014
2,299 shares on February 9, 2014
2,193 shares on February 4, 2015
2,256 shares on February 6, 2015
2,193 shares on February 4, 2016

(6) Mr. Jones' restricted shares vest as follows:
1,201 shares on February 4, 2014
1,150 shares on February 6, 2014
707 shares on February 9, 2014
1,202 shares on February 4, 2015
1,150 shares on February 6, 2015
1,202 shares on February 4, 2016

Option Exercises and Stock Vested in 2013

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Keith E. Wandell	77,102	$2,875,743	88,528	$4,730,843
John A. Olin	11,104	$72,731	14,434	$766,800
Matthew S. Levatich	8,883	$103,489	32,717	$1,795,843
Lawrence G. Hund	0	$—	13,758	$741,641
Paul J. Jones	10,000	$294,607	6,857	$396,696

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Keith E. Wandell	Payment in lieu of life insurance		$2,152,000	$—
John A. Olin	Harley-Davidson Retirement Annuity Plan	10.7	$330,000	$—
	Restoration Plan	10.7	$1,040,000	$—
Matthew S. Levatich	Harley-Davidson Retirement Annuity Plan	19.4	$490,000	$—
	Restoration Plan	19.4	$2,482,000	$—
Lawrence G. Hund	Payment in lieu of life insurance		$758,000	$—
Paul J. Jones	Not applicable		$—	$—

Narrative to Pension Benefits Table

We maintain the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Harley-Davidson Retirement Annuity Plan”). Under the Salaried Pension Plan, our salaried employees (excluding employees of HDFS and certain other subsidiaries, such as Mr. Hund), including Mr. Olin and Mr. Levatich, are generally eligible to retire with unreduced benefits at age 62 or later. Mr. Wandell and Mr. Jones are not eligible to participate as the plan was closed to new participants in 2006.

Benefits are based upon monthly “final average earnings” as defined in the Harley-Davidson Retirement Annuity Plan. The monthly benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service.

For each eligible NEO, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, annual bonus and annual non-equity incentive compensation as shown in the Summary Compensation Table) paid over five highest total compensation years within the last ten years of service prior to the participant's retirement or other date of termination. Compensation under any long-term incentive plan that we maintain, including equity or cash plans, is not eligible compensation for purposes of the pension or pension benefit restoration plans.

Vesting under the Harley-Davidson Retirement Annuity Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Harley-Davidson Retirement Annuity Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Harley-Davidson Retirement Annuity Plan.

We have adopted the Pension Benefit Restoration Plan pursuant to which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Harley-Davidson Retirement Annuity Plan as a plan qualified under the Internal Revenue Code and to counteract the effect of participation in the Harley-Davidson deferred compensation plan. Approximately 100 employees participate in the Restoration Plan. Executives in the plan as of December 31, 2008 made an irrevocable election to receive their benefit from the Restoration Plan as either a single lump sum payment or a monthly payment.

Certain executives are entitled to receive a lump sum payment equal to one year's salary plus applicable taxes upon retirement at or after age 55 with 5 years of service. We have adopted this defined benefit in lieu of providing post-retirement life insurance. Mr. Wandell and Mr. Hund were the only NEOs entitled to this benefit as of December 31, 2013. The other NEOs were not entitled to this benefit as of December 31, 2013 because they would not have satisfied the requirements as of that date.

We computed the present value of each NEO's accumulated benefit using the same assumptions and measurement date that we used for financial reporting purposes for our 2013 financial statements. For each active NEO that was eligible to receive benefits as of the end of the year, we assumed a retirement age of 62, which is the earliest age at which an NEO may retire under the relevant plans without any reduction to benefits.

Non-qualified Deferred Compensation

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)(1)(2)
(a)	(b)	(c)	(d)	(e)	(f)
Keith E. Wandell	$228,333	$307,258	$48,615	$—	$1,069,526
John A. Olin	$125,000	$32,593	$303,769	$—	$1,485,563
Matthew S. Levatich	$101,600	$48,396	$47,768	$—	$336,383
Lawrence G. Hund	$670,212	$—	$169,060	$—	$839,272
Paul J. Jones	$43,333	$54,309	$32,097	$—	$181,680

(1) Executive contributions to these plans represent compensation that NEOs earned but elected to defer. The executive contribution is therefore included in the NEO's salary or non-equity incentive plan compensation reported in the Summary Compensation Table. The total amount of executive contributions made during the last three fiscal years and included as compensation in the Summary Compensation Table for those years was as follows: Mr. Wandell-$385,002, Mr. Olin-$326,000, Mr. Levatich-$192,100, Mr. Hund-$670,212 and Mr. Jones-$58,167.

(2) Employees of HDMC hired prior to August 1, 2006, including Mr. Olin and Mr. Levatich, receive a company matching contribution of up to 50 percent of their deferred compensation plan contributions (including contributions to the company's 401(k) plans and its non-qualified deferred compensation plans) on the first six percent of cash compensation (salary and non-equity incentive plan pay) that was deferred. Employees of HDMC hired after August 1, 2006, including Mr. Wandell and Mr. Jones, receive a matching contribution of up to 75 percent of their deferred compensation plan contributions (including contributions to the company's 401(k) plans and its non-qualified deferred compensation plans) on the first six percent of cash compensation (salary and short-term incentive plan pay) that was deferred. In addition, employees with a date of hire or rehire on or after August 1, 2006, and who are not covered under the Harley-Davidson Retirement Annuity Plan during the same period may receive an additional employer contribution of four percent of their eligible pay. The total amount of such employer contributions that is included in the non-qualified deferred compensation plan is equal to the total contribution less the amount contributed to the NEO's 401(k) account. We reflect these contributions as a component of all other compensation in the Summary Compensation Table. The total amount of employer contributions made during the last three fiscal years and included as compensation in the Summary Compensation Table for those years was as follows: Mr. Wandell-$577,528, Mr. Olin-$87,458, Mr. Levatich-$93,562 and Mr. Jones-$81,180. Employees of Harley-Davidson Financial Services, including Mr. Hund, do not receive a matching contribution on deferred compensation plan contributions.

(3) Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.

Payments Made Upon Termination

Regardless of the manner in which an NEO's employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts may include:

·    non-equity incentive compensation earned during the fiscal year;

·    amounts contributed under our Deferred Compensation Plan;

·    unused vacation pay; and

·    amounts accrued and vested through our 401(k) savings plan and pension and similar plans.

Change in Control

We have entered into a Transition Agreement with Messrs. Wandell, Olin, Levatich and Hund. The Transition Agreement provides that, if we terminate the individual's employment for any reason (other than for cause) within two years after a change in control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change in control would entitle the executive to the benefits under the agreement. We describe the Transition Agreements more fully in the section “Compensation Discussion and Analysis-Transition Agreements.” That section also outlines the definition of a change in control under the Transition Agreements.

Our incentive stock plans also contain provisions that apply if there is a change in control. Equity awards that we made under our 2009 Incentive Stock Plan to an executive who was then a party to a Transition Agreement do not become fully vested upon a change in control (but may become vested if we terminate the individual's employment for any reason other than cause within two years after a change in control). All other restricted stock awards, restricted stock units and option grants that we made under our 2009 Incentive Stock Plan and predecessor plans that are unvested become fully vested upon a change in control.

The table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive in a manner that entitles the executive to cash severance. The amounts shown assume that such change in control and termination were both effective as of December 31, 2013. The actual amounts to be paid can only be determined at the time of a change in control or the executive's termination. These amounts are in addition to amounts that an NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

Benefit	Keith E. Wandell	John A. Olin	Matthew S. Levatich	Lawrence G. Hund	Paul J. Jones
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$12,454,296	$4,122,437	$5,766,250	$3,865,454	$—
Interrupted Bonus (b)	$2,803,233	$611,123	$1,117,093	$736,575	$—
Retirement Benefits: (c)
Pension Plans (d)	$—	$1,354,000	$2,293,000	$—	$—
Savings Plans/Deferred Compensation Plan (e)	$152,219	$—	$—	$27,000	$—
Retiree medical	$—	$—	$—	$—	$—
Subtotal for Retirement Benefits	$152,219	$1,354,000	$2,293,000	$27,000	$—
Other Benefits: (c)
Health & Welfare	$97,632	$72,596	$55,938	$66,549	$—
Outplacement	$30,000	$30,000	$30,000	$30,000	$—
Perquisites	$88,800	$60,900	$88,800	$60,900	$—
Tax Gross-Ups	$—	$—	$—	$—	$—
Subtotal for Other Benefits	$216,432	$163,496	$174,738	$157,449	$—
Equity: (f)(g)
Restricted Stock	$4,884,536	$879,486	$1,401,695	$927,124	$—
Unexercisable Options	$4,831,751	$842,052	$1,361,191	$918,200	$—
Subtotal	$9,716,287	$1,721,538	$2,762,886	$1,845,324	$—
Total	$25,342,467	$7,972,594	$12,113,967	$6,631,802	$—
EARNED COMPENSATION (payment not contingent on termination)
Long-term Incentives (g)(h)
Long-term Cash	$1,644,779	$313,553	$490,103	$317,793	$—
Restricted Stock	$—	$—	$—	$—	$457,815
Unexercisable Options	$—	$—	$—	$—	$440,630
Total	$1,644,779	$313,553	$490,103	$317,793	$898,445
Total	$1,644,779	$313,553	$490,103	$317,793	$898,445
GRAND TOTAL	$26,987,246	$8,286,147	$12,604,070	$6,949,595	$898,445

(a) For each NEO that is a party to a Transition Agreement, the cash severance reflects the product of three times the sum of the NEO's highest annual base pay in the preceding five years plus the higher of the NEO's bonus opportunity (at target) for the year in which the change in control event occurs or the highest annual bonus in the preceding five years. Under the Transition Agreements, to the extent that payments to executives would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. In these agreements, there are no provisions for an excise tax gross up. Amounts in the table assume that the executives received the full payments that the Transition Agreements contemplate without reduction.

(b) For each NEO that is a party to a Transition Agreement, the interrupted bonus reflects the higher of the NEO's target STIP opportunity for 2013 or the actual bonus earned in 2012 on the assumption that the actual bonus for 2012 would not have been determined had the change in control occurred December 31, 2013. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the STIP upon a change of control.

(c) Pursuant to our Transition Agreements, upon a termination following a change in control in a manner that entitles the executive to cash severance, an NEO is entitled to receive three years of pension service credit for those who participate in the pension plan (but not beyond age 65) based on assumed compensation, three years of continued coverage in our health and welfare benefit programs, up to three years of outplacement services, and three years of annual perquisite payments based upon the amount of those payments per year for the NEO. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.

(d) Pursuant to our Transition Agreements, upon a termination following a change in control in a manner that entitles the executive to cash severance, Messrs. Olin and Levatich would be entitled to three years of pension service credit (but not beyond age 65) based on assumed compensation. We calculated the present values of qualified and nonqualified pension plan benefits for Messrs. Olin and Levatich using the same actuarial assumptions that we used for the Pension Benefits Table.

(e) Pursuant to Transition Agreements with Mr. Wandell and Mr. Hund, because they are not eligible to participate in our defined benefit pension plan, they are entitled to certain other benefits upon a termination following a change in control in a manner that entitles them to cash severance. Mr. Wandell is entitled to an amount equal to the employer retirement contribution that would have been made under our qualified and nonqualified defined contribution plans if his employment had continued for three additional years (but not beyond age 65). The employer retirement contribution is 4% of base salary and annual bonus paid during the calendar year preceding the year of the change in control or the year of termination, whichever is more beneficial to Mr. Wandell. We calculated the estimated payment amount based upon Mr. Wandell's annual salary rate as of December 31, 2013 and his 2012 bonus which was paid in 2013. Mr. Hund is entitled to the value of three years of the company contribution to the Harley-Davidson Financial Services 401(k) Plan, which is the maximum of $9,000 per year.

(f) For each NEO, amounts reflect the value of restricted stock and unvested options awards that become vested upon a termination following a change in control. The definition of change in control under our stock plans is essentially the same as in the Transition Agreements.

(g) We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. We calculated the value of the unvested shares of restricted stock held by each NEO based upon the aggregate market value of such shares. We used a price of $69.24 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2013, as reported by the New York Stock Exchange.

(h) For each NEO, amounts reflect the target value of cash long-term incentive awards and the value of restricted stock and unvested options awards that become vested upon a change in control regardless of whether the executive's employment is actually terminated. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the cash long-term incentive awards upon a change of control. Equity awards that we made to Messrs. Wandell, Levatich, Hund and Olin under our 2009 Incentive Stock Plan do not vest upon a change in control (but may become vested if we terminate the executive's employment for any reason other than cause within two years after a change in control). Because Mr. Jones is not a party to a Transition Agreement, equity awards that we made to him under our 2009 Incentive Stock Plan will vest upon a change in control without regard to termination of employment resulting from such change in control.

Severance Arrangements

Historically, we provided a Severance Benefits Agreement to a subset of the Senior Leaders, including the CEO and the other NEOs, by means of a written agreement between the company and the executive. The Severance Benefits Agreement provided for up to one year's salary and up to one year of certain employee benefits if we terminate their employment other than for cause. In late 2013, the Committee approved an Executive Severance Policy to replace these agreements, which we are in the process of implementing. The Executive Severance Policy provides for a cash severance benefit that varies between 12 and 24 months of base pay (based upon salary band) and 18 months continuation of certain employee benefits if we terminate employment other than for cause.  In approving the policy, the Committee adjusted the benefits from those in the agreements based upon market-based compensation data.  To receive benefits under the Executive Severance Policy, executives must relinquish their rights to the contractual benefits available under the individual Severance Benefits Agreements.

The table below presents estimates of the amounts of compensation payable to each NEO under their respective Severance Benefit Agreement assuming a termination absent a change in control for any reason other than cause, death or disability. The amounts shown assume that such termination was effective as of December 31, 2013. The actual amounts to be paid can only be determined at the time of the executive's termination.

Executive Benefits Upon Termination Absent a Change in Control	Keith E. Wandell	John A. Olin	Matthew S. Levatich	Larry G. Hund	Paul J. Jones
Cash Severance	$1,150,000	$560,000	$640,000	$500,000	$440,000
Other Benefits
Health and Welfare	$15,228	$20,832	$15,720	$14,611	$21,444
Continuation of Life Insurance	$17,316	$3,367	$2,926	$7,572	$1,616
Total	$1,182,544	$584,199	$658,646	$522,183	$463,060

To receive the severance benefits described above, the NEO must execute a general release of claims against the company.

Vesting of Restricted Stock

We have awarded restricted stock to NEOs, and NEOs earn these shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, all unvested shares under that award will automatically vest upon retirement. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the company, willful refusal to perform duties consistent with the NEO's office, position or status with the company or other conduct or inaction that the Human Resources Committee determines constitutes cause. Finally, as we disclose in the table above that presents the amounts payable to each NEO upon a change in control, certain restricted stock awards also vest fully on a change in control.

The following table reflects, for each NEO, the value of restricted stock awards that become vested upon a termination of the NEO's employment for each of the reasons indicated in the table assuming that such termination occurred on December 31, 2013. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $69.24 per share to determine market value, which was the closing price of our common stock on December 31, 2013, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the NEO's Severance Benefits Agreement.

Named Executive Officer	Retirement	Death or Disability	Termination by Company(1)
Keith E. Wandell	$2,449,503	$3,469,940	$2,449,503
John A. Olin	$—	$600,947	$—
Matthew S. Levatich	$—	$973,923	$—
Lawrence G. Hund	$471,594	$659,437	$471,594
Paul J. Jones	$—	$314,577	$—

(1) While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. There is no pro-rata vesting based on performance or due to retirement. As a result, the awards give the NEO a strong incentive to remain with the company.

Payments Made Upon Death or Disability

If an NEO dies while employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock awards, the NEO will receive payments under our death benefits. Our death benefits provide that each NEO is entitled to three times annual base pay in the event of his or her death while actively employed, which we would generally satisfy out of proceeds of life insurance that we maintain. For each NEO we report premiums that we paid for this life insurance as part of All Other Compensation in the Summary Compensation Table. In addition, we maintain long-term disability plans in which NEOs may participate on a voluntary basis on the same terms as other salaried employees. There is no company contribution toward the cost of this benefit.

Under the form of our Transition Agreement with Messrs. Wandell, Levatich and Olin, if the NEO's death occurs during employment, then no benefits are payable under the Transition Agreement. In addition, under all forms of our Transition Agreement, if an NEO dies after a termination that entitles the NEO to a cash payment, or if an NEO's death during active employment after a change in control entitles the NEO's estate to a cash payment, then health benefit coverage for the NEO's eligible dependents will continue until the earlier to occur of one year following the executive's death or three years following the executive's termination. All other welfare benefit coverage will cease at the date of the NEO's death.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Barry K. Allen	$100,000	$110,000	$—	$—	$—	$—	$210,000
R. John Anderson	$100,000	$110,000	$—	$—	$—	$—	$210,000
Richard I. Beattie	$140,000	$110,000	$—	$—	$—	$—	$250,000
Martha F. Brooks	$110,000	$110,000	$—	$—	$—	$—	$220,000
Michael J. Cave	$105,000	$110,000	$—	$—	$—	$—	$215,000
George H. Conrades	$100,000	$110,000	$—	$—	$—	$—	$210,000
Donald A. James	$100,000	$110,000	$—	$—	$—	$—	$210,000
Sara L. Levinson	$100,000	$110,000	$—	$—	$—	$—	$210,000
N. Thomas Linebarger	$105,000	$110,000	$—	$—	$—	$—	$215,000
George L. Miles, Jr.	$105,000	$110,000	$—	$—	$—	$—	$215,000
James A. Norling	$120,000	$110,000	$—	$—	$—	$—	$230,000
Jochen Zeitz	$115,000	$110,000	$—	$—	$—	$—	$225,000

(1) Directors have the option of receiving all or a portion of their fees in the form of stock. The portion of fees received at the election of the director in the form of stock in 2013 was $100,000 for R. John Anderson; $140,000 for Richard I. Beattie; $110,000 for Martha F. Brooks; $52,500 for Michael J. Cave; $100,000 for George H. Conrades; $100,000 for Donald A. James; and $105,000 for N. Thomas Linebarger.

(2) In August 2002, the Board of Directors approved stock ownership guidelines which the Board revised most recently in September 2012. The guidelines stipulate that all directors must hold 15,000 shares of Harley-Davidson Common Stock. Each director has until the later of September 2014 or five years after the date of election as a director to accumulate the appropriate number of shares. In addition, the guidelines provide that until the applicable ownership level is achieved, the director must receive at least 50% of his or her fees in the form of stock.

(3) Directors receive an annual grant of share units, each representing the value of one share of our stock. The payment of share units is deferred until a director ceases to serve as a director and share units are payable at that time in actual shares of our stock. The compensation related to share unit awards has been calculated based on the grant date fair value of the award. The fair value of a share unit is based on the market price of a share of stock on the date of grant. Refer to Note 18 of our financial statements included in our 2013 Annual Report on Form 10-K for additional information related to the company's stock awards.

Narrative to Director Compensation Table

Directors who are not employees received an annual retainer fee of $100,000 in fiscal 2013. Mr. Beattie received an additional $25,000 for his service as the Presiding Director of the Board. For serving as the chairperson of the Human Resources, Nominating or Sustainability Committees, a non-employee director received an additional annual retainer fee of $10,000. The Chairperson of the Audit Committee received an additional $20,000 annual retainer fee and other members of the Audit Committee received an additional $5,000 annual retainer fee in recognition of their Audit Committee service. Directors who are our employees (currently Mr. Wandell) do not receive any special compensation for their services as directors.

Pursuant to our Director Stock Plan, a non-employee director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid in each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our annual meeting of shareholders. In addition, non-employee directors receive an annual grant of share units, each representing the right to receive one share of our common stock and therefore having the value of one share of our common stock. In 2013, the size of that grant was equal to the number of shares of common stock having a value of $110,000 for all directors.

Also pursuant to our Director Stock Plan, directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock. Deferrals of fees payable in cash are credited to a cash account and will earn a return based on investment options that we make available to the director and that the director selects. A director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with applicable rules regarding deferred compensation plans.

The purpose of our Director Stock Plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors' services in shares of common stock or share units.

In addition, we provide to non-employee directors a clothing allowance of $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of HDMC. We may also provide a director with the use of a motorcycle where doing so may further our business objectives.

Compensation Risk Assessment

The Human Resources Committee considers, among other things in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Human Resources Committee reviews annually the principal components of executive compensation. Base salaries are reviewed annually and fixed in amount. Annual Financial STIP incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria. Our annual Leadership STIP rewards our executives on achievement of individual strategic goals and demonstration of leadership behaviors. The annual cash incentive plans provide that the Human Resources Committee may reduce awards that executives would otherwise earn by up to 50%, and there are caps on all maximum cash payouts as previously described. The Human Resources Committee believes that these cash incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking.

The other major component of our executive officers’ compensation is long-term incentives through a mix of stock options, restricted stock and long-term cash incentive awards that the Human Resources Committee believes are important to help further align executives’ interests with those of our shareholders. The Human Resources Committee believes these awards do not encourage unnecessary or excessive risk taking. The value of the equity-based awards is tied to our stock price, and long-term cash incentive awards are subject to maximum payouts. In addition, grants are subject to long-term vesting schedules, and executives are subject to stock holding requirements in the Stock Ownership Guidelines, to help ensure that executives always have significant value tied to long-term stock price performance.

The Human Resources Committee believes that the structure of the Financial and Leadership STIP plans, which focuses behaviors on broad-based financial performance of the company as a whole, HDMC and HDFS as well as leadership behaviors, and the structure of the long-term incentive program, which rewards individuals for share price appreciation and performance relative to strategic goals, achieve an appropriate balance of important objectives. The Committee also believes that the structures of these plans do not create risks that are reasonably likely to have a material adverse effect on the company.

HUMAN RESOURCES COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the Compensation Discussion and Analysis in this Proxy Statement.

2013 Human Resources Committee of the Board of Directors

Barry K. Allen (beginning April 2013)
R. John Anderson
Martha F. Brooks, Chairperson
George H. Conrades
Sara L. Levinson

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Board has empowered the Nominating Committee to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member's responsibility to attend meetings and review all pre-meeting materials.
We have a Code of Business Conduct that applies to all of our employees, officers and Board members. The Code of Business Conduct was revised in 2012 to reflect an increased global focus as well as business, law and company policy updates, as part of a multi-year plan to increase awareness, understanding, and accountability relating to our company's global corporate compliance and ethics. The Code of Business Conduct reporting helpline, website and phone numbers are designed to provide employees with the opportunity to ask Code-related questions or report a potential Code violation throughout the world (where legally allowable). Our General Counsel reports to the Nominating Committee on matters relating to the company’s global compliance and ethics program, . We also have in effect the Conflict of Interest Process for Directors and Executive Officers that the Nominating Committee has approved. The Code of Business Conduct, the Conflict of Interest Process for Directors and Executive Officers, the Corporate Governance Policy and each of the four committee Charters appear on the Corporate Governance page of our website at http://www.harley-davidson.com. In addition, the Corporate Governance page of our website contains information about how our stakeholders can contact Board members if they have questions or issues of concern for the Board and other information relating to the company’s corporate governance. We are not including the information available through our website as a part of this Proxy Statement.
As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board, the Board's committees and the Directors. Annually, the Nominating Committee reviews the independence of each director and examines all relationships, if any, a director has with the company to determine if that relationship is material. The Nominating Committee has determined that two directors are not independent and has reviewed the very limited business relationships that two other directors have with the company. We disclose these relationships in the "Corporate Governance Principles and Board Matters-Independence of Directors" and the "Certain Transactions" sections. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2013 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen
R. John Anderson
Richard I. Beattie, Chairperson
Martha F. Brooks
Michael J. Cave
George H. Conrades
Sara L. Levinson
N. Thomas Linebarger
George L. Miles, Jr.
James A. Norling
Jochen Zeitz

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews Harley-Davidson's financial reporting process, the audit process and process for monitoring compliance with laws and regulations. The Audit Committee is comprised of six members, four of whom (Messrs. Cave, Linebarger, Miles and Zeitz) the Board has determined to be audit committee financial experts within the meaning of SEC rules. All Audit Committee members are independent in accordance with the audit committee requirements of New York Stock Exchange rules.

Harley-Davidson has a Financial Code of Ethics, which has been signed by the following: Harley-Davidson's CEO, its CFO, certain other employees in the finance, accounting and internal audit department, other employees who work in areas that support the financial reporting processes and the corporate internal audit function, and members of Harley-Davidson's Disclosure Committee.

Harley-Davidson's internal audit function continues to perform an essential role in Harley-Davidson's efforts to comply with the Sarbanes-Oxley Act of 2002, as well as other compliance matters. The head of the internal audit function reports directly to the Audit Committee and Harley-Davidson's CFO. The Audit Committee Charter specifically provides that the head of the internal audit function is accountable to the Audit Committee and ultimately the Board and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

In addition, the Audit Committee Charter provides that the independent auditor is accountable to the Audit Committee and to the Board. The Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm serving as the company's independent auditor. However, the Audit Committee will seek shareholder ratification of its choice of independent auditor at Harley-Davidson's annual meeting of shareholders.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson's internal control system over financial reporting as of December 31, 2013. Management has concluded that the internal control system was effective. Additionally, Harley-Davidson's internal control over financial reporting as of December 31, 2013 was audited by Ernst & Young LLP, Harley-Davidson's independent auditor for the 2013 fiscal year.

The Audit Committee has reviewed and discussed Harley-Davidson's audited financial statements for the 2013 fiscal year with management as well as with representatives of Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received written disclosures from Ernst & Young LLP regarding their independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2013 fiscal year be included in Harley-Davidson's Annual Report on Form 10-K for the 2013 fiscal year for filing with the SEC.

2013 Audit Committee of the Board of Directors

Richard I. Beattie
Michael J. Cave
N. Thomas Linebarger
George L. Miles, Jr.
James A. Norling, Chairperson
Jochen Zeitz

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2015 annual meeting of shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 under the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by November 14, 2014.

A shareholder who otherwise intends to present business at the 2015 annual meeting of shareholders must comply with the requirements set forth in our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice to our Secretary in advance of the 2015 annual meeting that complies with the Restated Articles of Incorporation. To give that notice, a shareholder must comply with the terms and time periods in our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2015 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing the Notice of Internet Availability of Proxy Materials on March 14, 2014, we must receive notice of a proposal for shareholders to consider at the 2015 annual meeting of shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than January 13, 2015.

If we receive the notice after January 13, 2015, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2015 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2015 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2015 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a broker, bank or other nominee may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement. We will deliver promptly, if you request orally or in writing, a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement, then you may contact our Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HD STOCK (toll-free) or (c) by email at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement from their broker, bank or other nominee may request delivery of a single copy by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul J. Jones
Secretary

Milwaukee, Wisconsin
March 14, 2014

Appendix A

HARLEY-DAVIDSON, INC.
2014 INCENTIVE STOCK PLAN

1. Purposes, History and Effective Date.

(a) Purpose . The Harley-Davidson, Inc. 2014 Incentive Stock Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers and other employees and (ii) to increase shareholder value. This Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock or receive monetary payments based on the value of such common stock on the potentially favorable terms that this Plan provides.

(b) History . Prior to the effective date of this Plan, the Company had in effect the 2009 Plan, which was originally effective April 5, 2009, and the 2004 Plan, which was originally effective April 24, 2004. The 2004 Plan terminated upon shareholder approval of the 2009 Plan on April 25, 2009, and no new awards have been granted under the 2004 Plan since such date. Upon shareholder approval of this Plan, the 2009 Plan will terminate and no new awards will be granted under the 2009 Plan, although awards granted under the 2009 Plan or the 2004 Plan and still outstanding will continue to be subject to all terms and conditions of the 2009 Plan or the 2004 Plan, as applicable, subject to Section 15(c) of this Plan.

(c) Effective Date . This Plan became effective on, and Awards may be granted under this Plan on and after, the Effective Date. This Plan will terminate as provided in Section 15.

2. Definitions. Capitalized terms used in this Plan have the following meanings:

(a)	“2004 Plan” means the Harley-Davidson, Inc. 2004 Incentive Stock Plan, as amended.

(b)	“2009 Plan” means the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as amended.

(c) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto. Notwithstanding the foregoing, for purposes of determining those individuals to whom may be granted a non-qualified Option or a Stock Appreciation Right that is intended to be exempt from Code Section 409A, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(d) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Shares, Restricted Stock, Restricted Stock Units, EIP Shares or Dividend Equivalent Units. Any Award granted under this Plan shall be provided or made in such manner and at such time as complies with the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including, without limitation, deferring payment to a specified employee or until a specified distribution event, as provided in Code Section 409A(a)(2).

(e) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the grant of an Award in such form as the Committee determines.

(f) “Board” means the Board of Directors of the Company.
(g) “Cause” means, except as otherwise determined by the Committee upon the grant of an Award, (i) the Participant’s conviction of a felony or a plea by the Participant of no contest to a felony, (ii) willful misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or an Affiliate, (iii) the Participant’s willful refusal to perform requested duties consistent with the Participant’s office, position or status with the Company or an Affiliate (other than as a result of his or her physical or mental disability) or (iv) other conduct or inaction that the Company determines in its discretion constitutes Cause. With respect to clauses (ii), (iii) and (iv) of this definition, Cause shall be determined by the senior human resources officer of the Company. All determinations of such officer under this definition shall be final.

(h) “Change of Control” means the occurrence of any one of the following events:

(i) the Continuing Directors no longer constitute at least two-thirds of the Directors constituting the Board;

(ii) any person or group (as defined in Rule 13d-5 under the Exchange Act), together with its affiliates, becomes the beneficial owner, directly or indirectly, of 20% or more of the Company’s then outstanding Stock or 20% or more of the voting power of the Company’s then outstanding Stock;

(iii) the consummation of the merger or consolidation of the Company with any other corporation, the sale of substantially all of the Company’s assets or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the Continuing Directors in office immediately prior to such merger or consolidation constitute at least two-thirds of the directors constituting the board of directors of the surviving corporation of such merger or consolidation and any parent (as defined in Rule 12b-2 under the Exchange Act) of such corporation; or

(iv) at least two-thirds of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the Company’s shareholders or by the Board determine that such proposed action, if taken, would constitute a change of control of the Company and such action is taken.

Notwithstanding the foregoing, with respect to an Award that is deferred compensation subject to Code Section 409A, then solely for purposes of determining the timing of payment of such Award, the term “Change of Control” as defined above shall be deemed amended to the extent necessary to satisfy the definition of “change in control event” under Code Section 409A.

(i) “Change of Control Price” means the highest Fair Market Value price per Share during the sixty (60)-day period preceding the date of a Change of Control.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(k) “Committee” means the Human Resources Committee of the Board (or a successor committee with the same or similar authority).

(l) “Company” means Harley-Davidson, Inc., a Wisconsin corporation, or any successor thereto.
(m) “Continuing Director” means any individual who is either (i) a member of the Board on the Effective Date or (ii) a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest).

(n) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

(o) “Disability” has the meaning ascribed to the term in Code Section 22(e)(3), as determined by the Committee.

(p) “Disinterested Persons” means the non-employee directors of the Company within the meaning of Rule 16b-3 as promulgated under the Exchange Act.

(q) “Dividend Equivalent Unit” means the right to receive a payment equal to the cash dividends paid with respect to a Share.

(r) “Effective Date” means the date the Company’s shareholders approve this Plan.

(s) “EIP Shares” means Shares that the Company delivers in payment or partial payment of an award under the Harley-Davidson, Inc. Employee Incentive Plan (or any successor thereto), the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives (or any successor thereto) or other incentive plans of the Company or its affiliates that the Committee designates from time to time.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(u) “Excluded Items” means any (i) charges for reorganizing and restructuring, (ii) discontinued operations, (iii) asset write-downs, (iv) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (v) changes in tax or accounting principles, regulations or laws, (vi) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (vii) mergers, acquisitions or dispositions, that in each case the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.

(v) “Fair Market Value” means, per Share on the date as of which Fair Market Value is being determined, if the Stock is listed for trading on the New York Stock Exchange, the closing sales price on the date in question as reported in The Wall Street Journal, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Stock is not listed or admitted to trading on the New York Stock Exchange on the date in question, then “Fair Market Value” means, per Share on the date as of which Fair Market Value is being determined, (i) the closing sales price on the date in question on the principal national securities exchange on which the Stock is listed or admitted to trading, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange; or (ii) if the Stock is not listed or admitted to trading on any national securities exchange, the closing quoted sale price on the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iii) if not so quoted, the mean of the closing bid and asked prices on the date in question in the over-the-

counter market, as reported by such reporting system then in use, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iv) if on any such date the Stock is not quoted by any such system, the mean of the closing bid and asked prices on the date in question as furnished by a professional market maker making a market in the Stock selected by the Board for the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (v) if on any such date no market maker is making a market in the Stock, the price as determined in good faith by the Committee; provided that if Fair Market Value is being determined under clause (v) for purposes of determining the Change of Control Price, the value will be determined by the Continuing Directors.

(w) “Option” means the right to purchase Shares at a specified price for a specified period of time. An incentive stock option may be granted, in accordance with Section 7, to a Participant who is an employee of the Company or a subsidiary (as defined for purposes of the incentive stock option rules).
(x) “Participant” means an individual selected by the Committee to receive an Award, and includes any individual who holds an Award after the death of the original recipient.

(y) “Performance Goals” means any goals the Committee establishes that relate to one or more of the following for such period as the Committee specifies (in all cases before Excluded Items, except as otherwise determined by the Committee upon the grant of an Award):

(i) Any one or more of the following as determined for the Company on a consolidated basis, for any one or more Affiliates or divisions of the Company and/or for any other business unit or units of the Company, as determined by the Committee at the time an Award is made:

(1) Sales or other revenues;

(2) Cost of goods sold;

(3) Gross profit;

(4) Expenses or expense or cost reductions;

(5) Income or earnings, including net income, income from operations;

(6) Income before interest and the provision for income taxes;

(7) Income before provision for income taxes;

(8) Margins;

(9) Working capital or any of its components, including accounts receivable, inventories or accounts payable;

(10) Assets or productivity of assets;

(11) Return on shareholders equity, capital, assets or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;

(12) Stock price;

(13) Dividend payments;

(14) Economic value added, or other measure of profitability that considers the cost of capital employed.

(15) Cash flow;

(16) Debt or ratio of debt to equity or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;

(17) Net increase (decrease) in cash and cash equivalents;

(18) Customer satisfaction;

(19) Market share;
(20) Product quality;

(21) New product introductions or launches;

(22) Sustainability, including energy or materials utilization;

(23) Business efficiency measures;

(24) Retail sales;

(25) Safety.

(ii)	Earnings per Share for the Company on a consolidated basis.

(iii)	Total shareholder return.

In the case of Awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in this Plan.

(z) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved.

(aa) “Performance Units” means the right to receive a payment valued in relation to a unit the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.

(bb) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(cc) “Plan” means this Harley-Davidson, Inc. 2014 Incentive Stock Plan, as may be amended from time to time.

(dd) “Restricted Stock” means Shares that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals and/or upon the completion of a period of service.

(ee) “Restricted Stock Unit” means the right to receive cash, and/or Shares with a Fair Market Value, valued in relation to a unit that has a value equal to the Fair Market Value of a Share, which right may vest upon the achievement or partial achievement of Performance Goals and/or upon the completion of a period of service.

(ff) “Retirement” means, except as otherwise determined by the Committee and set forth in an Award Agreement, termination of employment from the Company and its Affiliates (i) for reasons other than Cause, on or after age fifty-five (55); or (ii) with the consent of the Committee, under other circumstances; provided that with respect to an Award that is subject to Code Section 409A, the Committee shall not exercise such authority to the extent that exercise of such authority would cause the Award to fail to satisfy the requirements of Code Section 409A. For purposes of this definition, a Participant’s years of service with the Company shall be determined in the same manner as is specified in the Retirement Annuity Plan for Salaried Employees of Harley-Davidson (as it may be amended), whether or not the Participant is covered under such plan.

(gg) “Rule 16b-3” means Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Exchange Act.
(hh) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(ii) “Share” means a share of Stock.

(jj) “Stock” means the common stock of the Company.

(kk) “Stock Appreciation Right” or “SAR” means the right of a Participant who provides services to the Company or an Affiliate to receive cash, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(ll) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3. Administration.

(a) Committee Administration . In addition to the authority specifically granted to the Committee in this Plan, the Committee has full discretionary authority to administer this Plan, including but not limited to the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it deems desirable to carry this Plan into effect and (iv) make all other determinations necessary or advisable for the administration of this Plan.

(b) Delegation to Other Committees or CEO . To the extent applicable law permits, the Board or the Committee may delegate to another committee of the Board, or the Committee may delegate to the Chief Executive Officer of the Company, any or all of the authority and responsibility of the Committee. However, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised. To the extent applicable law permits, the Board or the Committee also may delegate to another committee of the Board consisting entirely of Non-Employee Directors any or all of the authority and responsibility of the Committee with respect to individuals who are Section 16 Participants. If the Board or Committee has made such a delegation, then all references to the Committee in this Plan include such other committee or the Chief Executive Officer to the extent of such delegation.

(c) Indemnification . In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with this Plan or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.

4. Eligibility. The Committee may designate any of the following as a Participant from time to time: any officer or other employee of the Company or any of its Affiliates or an individual that the Company or an Affiliate has engaged to become an officer or other employee. The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year. The Committee’s granting of a particular type of Award to a Participant will not require the Committee to grant the same or any other type of Award to such individual.

5. Types of Awards. Subject to the terms of this Plan, the Committee may grant any type of Award to any Participant it selects. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing contained in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate of the Company). Awards granted under this Plan shall be evidenced by an Award Agreement except to the extent the Committee provides otherwise.

6. Shares Reserved under this Plan.

(a) Plan Reserve . Subject to adjustment as provided in Section 17, an aggregate of 8,000,000 Shares, plus the number of Shares described in Section 6(c), are reserved for issuance under this Plan. The aggregate number of Shares reserved under this Plan under this Section 6(a) shall be depleted by the maximum number of Shares, if any, that may be payable under an Award as determined at the time of grant; provided that the aggregate number of Shares reserved under this Section 6(a) shall be depleted by two and ninety-three one hundredths (2.93) Shares for each Share, if any, with respect to which a full-value Award may be payable as determined at the time of grant. For this purpose, a full-value award includes Shares, Restricted Stock, Restricted Stock Units payable in Shares, Performance Shares, Performance Units payable in Shares, EIP Shares, Dividend Equivalent Units payable in Shares and any other similar Award payable in Shares under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share. Notwithstanding the foregoing, the Company may issue only such number of Shares as is described in the first sentence of this Section 6(a) upon the exercise of incentive stock options. For purposes of determining the aggregate number of Shares reserved for issuance under this Plan, any fractional Share shall be rounded to the next highest full Share.

(b) Replenishment of Shares Under this Plan . If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) the Committee determines during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issued on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to this Plan’s reserve (in the same number as they depleted the reserve) and may again be used for new Awards under this Plan, but such Shares may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to this Plan’s reserve: Shares tendered or withheld in payment of the exercise price of an outstanding Option or as a result of the net settlement of an outstanding Stock Appreciation Right; Shares tendered or withheld to satisfy federal, state or local tax withholding obligations; and Shares purchased by the Company using proceeds from Option exercises.
(c) Addition of Shares from Predecessor Plans . In addition to the Shares reserved for issuance under Section 6(a), the number of Shares which were reserved for issuance under the 2009 Plan but which are not subject to any outstanding awards under such plan as of the Effective Date shall be available for issuance under Awards granted under this Plan. Further, after the Effective Date, if any Shares subject to or underlying awards granted under the 2004 Plan or the 2009 Plan would again become available for new grants under the terms of such plan if such plan were still in effect, then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the number of Shares available for issuance under this Plan as determined under the first sentence of Section 6(a). Any such Shares will not be available for future awards under the terms of the 2004 Plan or the 2009 Plan after the Effective Date.

(d) Participant Limitations . Subject to adjustment as provided in Section 17, no Participant may be granted Awards that could result in such Participant:

(i) receiving in any calendar year Options for, and/or Stock Appreciation Rights with respect to, more than 1,500,000;

(ii) receiving in any calendar year Awards of Shares, Restricted Stock and/or Restricted Stock Units relating to more than 500,000 Shares; or

(iii) receiving in any calendar year Awards of Performance Shares and/or Awards of Performance Units relating to more than 500,000 Shares.

In all cases, determinations under this Section 6(d) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

7. Options. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Option, including but not limited to:

(a) Whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; provided that in the case of an incentive stock option, if the aggregate Fair Market Value (determined on the date of grant) of the Shares with respect to which all “incentive stock options” (within the meaning of Code Section 422) are first exercisable by the Participant during any calendar year (under this Plan and under all other incentive stock option plans of the Company or any Affiliate that is required to be included under Code Section 422) exceeds $100,000, such Option automatically shall be treated as a nonqualified stock option to the extent this limit is exceeded.

(b) The grant date, which may not be any day prior to the date that the Committee approves the grant.

(c) The number of Shares subject to the Option.

(d) The exercise price, which may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that (i) no incentive stock option shall be granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary unless the exercise price is at least 110 percent of the Fair Market Value of a Share on the date of grant; and (ii) the exercise price may vary during the term of the Option if the Committee determines that there should be adjustments to the exercise price relating to achievement of Performance Goals and/or to changes in an index or indices that the Committee determines is appropriate (but in no event may the exercise price be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant).

(e) The terms and conditions of exercise, which may include a requirement that exercise of the Option is conditioned upon achievement of one or more Performance Goals; provided that, unless the Committee provides otherwise in an Award Agreement or in rules and regulations relating to this Plan, an Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company (or its designee) and provision (in a manner acceptable to the Committee) for payment of the full exercise price of the Shares being purchased pursuant to the Option and any withholding taxes due thereon.

(f) The termination date, except that each Option must terminate no later than ten (10) years after the date of grant, and each incentive stock option granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary must terminate no later than five (5) years after the date of grant.

(g) The exercise period following a Participant’s termination of employment, provided that:

(i) Unless the Committee provides otherwise, if a Participant shall cease to be employed by the Company or any of its Affiliates other than by reason of Retirement, Disability, or death, (A) the portion of the Option that is not vested shall terminate on the date of such cessation of employment and (B) the Participant shall have a period ending on the earlier of the Option’s termination date or 90 days from the date of cessation of employment to exercise the vested portion of the Option to the extent not previously exercised. At the end of such period, the Option shall terminate.

(ii) Unless the Committee provides otherwise, if a Participant shall cease to be employed by the Company or any of its Affiliates by reason of Retirement or Disability, the Option shall remain exercisable, to the extent it was exercisable at the time of cessation of employment, until the earliest of: the Option’s termination date; the death of the Participant, or such later date not more than one year after the death of the Participant as the Committee, in its discretion, may provide; the third anniversary of the date of the cessation of the Participant’s employment, if employment ceased by reason of Retirement; or the first anniversary of the date of the cessation of the Participant’s employment by reason of Disability. At the end of such period, the Option shall terminate.

(iii) In the event of the death of the Participant while employed by the Company or any of its Affiliates, the Option may be exercised at any time prior to the earlier of the Option’s termination date or the first anniversary of the date of the Participant’s death to the extent that the Participant was entitled to exercise such Option on the Participant’s date of death. In the event of the death of the Participant while entitled to exercise an Option pursuant to Section 7(g)(ii), the Committee, in its discretion, may permit such Option to be exercised prior to the Option’s termination date during a period of up to one year from the death of the Participant, as determined by the Committee to the extent that the Option was exercisable at the time of cessation of the Participant’s employment.
Extension of the Option exercise period beyond 90 days from the date of cessation of employment shall result in conversion of an incentive stock option to a non-qualified stock option to the extent required under the Code

Any Participant who disposes of Shares acquired upon the exercise of an incentive stock option either (1) within two years after the date of the grant of such Option or (2) within one year after the transfer of such Shares to the Participant shall notify the Company of such disposition and of the amount realized upon such disposition.

In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Committee determines otherwise.

8. Stock Appreciation Rights. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to:

(a) Whether the SAR is granted independently of an Option or relates to an Option; provided that if an SAR is granted in relation to an Option, then unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

(b) The grant date, which may not be any day prior to the date that the Committee approves the grant.

(c) The number of Shares to which the SAR relates.

(d) The grant price, provided that (i) the grant price shall never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant and (ii) the grant price may vary during the term of the SAR if the Committee determines that there should be adjustments to the grant price relating to achievement of Performance Goals and/or to changes in an index or indices that the Committee determines is appropriate (but in no event may the grant price be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant).

(e) The terms and conditions of exercise or maturity.

(f) The term, provided that an SAR must terminate no later than 10 years after the date of grant.

(g) The exercise period following a Participant’s termination of employment.

(h) Whether the SAR will be settled in cash, Shares or a combination thereof.

9. Performance Awards. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Award of Performance Shares or Performance Units, including but not limited to:

(a) The number of Shares and/or units to which such Award relates.
(b) One or more Performance Goals that must be achieved during such period as the Committee specifies in order for the Participant to realize the benefit of such Award. With respect to an Award that is intended to constitute performance-based compensation with respect to a Participant who is subject to the requirements of Code Section 162(m), once the Performance Goals have been established with respect to an Award, the Committee shall have no discretion to increase the amount of compensation payable under the Award, although the Committee may decrease the amount of compensation that a Participant may earn under such an Award.

(c) Whether all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement.

(d) With respect to Performance Units, whether to settle such Award in cash, Shares, or a combination of cash and Shares.

(e) Whether dividends paid with respect to the Shares subject to or underlying an Award of Performance Shares or Performance Units will be credited to the Award holder; provided that any such dividends must be held in escrow or otherwise deferred until the end of the applicable performance period; and provided further that no such dividends may be credited or paid with respect the Award to the extent the Performance Goals for the Award are not achieved or the Award is otherwise not earned.

10. Restricted Stock, Restricted Stock Unit and Share Awards. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Award of Restricted Stock, Restricted Stock Units or Shares, including but not limited to:

(a) The number of Shares and/or units to which such Award relates.

(b) The period of time, if any, over which, with respect to Restricted Stock or Restricted Stock Units, the risk of forfeiture or restrictions imposed on the Award will lapse, or over which the Award will vest, and whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period, if any, as the Committee specifies; provided that, subject to the provisions of Section 10(c), if an Award requires the achievement of Performance Goals, then the period to which such Performance Goals relate must be at least one year in length, and if an Award of Restricted Stock or Restricted Stock Units is not subject to Performance Goals, then such Award must have a restriction period of at least one year.

(c) Whether, with respect to Restricted Stock and Restricted Stock Units, all or any portion of the period of forfeiture or restrictions imposed on the Award will lapse, or whether the vesting of the Award will be accelerated, upon a Participant’s death, Disability or Retirement.

(d) With respect to Restricted Stock Units, whether to settle such Awards in cash, Shares, or a combination of cash and Shares.

(e) With respect to Restricted Stock, the manner of registration of certificates or book entry for such Shares, and whether to hold such Shares in escrow pending lapse of the period of forfeiture or restrictions or to issue such Shares with an appropriate legend or stop-transfer order referring to such restrictions.

(f) Whether dividends paid with respect to the Shares subject to or underlying an Award of Restricted Stock or Restricted Stock Units will be immediately paid or held in escrow or otherwise deferred and whether such dividends shall be subject to the same terms and conditions as the Award to which they relate; provided that, to the extent any Award of Restricted Stock or Restricted Stock Units is subject to a Performance Goal, any dividends paid with respect to the Shares subject to or underlying such Award must be held in escrow or otherwise deferred until the end of the applicable performance period; and provided further that no such dividends may be credited or paid with respect such Award to the extent the Performance Goals for the Award are not achieved or the Award is otherwise not earned.

11. EIP Shares. Subject to the terms and conditions of this Plan, the Committee may elect to have the Company deliver EIP Shares in payment or partial payment of awards under the Harley-Davidson, Inc. Employee Short Term Incentive Plan (or any successor thereto) or other incentive plans of the Company or its Affiliates that the Committee designates from time to time.
12. Dividend Equivalent Units. Subject to the terms and conditions of this Plan, the Committee will determine all terms and conditions of each Award of Dividend Equivalent Units, including but not limited to whether such Award will be granted in tandem with another Award, and the form, timing and conditions of payment. However, any Dividend Equivalent Units granted in connection with any “stock right” within the meaning of Code Section 409A shall be set forth in a written arrangement that is separate from such Award, and to the extent such Dividend Equivalent Units are considered deferred compensation, such written arrangement shall comply with the provisions of Code Section 409A. In addition, Dividend Equivalent Units may not be granted in tandem with Awards providing Options or SARs.

13. Amendment of Minimum Vesting and Performance Periods. Notwithstanding any provision of this Plan that requires a minimum vesting and/or performance period for an Award, the Committee, at the time an Award is granted or any later date, may subject an Award to a shorter vesting and/or performance period to take into account a Participant’s hire or promotion, or may accelerate the vesting or deem an Award to be earned, in whole or in part, in the event of a Participant’s death, Disability or Retirement provided that with respect to an Award that is subject to Code Section 409A, the Committee shall not exercise such authority to the extent that exercise of such authority would cause the Award to fail to satisfy the requirements of Code Section 409A.

14. Transferability . Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Committee allows a Participant to: (a) designate in writing a beneficiary to exercise the Award after the Participant’s death; or (b) transfer an Award, provided that EIP Shares and other Shares that a Participant receives upon final payment of an Award shall be transferable unless the Committee designates otherwise at the time of the Award.

15. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan . Unless the Board or the Committee earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on the earlier of (i) the date that is 10 years from the Effective Date and (ii) the date when all Shares reserved for issuance have been issued.

(b) Termination and Amendment . The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law or (C) any other applicable law;

(ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded or (D) any other applicable law; and

(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or 6(d) (except as permitted by Section 17); or (B) an amendment to the provisions of Section 15(e).

(c) Amendment, Modification , Cancellation or Recoupment of Awards . Except as provided in Section 15(e) and subject to the requirements of this Plan, the Committee may modify or amend any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the terms and conditions applicable to any Awards may at any time be amended, modified or canceled by mutual agreement between the Committee and the Participant or any other person(s) as may then have an interest in the Award, so long as any amendment or modification does not increase the number of Shares issuable under this Plan (except as permitted by Section 17), but the Committee need not obtain Participant (or other interested party) consent for the cancellation of an Award pursuant to the provisions of Section 17(a) or for the modification or amendment of an Award: (i) to the extent the modification or amendment is deemed necessary by the Committee to comply with any applicable law (including Code Section 409A) or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (ii) to the extent the modification or amendment is deemed necessary by the Committee to preserve favorable accounting treatment of any Award for the Company; or (iii) to the extent the Committee determines that such modification or amendment does not materially and adversely affect the value of an Award or that such modification or amendment is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award. In addition, except as provided in Section 15(e) and subject to the requirements of this Plan, the Committee may modify or amend any Award granted to a Participant under the 2004 Plan, or waive any restrictions or conditions applicable to any such Award, to include Award terms consistent with the permitted terms of Awards granted under this Plan. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply. Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to such an Award, shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or claw back compensation paid pursuant to such an Award.

(d) Survival of Authority and Awards . Notwithstanding the foregoing, the authority of the Board and the Committee under this Section 15 will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in full force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing Prohibited . Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, or similar transaction(s)), the Company may not, without obtaining shareholder approval: (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or (iii) cancel outstanding Options or SARs with an exercise price above the current Stock price in exchange for cash or other securities.

(f) Foreign Participation . To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).

(g) Code Section 409A . The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.
16. Taxes.

(a) Withholding. The Company is entitled to withhold the amount of any tax attributable to any amount payable or Shares delivered or deliverable under this Plan, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. A Participant shall satisfy the federal, state and local withholding tax obligations arising in connection with an Award in a manner acceptable to the Committee. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid adverse accounting consequences. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.

(b) No Guarantee of Tax Treatment . Notwithstanding any provision of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person(s) with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

17. Adjustment Provisions; Change of Control.

(a) Adjustment of Shares . If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; or (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than any stock purchase rights associated with the Shares that the Company might authorize and issue in the future) or other property; or (iii) the Company shall effect a cash dividend the amount of which exceeds 15% of the trading price of the Shares at the time the dividend is declared or any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur which, in the case of this clause (iv), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then, subject to Participants’ rights under Section 17(c), the Committee shall, in such manner as it may deem equitable, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 6(a) and 6(d)) and which may after the event be made the subject of Awards under this Plan, (B) the number and type of Shares subject to or underlying outstanding Awards, (C) the grant, purchase, or exercise price with respect to any Award, and (D) to the extent that such discretion will not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals with respect to an Award. In any such case, the Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Committee and provide that Options or SARs the exercise or grant price of which does not exceed the Fair Market Value be cancelled without consideration therefor effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change of Control, then (1) any such payment shall be at least as favorable to the holder as the greatest amount the holder could have received in respect of such Award under Section 17(c) and (2) from and after the Change of Control, the Committee may make provision for a cash payment only if the Committee determines that doing so is necessary to substitute, for each Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction or event in accordance with the last sentence of this Section 17(a). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to or underlying any Award payable or denominated in Shares must always be a whole number. Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Without limitation, subject to Participants’ rights under Section 17(c), in the event of any such merger or similar transaction, subdivision or combination of Shares, dividend or other event described above, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee shall substitute, on an equitable basis as the Committee determines, for each Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction. Notwithstanding the foregoing, if the Company shall subdivide the Shares or the Company shall declare a dividend payable in Shares, and if no action is taken by the Board or the Committee, then the adjustments contemplated by this Section 17(a) that are proportionate shall nevertheless automatically be made as of the date of such subdivision of the Shares or dividend in Shares.

(b) Issuance or Assumption . Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of Awards upon such terms and conditions as it may deem appropriate.

(c) Change of Control . Unless the Committee provides a result less favorable to holders of Awards at the time the affected Awards are made (as reflected in an Award Agreement), and except to the extent the Committee provides a result more favorable to holders of Awards (either in an Award Agreement or at the time of a Change of Control), in the event of a Change of Control and with respect to each Award the holder of which is employed by the Company or an Affiliate on the date of the Change of Control:

(i) each holder of an Option or SAR shall have the right at any time thereafter to exercise the Option or SAR in full whether or not the Option or SAR was theretofore exercisable;

(ii) Restricted Stock and Restricted Stock Units (that are not subject to Performance Goals and) that are not then vested shall vest, and any period of forfeiture or restrictions to which Restricted Stock and Restricted Stock Units are subject shall lapse, upon the date of the Change of Control;

(iii) each holder of a Performance Share and/or Performance Unit (and/or any Restricted Stock and Restricted Stock Units that are subject to Performance Goals) for which the performance period has not expired shall become vested in an amount equal to the product of the value of the Performance Share and/or Performance Unit assuming achievement of the applicable Performance Goal at the greater of the target performance level or the rate of actual performance through the date of the Change of Control projected through the end of the performance period and a fraction the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period;

(iv) all Dividend Equivalent Units that were awarded in connection with another Award shall vest.

For purposes of this Section 17(c), the “value” of a Performance Share shall be equal to, and the “value” of a Performance Unit the value of which is equal to the Fair Market Value of one or more Shares shall be based on, the Change of Control Price.

The rules of this Section 17(c) shall not prevent the Committee, in connection with a Change of Control transaction, from exercising the authority provided to the Committee under the last sentence of Section 17(a) to substitute, for each vested (taking into account the vesting rules of this Section 17(c)) and previously unexercised or undistributed Share then subject to or underlying an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect to each Share pursuant to the transaction.

Unless any agreement between the Participant and the Company provides for a payment by the Company to the Participant to cover the excise taxes due by the Participant upon receipt of an excess parachute payment within the meaning of Code Section 280G, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

18. Miscellaneous.

(a) Other Terms and Conditions . The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines appropriate, including, without limitation, provisions for:

(i) one or more means to enable Participants to defer the delivery of Shares or recognition of taxable income relating to Awards or cash payments derived from the Awards on such terms and conditions as the Committee determines, including, by way of example, the form and manner of the deferral election, the treatment of dividends paid on the Shares during the deferral period or a means for providing a return to a Participant on amounts deferred, and the permitted distribution dates or events (provided that no such deferral means may result in an increase in the number of Shares issuable under this Plan);

(ii) conditioning the grant or benefit of an Award on the Participant’s agreement to comply with covenants not to compete, not to solicit employees and customers and not to disclose confidential information that may be effective during or after the Participant’s employment, and/or provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award as a result of the breach of such covenant;

(iii) the payment of the purchase price of Options (A) by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (B) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (C) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (D) by any combination of (A), (B) and/or (C);

(iv) except in connection with the grant of Awards providing Options or SARs, for which Awards this subsection is not applicable, provisions giving the Participant the right to receive dividend payments or dividend equivalent payments with respect to the Shares subject to or underlying the Award (but only after the Shares subject to or underlying the Award are earned, vested or acquired), which payments may be either made currently or credited to a nonqualified deferred compensation account for the Participant that complies with the applicable requirements of Code Section 409A, provides for the deferral of payment of such amounts to a specified employee or until a specified event described in Code Section 409A(a)(2), and may be settled in cash or Shares, as the Committee determines;

(v) restrictions on resale or other disposition of Shares, including imposition of a retention period;

(vi) compliance with federal or state securities laws and stock exchange requirements; and

(vii) provisions requiring the Participant to disgorge any profit, gain or other benefit received in connection with an Award under other circumstances.

(b) Employment . The issuance of an Award shall not confer upon a Participant any right with respect to continued employment with the Company or any Affiliate. Unless determined otherwise by the Committee, for purposes of this Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Corporation and any Affiliate of the Company, or between the Company’s Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes a Non-Employee Director, a non-employee director of any of its Affiliates, or a consultant to the Company or any of its Affiliates shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iii) a Participant employed by an Affiliate of the Company will be considered to have terminated employment when such entity ceases to be an Affiliate of the Company.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon a “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required to avoid the income inclusion, interest and additional tax imposed by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c) No Fractional Shares . No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Unfunded Plan . This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(e) Requirements of Law and Securities Exchange . The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under this Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges. Notwithstanding any provision of this Plan or any document pertaining to Awards granted hereunder to the contrary, this Plan shall be so construed, interpreted and administered to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1).

(f) Governing Law . This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. The exclusive venue for any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, shall be a court sitting in the County of Milwaukee, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin, and any such action may be heard only in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(g) Limitations on Actions . Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(h) Construction . Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(i) Severability . If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, such Award Agreement or such Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2014.

HARLEY-DAVIDSON, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

HARLEY-DAVIDSON, INC.
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

M66539-P45381

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 26, 2014
Date: April 26, 2014 **Time:** 10:00 AM
Location: Harley-Davidson Museum
400 West Canal Street
Milwaukee, Wisconsin

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT ON FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

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* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

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How To Vote

Please Choose One of the Following Voting Methods

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Vote By Phone: You can vote by phone by requesting a paper copy of the materials, or by viewing the proxy materials at www.proxyvote.com. A toll-free number will be provided in each case.

M66540-P45381

Voting Items

A. Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

1. Election of Directors

Nominees:

01)	Barry K. Allen	07)	Sara L. Levinson
02)	R. John Anderson	08)	N. Thomas Linebarger
03)	Richard I. Beattie	09)	George L. Miles, Jr.
04)	Michael J. Cave	10)	James A. Norling
05)	George H. Conrades	11)	Keith E. Wandell
06)	Donald A. James	12)	Jochen Zeitz

5. Shareholder proposal regarding majority voting.

M66541-P45381

HARLEY-DAVIDSON, INC.
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

Electronic Voting Instructions
You can vote by Internet or telephone
Available 24 hours a day, 7 days a week

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M66537-P45381

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARLEY-DAVIDSON, INC.

A. **Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.**

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01)	Barry K. Allen	07)	Sara L. Levinson
02)	R. John Anderson	08)	N. Thomas Linebarger
03)	Richard I. Beattie	09)	George L. Miles, Jr.
04)	Michael J. Cave	10)	James A. Norling
05)	George H. Conrades	11)	Keith E. Wandell
06)	Donald A. James	12)	Jochen Zeitz

	For	Against	Abstain
5. Shareholder proposal regarding majority voting.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back of this card where indicated. ☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED BY THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M66538-P45381

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 26, 2014 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints John A. Olin and Paul J. Jones and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on February 26, 2014 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 26, 2014 and at any adjournment or postponement of the meeting (the "Meeting").

Without limiting the generality of this Proxy Card, Messrs. Olin and Jones are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (I) the listed director nominees (Proposal 1); (II) approval of the Harley-Davidson, Inc. 2014 Incentive Stock Plan (Proposal 2); (III) approval, by advisory vote, of the compensation of our named executive officers (Proposal 3); and (IV) ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors (Proposal 4). The Board of Directors recommends a vote AGAINST the shareholder proposal relating to majority voting (Proposal 5).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side